       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                      REGISTRATION NO. 333-38339

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ICON CMT CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                      7373                                    13-3603128
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                               1200 HARBOR BLVD.
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 601-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                SCOTT A. BAXTER
                                   PRESIDENT
                                 ICON CMT CORP.
                               1200 HARBOR BLVD.
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 601-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

      MICHAEL WEINSIER, ESQ.                          KRIS F. HEINZELMAN, ESQ.
PARKER CHAPIN FLATTAU & KLIMPL, LLP                   CRAVATH, SWAINE & MOORE
  1211 AVENUE OF THE AMERICAS                              WORLDWIDE PLAZA
    NEW YORK, NEW YORK 10036                              825 EIGHTH AVENUE
 TELEPHONE NO.: (212) 704-6000                        NEW YORK, NEW YORK 10019
 FACSIMILE NO.: (212) 704-6288                     TELEPHONE NO.: (212) 474-1000
                                                   FACSIMILE NO.: (212) 474-3700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO     OFFERING PRICE          PROPOSED MAXIMUM            AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED      PER UNIT         AGGREGATE OFFERING PRICE     REGISTRATION FEE
     ---------------------------          ------------- ----------------      ------------------------     ----------------
Common Stock, par value $.001 per
share.................................      4,427,500         $14.00                $ 61,985,000              $18,783.33
Previously filed......................................................................................        $18,783.33
Amount due............................................................................................        $     0.00

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1998


                                3,850,000 Shares

                                     [Logo]

                                  Common Stock
                               ($.001 par value)

                               ------------------

All of the shares of Common Stock, par value $.001 per share (the 'Common
  Stock'), of  Icon  CMT  Corp.  (the  'Company')  offered  hereby  (the
   'Offering')  are  being sold  by the  Company  except  that certain stockholders of  the  Company (the 'Selling Stockholders') named herein  under  'Principal  and  Selling  Stockholders'  have granted  the  Underwriters  an  option  to purchase shares solely to cover over-allotments, if any. The Company will
           not receive  any of  the  proceeds  from  the shares
                 sold, if any, by the Selling Stockholders.

Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between
        $12.00 and  $14.00 per share.  For information  relating to the factors to be considered in determining the initial public offering price, see 'Underwriting'.

The Common Stock has been approved for listing on The Nasdaq Stock Market's
         National Market ('NNM') under the symbol 'ICMT', subject
                    to official notice of issuance.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
               AN INVESTMENT IN THE COMMON STOCK, SEE 'RISK FACTORS'
                             BEGINNING ON PAGE 9 HEREIN.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                PRICE        DISCOUNTS AND     PROCEEDS TO
                                                              TO PUBLIC       COMMISSIONS      COMPANY(1)
                                                           ---------------  ---------------  ---------------
Per share................................................         $                $                $
Total (2)................................................         $                $                $

(1) Before deduction of expenses payable by the Company estimated at
    $             .

(2) The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable by Credit Suisse First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 346,500 additional shares from the Company and an aggregate of 231,000 additional outstanding shares from the Selling Stockholders to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will
    be $             , Underwriting Discounts and Commissions will be
    $             , Proceeds to Company will be $             and total proceeds
    to the Selling Stockholders will be $             .

     The shares are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares
will be ready for delivery on or about             , 1998, against payment in
immediately available funds.

CREDIT SUISSE FIRST BOSTON

                         BANCAMERICA ROBERTSON STEPHENS

                                                    DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                    Prospectus dated                , 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   [PICTURES]

     Application has been made by the Company for the trademarks 'Icon CMT Corp.,' 'IconFeed,' 'IconCache,'
'IconChat,' 'Word' and 'Charged'. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING'.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements (including the notes thereto) (the 'Financial Statements') appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised, (ii) has been adjusted to give effect to a decrease in the number of shares of the Common Stock through a 1-for-2.75 reverse split of the Common Stock that was effected in December 1997, (iii) assumes the automatic conversion of the Company's Series A Convertible Participating Preferred Stock (the 'Series A Preferred Stock') and 10% PIK Series B Convertible Participating Preferred Stock (the 'Series B Preferred Stock') upon consummation of the Offering and
(iv) reflects the filing of the Restated Certificate of Incorporation of the Company and the adoption of the Restated By-laws of the Company, both of which will occur prior to the consummation of the Offering. Certain terms used herein are defined under 'Glossary'. All references to the Company contained in this Prospectus, unless otherwise noted, include the Company's predecessor, Integration Consortium, Inc. ('ICI').

                                  THE COMPANY

     Icon CMT Corp.'tm' ('Icon' or the 'Company') is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications.

     In order to provide end-to-end solutions, Icon offers services and products in three key areas: (i) communications services, including high quality Internet access and web/server hosting and management, enhanced by the Company's proprietary technologies; (ii) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (iii) product resales, including hardware and software, which are an integral component of systems design and integration. Icon differentiates itself by integrating its services and products in order to provide customized turnkey solutions for the needs of corporate customers. Unlike many of Icon's competitors who focus on a single service or product, the Company continuously expands the breadth of its services and its engineering expertise to optimize its end-to-end solutions.

     The emergence of the Internet and the widespread adoption of Internet Protocol ('IP') as a data transmission standard has resulted in an increasing number of corporations exploring opportunities to provide IP-based applications and services within their organization, and to their customers and business partners. The broad range of business applications, combined with security and performance requirements, have resulted in demand for high bandwidth networked systems and for integration and custom application development services.

     Revenues generated by the Internet communications services market in the United States, comprised of access and hosting, are expected to increase from $1.4 billion in 1996 to $28.1 billion in 2000 according to Forrester Research, Inc. while the worldwide Internet-related professional services market is expected to grow from $2.5 billion in 1996 to $13.8 billion in 2000 according to International Data Corporation. Icon focuses on the corporate market due to its high growth, low customer turnover and demand for a broad range of higher value-added Internet services and products.

     The Company's communications infrastructure is a key element of its end-to-end solutions. The Company maintains a nationwide Asynchronous Transfer Mode ('ATM') backbone that incorporates certain proprietary technologies and is managed to deploy and distribute information and applications. The Company manages its network to achieve utilization levels that enable it to operate in a reliable and high performance manner. The Company controls its network and provides hosting and management services from its state-of-the-art network operations center ('NOC'). By controlling its own network, the Company can develop, select and integrate appropriate technologies that enhance the speed, security, reliability, flexibility and overall performance of its communications infrastructure, enabling the Company to compete effectively and meet increasingly demanding customer requirements.

     Icon's growth strategy is based on leveraging its capability to provide end-to-end Internet solutions, which is often a decisive factor in attracting new customers, as well as generating additional revenue from the existing customer base. Icon's relationships with several customers, such as The Associated Press, Bear, Stearns & Co. Inc. ('Bear Stearns') and CBS, Inc. ('CBS') demonstrate how single service or product offerings evolved into broader solutions opportunities encompassing multiple communications and professional services and products. To maintain its competitive advantage, Icon intends to:
(i) maintain its reliable and high performance communications infrastructure;
(ii) expand the bandwidth and reach of its network; (iii) expand and integrate professional services offerings; (iv) continue to build efficient distribution of services and products through direct and indirect sales channels; and (v) potentially strengthen its market position through acquisitions.

     Icon's distribution strategy depends on a direct sales force, which has increased from 25 to 33 sales staff during the first nine months of 1997, dedicated to large accounts with significant revenue generating potential, and on indirect distribution channels, such as significant relationships with telecommunications providers like Bell Atlantic Internet Solutions, Inc. ('Bell Atlantic Internet Solutions') and Fiberlink Communications Corp. ('Fiberlink'), that extend the Company's reach without substantial costs. Bell Atlantic Internet Solutions makes Icon's communications services available to requesting corporate and residential customers and represents a rapidly growing revenue stream for Icon. In November 1997, Icon entered into a joint venture agreement with Teleway Corporation ('Teleway') that will extend the reach of the Company's network into Japan. Recently, Kokusai Denshain Denwa Co. Ltd. announced that it is in negotiations to acquire Teleway. The Company cannot predict the effect, if any, such acquisition would have on the joint venture.

     Icon serves major corporations, predominantly in the financial services, media, telecommunications and travel industries, including ABC Radio Network, ACC Long Distance Corp., Alliance Capital Management LP, The Associated Press, Barnes and Noble.com Inc., Bear Stearns, Bell Atlantic Internet Solutions, Bloomberg Financial Markets, CBS, C-NET: The Computer Network, Comedy Central Network, Daiwa Securities America, Inc., Deutsche Morgan Grenfell, Eastman Kodak Company, Fiberlink, Galileo International, Merrill Lynch & Co. Inc., Metropolitan Life Insurance Co., Moore Capital Management, Inc., Kobra International (Nicole Miller), Nomura Securities Co. Ltd., Omnipoint Communications, Swissair, Swissotel, Tudor Investment Company and John Wiley & Sons, Inc.

     ICI, the Company's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. The Company's principal executive offices are located at 1200 Harbor Blvd., Weehawken, New Jersey 07087, and its telephone number is (201) 601-2000. The Company also maintains an office at 1700 Broadway, New York, New York 10019. Icon's e-mail address is info@icon.com, and its website, which is not a part of this Prospectus, is http://www.icon.com.

                                  THE OFFERING

Common Stock offered hereby.............................  3,850,000 shares(a)
Common Stock to be outstanding after the Offering.......  15,025,285 shares(b)

Use of proceeds.........................................  Expansion and upgrade of the Company's communications infrastructure and for working capital and general
                                                          corporate purposes, including acquisitions. See 'Use of
                                                          Proceeds'.

Dividend policy.........................................  The Company has not paid any dividend to stockholders and does not anticipate such dividends in the
                                                          foreseeable future. See 'Dividend Policy'.

Proposed NNM symbol.....................................  ICMT

------------

 (a) In addition, the Company and the Selling Stockholders have granted the Underwriters an option to purchase 346,500 and 231,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. Any shares of Common Stock purchased pursuant to the exercise of such option will be purchased first from the Selling Stockholders and thereafter from the Company.

 (b) Does not include (i) 2,181,818 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1995 Stock Option Plan pursuant to which options to purchase 1,251,741 shares have been granted and (ii) 948,891 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. See 'Management -- 1995 Option Plan' and 'Description of Capital Stock -- Warrants'.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the risk factors and other information set forth in this Prospectus before making an investment in the Common Stock offered hereby. See 'Risk Factors'.

                             SUMMARY FINANCIAL DATA
     The following summary financial data for each of the years in the three-year period ended December 31, 1996 and the nine-month period ended September 30, 1997 are derived from, and are qualified by reference to, the Company's audited Financial Statements included elsewhere herein. The following summary financial data for each year in the two-year period ended December 31, 1993 are derived from, and are qualified by reference to, the Company's audited financial statements not included herein. The summary financial data for the nine-month period ended September 30, 1996 are derived from the unaudited financial statements of the Company included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the data presented. The summary financial data for each three-month period in the 21-month period ended September 30, 1997 are derived from, and are qualified by reference to, the Company's unaudited financial statements not included herein. The results for the nine months ended September 30, 1997 are not necessarily indicative of results for the full year. The pro forma share and per share information for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from, and are qualified by reference to, certain unaudited pro forma finanical information included elsewhere herein. The information presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operation' and the Financial Statements included elsewhere herein.


                                                             YEAR ENDED                        NINE MONTHS ENDED
                                                            DECEMBER 31,                         SEPTEMBER 30,
                                         --------------------------------------------------    ------------------
                                          1992      1993       1994       1995       1996       1996       1997
                                         ------    -------    -------    -------    -------    -------    -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
     Professional.....................   $  611    $   996    $ 1,914    $ 4,397    $ 6,570    $ 3,936    $11,988
     Communications...................       --         --         --        189      1,268        685      3,931
     Media............................       --         --         --        202        529        353         77
                                         ------    -------    -------    -------    -------    -------    -------
       Total services revenues........      611        996      1,914      4,788      8,367      4,974     15,996
                                         ------    -------    -------    -------    -------    -------    -------
  Products............................    3,066     10,605     17,083     21,424     29,741     22,341     14,306
                                         ------    -------    -------    -------    -------    -------    -------
Total revenues, net...................    3,677     11,601     18,997     26,212     38,108     27,315     30,302
                                         ------    -------    -------    -------    -------    -------    -------
Cost of revenues:
  Services............................      222        382        758      2,596      6,842      4,333     11,521
  Products............................    2,521      9,596     14,132     17,653     24,607     18,406     11,676
                                         ------    -------    -------    -------    -------    -------    -------
Total cost of revenues................    2,743      9,978     14,890     20,249     31,449     22,739     23,197
                                         ------    -------    -------    -------    -------    -------    -------
Gross profit..........................      934      1,623      4,107      5,963      6,659      4,576      7,105
                                         ------    -------    -------    -------    -------    -------    -------
Operating expenses:
  General and administrative..........      378        652      1,548      2,435      7,006      5,049      7,577
  Selling and marketing...............      345        742      1,393      3,450      6,504      4,390      6,546
  Research and development............       40         69        501        411        969        598        920
  Depreciation and amortization.......       36         75         94        228        460        311        601
                                         ------    -------    -------    -------    -------    -------    -------
Total operating expenses..............      799      1,538      3,536      6,524     14,939     10,348     15,644
                                         ------    -------    -------    -------    -------    -------    -------
Income (loss) from operations.........      135         85        571       (561)    (8,280)    (5,772)    (8,539)
Net income (loss).....................       89         44        291       (440)    (8,038)    (5,553)    (9,088)
Basic earnings (loss) per share and
  diluted earnings (loss) per
  share(a)............................   $ 0.01    $  0.01    $  0.04    $ (0.07)   $ (1.31)   $ (0.91)   $ (1.51)
                                         ------    -------    -------    -------    -------    -------    -------
                                         ------    -------    -------    -------    -------    -------    -------
Weighted average shares outstanding
  used for basic earnings (loss) per
  share and diluted earnings (loss)
  per share(a)........................    6,545      6,545      6,545      6,545      6,545      6,545      6,545
Pro forma basic loss per share and
  diluted loss per share(a)(b)........                                              $(1.09)               $(1.04)
Pro forma weighted average shares
  outstanding used for basic loss per
  share and diluted loss per
  share(a)(b).........................                                                7,391                 8,731
OTHER DATA:
Capital expenditures..................   $   98    $   153    $   232    $ 1,000    $ 3,701    $ 3,017    $ 2,679
                                                                                    (footnotes on following page)

                                                                                             SEPTEMBER 30, 1997
                                                                                         --------------------------
                                                                                                       PRO FORMA
                                                                                          ACTUAL     AS ADJUSTED(b)
                                                                                         --------    --------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................   $  4,556       $ 50,253
Working capital.......................................................................      5,090         50,787
Total assets..........................................................................     18,262         63,959
Total liabilities.....................................................................      8,074          8,074
Mandatorily redeemable preferred stock................................................     26,626        --
Stockholders' (deficit) equity........................................................    (16,438)        55,884


                                                                       THREE MONTHS ENDED
                             ------------------------------------------------------------------------------------------------------
                             MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,     JUNE 30,     SEPTEMBER 30,
                               1996          1996           1996              1996           1997          1997           1997
                             ---------     --------     -------------     ------------     ---------     --------     -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
    Professional.........     $ 1,203      $ 1,062         $ 1,671          $  2,634        $ 3,207      $ 4,268         $ 4,513
    Communications.......         147          185             353               583            938        1,233           1,760
    Media................         124          113             116               176             77        --             --
                             ---------     --------     -------------     ------------     ---------     --------     -------------
      Total services
        revenues.........       1,474        1,360           2,140             3,393          4,222        5,501           6,273
                             ---------     --------     -------------     ------------     ---------     --------     -------------
  Products...............       7,281        7,328           7,732             7,400          4,795        4,885           4,626
                             ---------     --------     -------------     ------------     ---------     --------     -------------
Total revenues, net......       8,755        8,688           9,872            10,793          9,017       10,386          10,899
                             ---------     --------     -------------     ------------     ---------     --------     -------------
Cost of revenues:
  Services...............       1,270        1,237           1,826             2,509          3,137        3,592           4,792
  Products...............       6,157        5,865           6,384             6,201          3,813        4,092           3,771
                             ---------     --------     -------------     ------------     ---------     --------     -------------
Total cost of revenues...       7,427        7,102           8,210             8,710          6,950        7,684           8,563
                             ---------     --------     -------------     ------------     ---------     --------     -------------
Gross profit.............       1,328        1,586           1,662             2,083          2,067        2,702           2,336

Operating expenses.......       2,566        3,873           3,909             4,591          4,652        5,269           5,723
Loss from operations.....      (1,238)      (2,287)         (2,247)           (2,508)        (2,585)      (2,567)         (3,387)
Net loss.................      (1,169)      (2,205)         (2,179)           (2,485)        (2,950)      (2,734)         (3,404)
Basic loss per share and
  diluted loss per share        (0.19)       (0.36)          (0.36)            (0.40)         (0.47)       (0.45)          (0.58)


------------


 (a) For information concerning the computation of earnings (loss) per share and pro forma loss per share of Common Stock and weighted average shares and pro forma weighted average shares of Common Stock outstanding, see Notes 3 and 12 to the Financial Statements.


 (b) Gives effect to (i) the conversion of 422,607 shares of Series A Preferred Stock and 180,240 shares of Series B Preferred Stock into 1,637,061 and 2,992,770 shares of Common Stock, respectively, upon consummation of the Offering and (ii) the sale of Common Stock offered hereby, net of expenses, at an assumed initial public offering price of $13.00 per share (the mid-point of the range indicated on the front cover of this Prospectus).

                              RECENT DEVELOPMENTS


     The following table sets forth certain preliminary unaudited Statement of Operations Data for the three month period ended December 31, 1997 and for the year ended December 31, 1997, as well as such preliminary operations data as a percentage of the Company's total revenues, net (except where otherwise indicated). Audited financial statements for the year ended December 31, 1997 are not yet available. The unaudited financial data set forth below are derived from, and are qualified by reference to, the Company's unaudited financial statements not included herein. In the opinion of management, the unaudited information set forth below includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the data presented. The operating results are not necessarily indicative of results for any future period.



                                                              THREE MONTHS ENDED            YEAR ENDED
                                                               DECEMBER 31, 1997        DECEMBER 31, 1997
                                                              -------------------      --------------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
     Services:
       Professional........................................   $5,154       30.9%       $17,140       36.5%
       Communications......................................    2,047       12.3          5,979       12.7
       Media...............................................       12        0.1             89        0.2
                                                              ------    ---------      -------    ---------
          Total services revenues..........................    7,213       43.3         23,208       49.4
                                                              ------    ---------      -------    ---------
     Products..............................................    9,461       56.7         23,769       50.6
                                                              ------    ---------      -------    ---------
Total revenues, net........................................   16,674      100.0%        46,977      100.0%
                                                              ------    ---------      -------    ---------
                                                                        ---------                 ---------
Cost of revenues:
     Services(a)...........................................    5,479       76.0%        17,001       73.3%
     Products(b)...........................................    7,725       81.7         19,401       81.6
                                                              ------                   -------
Total cost of revenues.....................................   13,204       79.2         36,402       77.5
Gross profit...............................................    3,470       20.8         10,575       22.5
                                                              ------                   -------
Operating expenses.........................................    7,404       44.4         23,048       49.1
Loss from operations.......................................   (3,934)    (23.6)        (12,473)    (26.6)
Net loss...................................................   (3,909)    (23.4)        (12,997)    (27.7)

Basic loss per share and diluted loss per share(c).........   $(0.66)                  $ (2.17)
                                                              ------                   -------
                                                              ------                   -------

Weighted average shares outstanding used for basic loss per
  share and diluted loss per share(c)......................    6,545                     6,545

Pro forma basic loss per share and diluted loss per
  share(c).................................................   $(0.35)                  $ (1.39)
                                                              ------                   -------
                                                              ------                   -------

Pro forma weighted average shares outstanding used for
  basic loss per share and diluted loss per share(c).......   11,175                     9,347


------------

 (a) As a percentage of total services revenues.

 (b) As a percentage of products revenues.


 (c) For information concerning the computation of loss per share and pro forma loss per share of Common Stock and weighted average shares and pro forma weighted average shares of Common Stock outstanding, see Notes 3 and 12 to the Financial Statements.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before making an investment in the Common Stock offered hereby.

     This Prospectus contains forward-looking statements, which are typically identified by the words 'believe,' 'expect,' 'intend,' 'estimate' and similar expressions. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectation of the Company or its directors or officers with respect to, among other things:
(i) trends affecting the Company's financial condition or results of operations; and (ii) the Company's business and growth strategies. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors ('Cautionary Statements'). The accompanying information contained in this Prospectus, including the information set forth below and under 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this Prospectus, and the Company cautions potential investors not to place undue reliance on such statements. Neither the Company nor the Underwriters undertakes any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

LIMITED OPERATING HISTORY; HISTORY OF NEGATIVE CASH FLOW AND OPERATING LOSSES; GOING CONCERN EXPLANATORY PARAGRAPH IN ACCOUNTANTS' REPORT

     The Company was founded in 1991, and consequently there is only a limited operating history upon which an evaluation of the Company and its prospects can be based. Although the Company has experienced revenue growth in recent years, it has not been profitable for the last two years and the Company's recent growth rate may not be sustainable and may not be indicative of future operating results. To date, the Company has incurred negative cash flow from operations and substantial and increasing net losses. Net cash used in operations for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 was $1.3 million, $5.0 million, $4.4 million and $8.6 million, respectively. Losses from operations for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 were $0.6 million, $8.3 million, $5.8 million and $8.5 million, respectively. The Company had an accumulated deficit at September 30, 1997 of $17.2 million. The Company expects to continue to incur significant losses at least through 1998. The report of independent accountants on the Financial Statements contains an explanatory paragraph stating that the Financial Statements have been prepared assuming that the Company will continue as a going concern while expressing substantial doubt about the Company's ability to do so. The Company's present ability to continue as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations as they become due. The Company's significant operating losses, expected additional losses and increasing cash and working capital requirements (see Note 2 to the Financial Statements) raise substantial doubt about the Company's ability to continue as a going concern.

     There can be no assurance that the Company will be successful in attracting new customers or retaining current customers or continue to increase revenues or generate profits. There can be no assurance that the Company will ever achieve profitability. Furthermore, the Company will rely to a great extent on resellers to market certain of its Internet access services. A substantial portion of such services is currently resold by a limited number of such resellers. There can be no assurance that any such resellers will continue to actively market the Company's services. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons and continue to upgrade its technologies and commercialize services and products incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have in the past and may in the future vary significantly depending upon factors such as the timing and installation of significant orders, which in the past have been, and will in the future be, delayed from time to time by delays in the provisioning of telecommunications services and products by subcontractors. Additional factors contributing to variability of quarterly operating results include the pricing and mix of services and products sold by the Company, terminations of service, new service and product introductions by the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, changes in pricing or marketing policies by its competitors and the Company's responses thereto, the Company's ability to obtain sufficient supplies of sole source or limited source components, changes in the Company's communications infrastructure costs, as a result of demand variation or otherwise, the lengthening of the Company's sales cycle, access to capital and the timing of the expansion of the Company's communications infrastructure.

CONCENTRATION OF REVENUES

     The Company in the past has derived, and, in the future, expects to derive, a significant portion of its revenue from a relatively limited number of customers. In 1994, 1995, 1996 and the first nine months of 1997, the Company derived 25%, 28%, 30% and 49%, respectively, of its revenues from a single customer, Bear Stearns. In 1994, 1995 and 1996, the Company derived 11%, 15% and 13%, respectively, of its revenues from a second customer, Nomura Securities Co. Ltd. ('Nomura Securities'). In 1995, the Company derived 10% of its revenues from a third customer, Merrill Lynch & Co. Inc. ('Merrill Lynch'). In 1996 and the first nine months of 1997, the Company's top ten customers (in terms of revenues to the Company) accounted for approximately 66% and 74% of its revenues, respectively. A substantial majority of sales to Bear Stearns is attributable to purchase orders issued from time to time and written agreements with a duration of one year. The Company expects that revenues from Bear Stearns will decrease as a percentage of revenues in future periods; however revenues derived from a limited number of current and future customers are expected to continue to represent a significant portion of the Company's revenues. As a result, the loss of any of such customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that revenues from customers that have accounted for significant revenues in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. See 'Business -- Customers'.

MANAGEMENT OF GROWTH


     The Company is currently experiencing rapid growth that could strain the Company's managerial and other resources. During the 12 months ended September 30, 1997, the number of the Company's employees increased from 170 to 229 full-time employees, and further significant increases are anticipated during the balance of 1997 and in 1998. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate, manage and retain its current employees and attract new employees. Any inability of the Company's management to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its communications infrastructure, including telecommunications services and networking equipment that, in the quantities and quality demanded by the Company, are available only from sole or limited sources. MFS Datanet, Inc. ('MFS') is the primary provider to the Company of data communications facilities and capacity and leases to the Company physical space for switches, modems and other equipment. The Company has entered into an agreement with MFS that allows the Company access to MFS communications facilities, including facilities at any future sites. Such agreement may be terminated as early as December 1998, is not exclusive and is subject to early termination under certain circumstances. MFS can enter into similar arrangements with the Company's competitors regarding its backbone. In 1996, MFS merged with UUNET Technologies, Inc. ('UUNET'), a competitor of the Company in the area of Internet access. MFS has been acquired by WorldCom, Inc. ('WorldCom'), which is also a supplier of network services to Icon. WorldCom has reached an agreement to acquire MCI Communications Corporation ('MCI'), which is a major provider of Internet backbone services. The combination of MFS, UUNET, WorldCom and MCI means that one of the Company's major suppliers is also one of its most formidable competitors in providing Internet services. The Company is also dependent upon LECs to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost, or at all. Any failure to obtain such services on a timely basis at an acceptable cost, including termination or non-renewal of the Company's relationship with MFS, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Certain of the Company's suppliers, including the RBOCs and other LECs, currently are subject to tariff controls and other price constraints that in the future may be changed. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to their customers, including the Company. Any such regulatory changes could result in increased prices for services to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The routers, switches and modems used in the Company's communications infrastructure are currently supplied solely by Cisco Systems Inc. ('Cisco'). The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements with Cisco. Cisco sells products to the Company's competitors and may in the future become a competitor of the Company. There can be no assurance that Cisco will not enter into exclusive arrangements with the Company's competitors or that Cisco will continue to sell its products or components to the Company at commercially reasonable prices, or at all. The Company from time to time has experienced delays in receiving components from Cisco. Expansion of communications infrastructures by the Company and others is placing, and will continue to place, a significant demand on the Company's suppliers, some of whom have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply of components included in their products. Failure of the Company's suppliers to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources, if required, could result in delays and increased costs in expanding, and overburdening of, the Company's communications infrastructure, which would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON COMMUNICATIONS INFRASTRUCTURE

     The Company is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and that interoperate with products and components from other vendors. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components used by the Company in its communications infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's success will depend upon the capacity, reliability and security of its communications infrastructure, including the facilities and capacity leased from suppliers, including MFS. The Company must continue to expand and adapt its communications infrastructure as the number of users and the amount of information they wish to transport increases and to meet changing customer requirements. The expansion and adaptation of the Company's communications infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its communications infrastructure to meet additional demand or its customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all. Any failure of the Company to expand its communications infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF EMPLOYEES

     The Company's performance is substantially dependent on the performance of its executive officers and key employees. In particular, the future success of the Company is dependent upon the personal efforts of the Company's founders, Scott A. Baxter, Richard M. Brown and Scott Harmolin, each of whom is a director and an executive officer of the Company. In the past 12 months, the Company has hired several executives, including Kenneth J. Hall, Frank C. Cicio, Jr., Robert
J. Thalman, Jr. and Michael J. Gold. There can be no assurance these individuals will remain with the Company or be successful. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain, nor is it currently contemplating obtaining, 'key man' life insurance policies on any of its employees. See 'Management'.

     The Company's professional services business is labor intensive. The Company's success will depend in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees, particularly project managers and other senior personnel. Qualified project managers are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees and project managers. The loss of some or all of the Company's project managers and other senior personnel could have a material adverse effect on the Company, including its ability to secure and complete projects. While project managers and most other senior personnel have not entered into employment agreements with the Company, substantially all the Company's key employees and independent contractors are parties to nonsolicitation, confidentiality and noncompetition agreements with the Company. However, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how.

COMPETITION

     The markets served by the Company are extremely competitive. The Company expects competition to persist, intensify and increase in the future. Because there are no substantial barriers to entry, an influx of new market entrants is expected to continue in response to the growing demand for information and data communication technology services and products. Most of the Company's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than the Company.

     COMMUNICATIONS SERVICES

     The Company's current and prospective competitors in the Internet communications services sector generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T Corp. ('AT&T'), MCI, Sprint Corp. ('Sprint'), WorldCom, Intermedia Telecommunications Inc. ('Intermedia'), GTE Corporation ('GTE') and LECs; (ii) online services providers, such as America Online Inc. ('America Online'),The Microsoft Network ('MSN') of Microsoft Corporation and Prodigy Services Company ('Prodigy'); (iii) Internet service providers ('ISPs'), such as NETCOM On-Line Communications Services, Inc. ('NETCOM'), PSINet, Inc. ('PSI'), Concentric Network Corporation ('Concentric') and other national and regional providers; (iv) cable modem connectivity providers such as @Home Networks, Inc. ('@Home'); and (v) data center providers such as Exodus Communications ('Exodus'). Most of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the marketing and sale of their services than can the Company.

     Although most of the established online services companies and telecommunications companies currently offer only limited Internet access services, many of these companies have announced plans to offer expanded Internet access services. In addition, the combination of MFS, UUNET, WorldCom and MCI means that one of the Company's major suppliers is also one of its most formidable competitors in providing Internet services. In addition, the Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, such as the RBOCs, may enter or expand their presence in the Internet access market, resulting in even greater competition for the Company.

     The Company believes that competitive factors in the communications services market include market presence, capacity, reliability, security of communications infrastructure, quality of technical personnel, price, customer support, new services and enhancements and conformity with industry standards. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the communications services market. See
'Business -- Competition'.

     PROFESSIONAL SERVICES

     The professional services market is highly fragmented. The Company currently encounters competition from mid-sized and regional consulting, design and systems integration firms such as Cambridge Technology Partners, Inc. ('Cambridge Technology Partners') and Technology Solutions Co. ('Technology Solutions'), and increasingly competes with large-scale systems integrators, such as EDS Corp. ('EDS'). The Company's design group also competes with a variety of interactive design firms including agency.com, Razorfish, USWeb and CKS Group. The Company believes that the primary competitive factors at work in this market are price, the ability to fashion and deliver efficient solutions to customer needs, the quality of service, including project management and ongoing support and maintenance, and the availability and quality of hardware and software. Accordingly, the Company competes on the basis of its reputation, personnel, technical sophistication and ability to provide single-source, end-to-end solutions, including hardware and software product resales and communications services. There can be no assurance that the Company will have the financial resources, personnel, technical expertise or marketing and support capabilities to continue to compete successfully in the professional services market. See 'Business -- Competition'.

     PRODUCT RESALES

     The product resales market in which the Company competes is a high volume, low margin business with minimal barriers to entry. Product resellers such as the Company purchase information technology hardware and software products from OEMs or wholesale distributors and resell the products to its customers. The Company's current and prospective competitors generally can be divided into three groups: (i) national and regional VARs, such as EJV Bridge Networks, Bell Technology Group Ltd. ('Bell Technology') and LANCOM; (ii) national and regional systems integrators, such as EDS, Sapient, Computer Associates International, Inc. ('Computer Associates') and The Ergonomics Group; and (iii) hardware distributors, such as CHS Electronics and ITOCHU Corporation ('ITOCHU'). Growing product complexity, shorter product life cycles and an increasing number of information technology products due to the emergence of open systems architectures and the recognition of certain industry standards have led resellers to depend on wholesale distributors for more of their product, marketing and technical support needs. In addition, resellers increasingly rely on wholesale distributors for inventory management and credit to avoid stocking large inventories and maintaining credit lines to finance their working capital needs. The need for resellers to implement high volume/low cost operations is imperative in light of ongoing price competition and the increasing demand for value-added services.

     The product resales industry is intensely competitive and such competition is based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. Resellers are experiencing additional pressures from manufacturers that have been successful in selling directly to the end-user, without the use of resellers. There can be no assurance that resellers will not lose market share, or that they will not be forced in the future to reduce prices in response to the actions of competitors and thereby experience a further reduction in gross margins. As a result of intense price competition in the product sales industry, reseller margins have continued to narrow. To the Company, these narrow margins magnify the impact on operating results of variations in operating costs. Recognizing the challenging dynamics of the product resales market, the Company has de-emphasized its previous product resales focus. However, the Company will continue to participate in the product resales business, which the Company expects will be a source of significant revenues for the foreseeable future, in order to include OEM hardware and software in its comprehensive, end-to-end Internet solutions.

DEPENDENCE ON DISTRIBUTION AND MARKETING AGREEMENTS

     The Company believes that its success in penetrating markets for its services depends in large part on its ability to maintain and develop additional relationships with leading technology and communications companies and to cultivate alternative relationships if distribution channels change. In May 1996, the Company and Bell Atlantic Internet Solutions entered into an arrangement whereby Bell Atlantic Internet Solutions agreed to provide billing services in connection with the selection by its customers of the Company's communications services for both dedicated and switched access. In October 1997, the Company extended its arrangement by entering into an updated global service provider ('GSP') agreement with Bell Atlantic Internet Solutions. Also during 1996, the Company entered into agreements with each of Access Graphics, Inc. ('Access Graphics') and Merisel Americas, Inc. ('Merisel'), whereby these companies agreed to distribute the Company's services and products to the Company's resellers.

     The Company's distribution and marketing agreements, as well as the arrangement with Bell Atlantic Internet Solutions, are non-exclusive, and many of the companies with which the Company has such agreements also have similar agreements with the Company's competitors or potential competitors. Additionally, the Company's arrangement with Bell Atlantic Internet Solutions is subject to regulatory scrutiny by federal and state authorities. See
'Business -- Government Regulation'. There can be no assurance that the Company's distributors and OEM partners, most of which have significantly greater financial and marketing resources than the Company, will not develop and market products in competition with the Company in the future, discontinue their relationships with the Company or form additional competing arrangements with the Company's competitors. If certain of these agreements were discontinued or renegotiated in a manner adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF SYSTEMS FAILURE

     The Company's operations are dependent upon its ability, and the ability of its suppliers, such as MFS, to protect its communications infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite taking precautions, other Internet access providers have suffered interruptions as a result of natural disasters and other unanticipated problems, and in the future such events could cause interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications vendors to provide the data communications capacity required by the Company as a result of operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITY RISKS

     Despite the implementation of security measures, any communications infrastructure is vulnerable to computer viruses and other disruptive problems. Other Internet access providers have in the past experienced, and the Company may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability of the Company to its customers and also may deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGIES

     The Company's success and ability to compete is dependent in part upon its proprietary technologies. While the Company relies on patent, trademark, contract, trade secret and copyright law to protect its proprietary technologies, it is possible for a third party to copy or otherwise obtain and use the Company's technologies without authorization, or to develop similar technologies independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Policing unauthorized use of the Company's technologies is difficult. Certain of the Company's software products are currently accessible over the Internet. Such accessibility to such products increases the likelihood that third parties will misappropriate them. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technologies. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights or to protect the Company's trade secrets. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company does not believe that its services or products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. Additionally, the Company could incur liability from alleged infringements of third party proprietary rights by the Company's customers. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could materially adversely affect the Company's business, financial condition and results of operations. Parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to use or exploit the affected products in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Proprietary Rights'.

     Certain technologies used in the Company's solutions are licensed or leased from third parties, generally on a non-exclusive basis. The termination of any of these licenses or leases may have a material adverse effect on the Company's business, financial condition and results of operations. Replacement of certain technologies licensed or leased by the Company could be costly and could result in delays that could have a material adverse effect on the Company's business, financial condition and results of operations. While it may be necessary or desirable in the future to obtain other licenses or leases relating to one or more of the Company's services or products or relating to current or future technologies, there can be no assurance that the Company will be able to do so, if at all, on commercially reasonable terms.

TECHNOLOGICAL CHANGE; MARKET ACCEPTANCE OF EVOLVING STANDARDS

     The markets the Company serves are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing services and products obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements by competitors. The life cycles of the Company's services and products are difficult to estimate. The Company's future success will depend, in part, upon its ability to enhance existing services and products and to develop new services and products on a timely basis. In addition, its services and products must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communications and security protocols, and publishing formats, and address increasingly sophisticated customer needs. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of services and products, or that new services and products and enhancements will meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce services and products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations could be materially and adversely affected.

DEPENDENCE UPON GROWTH OF THE INTERNET

     The markets that the Company serves with its services and products are in the early stage of development and dependent on the Internet. Since the markets are relatively new and the level of competition is increasing, it is difficult to anticipate the market growth rate and potential saturation. Sales of the Company's services and products will depend in large part upon a robust industry and infrastructure for providing commercial Internet access and carrying Internet traffic and upon increased commercial use of the Internet. The Internet may not prove to be a viable commercial marketplace or may develop at a slower rate than would support the Company's continued growth because of inadequate development of the necessary infrastructure, such as a reliable network, or timely development of complementary products, such as high speed modems. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed or available to the Company on reasonable terms. If the necessary infrastructure or complementary products are not developed or are not made available to the Company on reasonable terms, or if the Internet and related markets do not become a significant commercial marketplace, the Company's business, financial condition and results of operations and will be materially adversely affected. See 'Business -- Market and Industry Overview'.

RISKS ASSOCIATED WITH ACQUISITIONS

     As part of its growth strategy, the Company intends to pursue acquisitions of businesses or customer bases, and investments in, and strategic alliances with, entities that complement or expand the Company's current operations or capabilities. The Company is continuously evaluating potential investment opportunities, but no assurance can be given that the Company will enter into any understandings, commitments or agreements with respect to any acquisition, investment, strategic alliance or related effort. Any acquisitions, investments, strategic alliances or related effort will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the failure to identify appropriate candidates, the inability to assimilate operations and personnel of the respective entities, the potential disruption of the Company's ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise. Additionally, the Company may incur substantial additional indebtedness in any acquisition, investment, strategic alliance or related effort. Such indebtedness could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company would be successful in overcoming these risks or any other difficulties encountered with respect to such acquisitions, investments, strategic alliances or related efforts.

GOVERNMENT REGULATION

     The Company believes it is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. To date, the Federal Communications Commission (the 'FCC') has not actively sought to regulate the provision of Internet access and related services. Under current law, operators of 'enhanced' services are exempt from FCC regulation, but operators of 'basic' services are not similarly exempt. The FCC has not yet addressed whether providing transport services, including Internet telephony, to customers over an IP-based network is an enhanced service. A determination by the FCC that providing Internet transport or telephony services to customers over an IP-based network is subject to regulation could adversely impact the Company's ability to provide various existing and planned services, to provide Bell Atlantic Internet Solutions' customers with the option to purchase the Company's communications and other services, and could have a material adverse effect on the Company's business, financial condition and results of operations.

     In February 1996, the Telecommunications Act of 1996 was signed into law by the President of the United States. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access charges to Internet services, or increase the likelihood or scope of competition from regional telephone companies or others, could also have a material adverse effect on the Company's business, financial condition and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of services or products. Certain other legislative initiatives, including those involving taxation of Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers, have also been proposed. The Company cannot predict the impact, if any, that those or other future laws and regulations or legal or regulatory changes may have on its business.

     In addition, Bell Atlantic Corporation ('Bell Atlantic') has filed a petition with the FCC seeking relief from various regulations that affect the deployment of advanced telecommunications services by RBOCs. The petition asks the FCC to approve Bell Atlantic's (i) provision of high-speed broadband services without regard to current geographic restrictions, (ii) development of new services without current pricing, unbundling or separations restrictions and
(iii) sale of new services unrestricted by otherwise applicable price cap and separate affiliate rules. If the FCC approves the petition, Bell Atlantic or Bell Atlantic Internet Solutions may be able to undertake many of the functions that the Company currently performs for Bell Atlantic Internet Solutions' customers. The FCC has invited public comment on Bell Atlantic's request.

     Recently the FCC proposed to eliminate the requirement that RBOCs must file comparably efficient interconnection plans and obtain approval for those plans prior to providing new enhanced services. Elimination of this requirement could lessen certain regulatory burdens currently imposed on Bell Atlantic Internet Solutions. Furthermore, on December 31, 1997, a Federal District Court Judge declared several provisions of the Telecommunications Act of 1996 (the 'Telecommunications Act') unconstitutional. If upheld on appeal, this decision may allow Bell Atlantic to offer certain services, which Bell Atlantic Internet Solutions and its affiliates have been prohibited from offering under the Telecommunications Act, without the FCC finding Bell Atlantic to be in compliance with the network unbundling and other competitive requirements set out in the Telecommunications Act. The Company currently provides such services for Bell Atlantic Internet Solutions' customers; and if the decision is upheld on appeal, Bell Atlantic Internet Solutions or its affiliates may provide such services directly to their customers.

     Bell Atlantic Internet Solutions' relationship with the Company is subject to review and regulation by state and federal authorities, including the FCC. Although the Company understands that Bell Atlantic Internet Solutions has received the requisite approvals to provide service and make the Company's services available to those of Bell Atlantic Internet Solutions' customers who request them (which has only included customers in the traditional Bell Atlantic southern region through the date of this Prospectus), a petition submitted by MFS in July 1996 for reconsideration of such FCC approvals is currently pending before the FCC. Additionally, the extension of the Company's service offerings into the Bell Atlantic northern (NYNEX) region is subject to approvals at the state and federal levels. There can be no assurance that Bell Atlantic Internet Solutions will be successful in maintaining or procuring the requisite regulatory approvals. Failure of Bell Atlantic Internet Solutions to maintain or prospectively procure such approvals at the federal or state level could adversely affect the Company's existing agreements with Bell Atlantic Internet Solutions, and, as a result, the Company's business, financial condition and results of operations.

     Federal and state laws and regulations relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits the transmission on the Internet of certain types of information. The imposition upon the Company and other Internet access providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative actions and proposals could impact the growth of Internet use. While the Company carries professional liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that the net proceeds from the Offering, the existing credit facility and funds from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements at least through the end of 1998. The Company may need to raise additional funds through public or private debt or equity financings or by contracting for an expanded credit facility in order to meet its working capital and capital expenditure requirements through the end of 1998, to take advantage of unanticipated opportunities, including more rapid international expansion or significant acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. Certain covenants under the Company's secured line of credit restrict the Company, under certain conditions, from, among other things, incurring additional borrowing or merging with another company. The Company's inability to borrow additional funds could result in the Company seeking alternative forms of equity financing, and there can be no assurance that the Company would be successful in obtaining such financing. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. Any such equity financing may be dilutive to the Company's stockholders. It is likely that any debt financing or credit facility would restrict the Company's ability to make acquisitions, borrow from other sources or pay dividends to stockholders in certain cases. The terms of any such debt or equity financing could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently have any commitments for any additional equity or debt financing, and there can be no assurance that any financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new technologies or otherwise respond to unanticipated competitive pressures, or fund its operations. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources'.

CONTINUING CONTROL BY CURRENT MANAGEMENT AND EXISTING STOCKHOLDERS

     Upon completion of the Offering, Scott A. Baxter, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, Richard M. Brown, the Company's Vice President -- Information Technologies and Secretary, and Scott Harmolin, the Company's Senior Vice President and

Chief Technology Officer, each of whom is a director of the Company, will beneficially own, in the aggregate, approximately 44% of the issued and outstanding shares of Common Stock. As a result, these stockholders, if they were to act in concert, would have effective control over the Company and on the outcome of any matters submitted to the Company's stockholders for approval, which influence might not be consistent with the interests of other stockholders. In addition, if they were to act in concert, they may be able to deter or cause a change in control of the Company and otherwise generally control the Company's affairs.

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     A substantial portion of the estimated net proceeds from the Offering will be allocated to the Company's working capital and general corporate purposes. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds from the Offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that will be considered by the Company in determining the application of such net proceeds. See 'Use of Proceeds'.

DILUTION

     Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in the amount of $9.28 per share in the net tangible book value per share of the Common Stock as of September 30, 1997 (assuming that the initial public offering price of the Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). See 'Dilution'.

BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS

     Upon consummation of the Offering, the Company's existing stockholders will receive substantial benefits, including the creation of a public trading market for their shares of Common Stock (although the holders of more than 10.7 million shares of Common Stock have agreed that, for a period of 180 days after the date of this Prospectus, they will not, among other things, sell such shares without the prior written consent of Credit Suisse First Boston Corporation), the corresponding facilitation of such sales in the secondary market and an immediate increase in net tangible book value of $2.81 per share (based upon the difference between the adjusted net tangible book value per share at September 30, 1997 and the mid-point of the range indicated on the front cover of this Prospectus). If the Underwriters exercise their option to purchase 231,000 shares of Common Stock from the Selling Stockholders, such Selling Stockholders will realize $2.8 million (after deducting underwriting discounts and commissions and assuming the initial public offering price of the Common Stock is the mid-point of the range on the cover of this Prospectus).

NO DIVIDENDS

     The Company has not paid dividends on the Common Stock and does not anticipate paying any dividends to its stockholders in the foreseeable future. The declaration and payment of any dividends in the future will be determined at the discretion of the Board of Directors, and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. The payment of cash dividends by the Company is prohibited under its revolving line of credit. In addition, any future bank or other financing may restrict the Company's ability to declare and pay dividends. See ' -- Future Capital Needs; Uncertainty of Additional Financing'.

NO PRIOR MARKET; POSSIBLE VOLATILITY

     Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active public market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new services or products or changes in services or products pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ('Rule 144') promulgated under the Securities Act or otherwise could have an adverse effect on the price of the shares of the Common Stock. Upon completion of the Offering, the Company will have 15,025,285 shares of Common Stock outstanding (15,371,785 shares if the over-allotment option is exercised in full). In addition, the Company has reserved for issuance 2,181,818 shares of Common Stock upon exercise of options granted under the Company's Amended and Restated 1995 Stock Option Plan (the '1995 Option Plan') and 948,891 shares of Common Stock upon exercise of outstanding warrants.

     The 3,850,000 shares of Common Stock offered hereby (4,427,500 if the over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an 'affiliate' of the Company within the meaning of Rule
144. The remaining 11,175,285 shares of Common Stock will be 'restricted securities' as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144 and Rule
701. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of equity securities. See 'Management,' 'Principal and Selling Stockholders,' 'Shares Eligible for Future Sale' and 'Underwriting'.

     In addition, after the Offering, the holders of 4,629,831 shares of Common Stock and 948,891 warrants will be entitled to certain rights with respect to registration of such securities and/or securities underlying such securities under the Securities Act. Registration of such securities under the Securities Act would result in such securities becoming freely tradeable under the Securities Act (except for securities purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See 'Description of Capital Stock -- Registration Rights of Certain Holders'.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Restated Certificate of Incorporation and Restated By-laws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders and other requirements which could make it more difficult for stockholders to effect certain corporate actions. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In addition, certain provisions of the Delaware General Corporation Law prevent certain stockholders from engaging in business combinations with the Company, subject to certain exceptions. See 'Description of Capital Stock -- Certain Anti-Takeover Charter Provisions and Statutory Provisions'.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation limits the liability of directors of the Company for breach of fiduciary duty as a director except for (i) breach of the duty of loyalty to the Company or its stockholders, (ii) acts not in good faith, involving intentional misconduct or knowing violation of law, (iii) certain violations of the Delaware General Corporation Law and (iv) transactions where the director derived an improper benefit. In addition, the Restated Certificate of Incorporation requires the Company to indemnify directors, officers, employees and agents of the Company to the fullest extent permitted by such law. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See 'Description of Capital Stock -- Limitations on Liability and Indemnification of Officers and Directors'.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS

     Upon consummation of the Offering, there will be an 'ownership change' in the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code'), which limits the ability of the Company to use its net operating losses in a given year. Following an 'ownership change,' the amount of available net operating loss carryforwards and credit equivalents from periods before the ownership change that may be used by the Company in any tax year following the change cannot exceed the 'long-term tax-exempt rate' at the time of the Offering (which rate is 5.27% as of the date of this Prospectus) multiplied by the value of the Company at the time of the Offering (with certain adjustments).

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $45.7 million ($49.9 million if the over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

     The Company intends to use approximately $7.5 million of the net proceeds for upgrade and expansion of its communications infrastructure. The balance of the net proceeds ($38.2 million) will be used to fund working capital requirements and for other general corporate purposes, including acquisitions. Although the Company is continuously evaluating potential investment opportunities, it does not have, nor can any assurance be given that it will have, any understanding, commitment or agreement with respect to any acquisition. If the over-allotment option is exercised in full, additional net proceeds ($4.2 million) will be added to the Company's working capital.

     The amounts of the Company's expected expenditures described herein are estimates and are subject to change. Unforeseen developments may require that the Company reallocate a portion of the net proceeds. Pending application of the proceeds of the Offering, the Company intends to invest the proceeds in marketable, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has not paid any cash dividend to stockholders and does not anticipate paying such dividends in the foreseeable future, as the Company's Board of Directors intends to retain earnings for use in the development and continued expansion of the Company's business. The payment of cash dividends by the Company is prohibited under its revolving line of credit. Any future determination concerning the payment of dividends will be within the sole discretion of the Board of Directors and will depend upon the existence of such restriction, the Company's financial condition, the Company's results of operations and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of shares of Common Stock in the Offering exceeds the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the pro forma number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.

     The net tangible book value of the Common Stock as of September 30, 1997 was $0.91 per share. After giving effect to the sale by the Company of the 3,850,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom of $45.7 million, the pro forma as adjusted net tangible book value of the Company at September 30, 1997 would have been $55.9 million, or $3.72 per share (assuming that the initial public offering price of the Common Stock is the mid-point of the range indicated on the front cover of this Prospectus). This represents an immediate increase in the net tangible book value of $2.81 per share to existing holders of Common Stock and an immediate dilution of $9.28 per share to new investors. The following table illustrates this per share dilution (assuming that the initial public offering price of the Common Stock is the mid-point of the range indicated on the front cover of this Prospectus):

Assumed initial public offering price.......................................            $13.00
     Net tangible book value before the Offering............................   $0.91
     Increase attributable to new investors.................................    2.81
As adjusted net tangible book value after the Offering......................              3.72
                                                                                        ------
Dilution to new investors...................................................            $ 9.28
                                                                                        ------
                                                                                        ------

     If the over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to the Offering would be $3.91 per share, the increase in the net tangible book value per share would be $3.00 and the dilution to persons who purchase shares of Common Stock in the Offering would be $9.09 per share (assuming that the initial public offering price of the Common Stock is the mid-point of the range indicated on the front cover of this Prospectus).

     The following table summarizes, as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders (including holders of shares of Series A Preferred Stock and Series B Preferred Stock, all of which will automatically convert into shares of Common Stock upon Consummation of the Offering) and new investors, adjusted to give effect to the sale of the shares of Common Stock offered hereby (assuming that the initial public offering price of the Common Stock is the mid-point of the range indicated on the front cover of this Prospectus) and before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                                                            TOTAL CASH
                                             SHARES PURCHASED             CONSIDERATION           AVERAGE
                                           ---------------------      ----------------------       PRICE
                                             NUMBER      PERCENT        AMOUNT       PERCENT     PER SHARE
                                           ----------    -------      -----------    -------     ---------
Existing stockholders...................   11,175,285       74.4%     $28,183,421       36.0%     $  2.52
New investors...........................    3,850,000       25.6       50,050,000       64.0        13.00
                                           ----------    -------      -----------    -------
          Total.........................   15,025,285      100.0%     $78,233,421      100.0%
                                           ----------    -------      -----------    -------
                                           ----------    -------      -----------    -------

     As of September 30, 1997, there were outstanding options to purchase an aggregate of 1,186,176 shares of Common Stock at a weighted average exercise price of $6.83 per share and warrants to purchase 948,891 shares of Common Stock exercisable at a weighted average exercise price of $5.59 per share. Since September 30, 1997, the Company has granted options to purchase an additional 96,832 shares of Common Stock, each at an exercise price of $13.00. In addition, options to purchase 31,627 shares of Common Stock, all with an exercise price of $6.02 per share, were forfeited after September 30, 1997. To the extent these options or warrants are exercised, there will be further dilution to new investors. See 'Management -- 1995 Option Plan' and 'Description of Capital Stock -- Warrants'.

                                 CAPITALIZATION

     The following table sets forth the actual cash position and capitalization of the Company at September 30, 1997, and as adjusted to give effect to the conversion of the Company's Series A Preferred Stock and Series B Preferred Stock, the Offering and the application of the estimated net proceeds therefrom. The table should be read in conjunction with the Financial Statements appearing elsewhere in this Prospectus.

                                                                                             SEPTEMBER 30, 1997
                                                                                         --------------------------
                                                                                                       PRO FORMA
                                                                                          ACTUAL     AS ADJUSTED(a)
                                                                                         --------    --------------
                                                                                               (IN THOUSANDS)
Cash and cash equivalents.............................................................   $  4,556       $ 50,253
                                                                                         --------    --------------
                                                                                         --------    --------------
Credit facility(b)....................................................................   $  --          $--

Mandatorily redeemable 10% PIK Series B Convertible Participating Preferred Stock
  ($.01 par value; 415,000 shares authorized, 180,240 issued and outstanding actual,
  none issued and outstanding pro forma as adjusted)..................................     16,205        --
Mandatorily redeemable Series A Convertible Participating Preferred Stock ($.01 par
  value; 450,000 shares authorized, 422,607 issued and outstanding actual, none issued
  and outstanding pro forma as adjusted)..............................................     10,421        --
Stockholders' equity:
     Preferred Stock ($.01 par value; 1,000,000 shares authorized, 865,000 designated as mandatorily redeemable Series A and B Preferred Stock, none issued or
      outstanding pro forma as adjusted)..............................................      --           --
     Common Stock ($.001 par value; 50,000,000 shares authorized, 6,545,454 issued and outstanding actual; 15,025,285 shares issued and outstanding pro forma as
      adjusted)(c)....................................................................          7             15
     Additional paid-in capital.......................................................      1,104         73,030
     Accretion of mandatorily redeemable preferred stock..............................       (388)       --
     Accumulated deficit..............................................................    (17,161)       (17,161)
                                                                                         --------    --------------
          Total stockholders' (deficit) equity........................................    (16,438)        55,884
                                                                                         --------    --------------
               Total capitalization...................................................   $ 10,188       $ 55,884
                                                                                         --------    --------------
                                                                                         --------    --------------

------------

 (a) Gives effect to the conversion of (i) 422,607 shares of Series A Preferred Stock and 180,240 shares of Series B Preferred Stock into 1,637,061 and 2,992,770 shares of Common Stock, respectively, upon consummation of the Offering and (ii) the sale of Common Stock offered hereby, net of expenses, at an assumed initial public offering price of $13.00 per share (the mid-point of the range set forth on the cover of this Prospectus).

 (b) As of September 30, 1997, the Company had a $10 million secured line of credit. Borrowings under this line are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to the lending institution. As of September 30, 1997, there was $2.5 million available under the line. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources'.

 (c) Excludes 2,181,818 shares of Common Stock reserved for issuance under the 1995 Option Plan, under which options covering 1,251,741 shares at a weighted average exercise price of $7.33 per share are outstanding and (ii) 948,891 shares of Common Stock reserved for issuance pursuant to outstanding Warrants at exercise prices ranging from $0.01 to $6.02 per share. See 'Management -- 1995 Option Plan' and 'Description of Capital Stock -- Warrants'.

                            SELECTED FINANCIAL DATA
     The following selected financial data for each of the years in the three-year period ended December 31, 1996 and the nine-month period ended September 30, 1997 are derived from, and are qualified by reference to, the audited Financial Statements included elsewhere herein. The following selected financial data for each year in the two-year period ended December 31, 1993 are derived from, and are qualified by reference to, the Company's audited financial statements not included herein. The selected financial data for the nine-month period ended September 30, 1996 are derived from the unaudited financial statements of the Company included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring accruals necessary for a fair presentation of the data presented. The results for the nine months ended September 30, 1997 are not necessarily indicative of results for the full year. The pro forma share and per share information for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from, and are qualified by reference to, certain unaudited pro forma financial information included elsewhere herein. The information presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Financial Statements included elsewhere herein.


                                                                                               NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                  ------------------------------------------------------     ---------------------
                                   1992       1993        1994        1995        1996         1996         1997
                                  ------     -------     -------     -------     -------     --------     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
    Professional..............    $  611     $   996     $ 1,914     $ 4,397     $ 6,570     $ 3,936      $11,988
    Communications............      --         --          --            189       1,268         685        3,931
    Media.....................      --         --          --            202         529         353           77
                                  ------     -------     -------     -------     -------     --------     --------
        Total services
          revenues............       611         996       1,914       4,788       8,367       4,974       15,996
                                  ------     -------     -------     -------     -------     --------     --------
  Products....................     3,066      10,605      17,083      21,424      29,741      22,341       14,306
                                  ------     -------     -------     -------     -------     --------     --------
Total revenues, net...........     3,677      11,601      18,997      26,212      38,108      27,315       30,302
                                  ------     -------     -------     -------     -------     --------     --------
Cost of revenues:
  Services....................       222         382         758       2,596       6,842       4,333       11,521
  Products....................     2,521       9,596      14,132      17,653      24,607      18,406       11,676
                                  ------     -------     -------     -------     -------     --------     --------
Total cost of revenues........     2,743       9,978      14,890      20,249      31,449      22,739       23,197
                                  ------     -------     -------     -------     -------     --------     --------
Gross profit..................       934       1,623       4,107       5,963       6,659       4,576        7,105
                                  ------     -------     -------     -------     -------     --------     --------
Operating expenses:
    General and
      administrative..........       378         652       1,548       2,435       7,006       5,049        7,577
    Selling and marketing.....       345         742       1,393       3,450       6,504       4,390        6,546
    Research and
      development.............        40          69         501         411         969         598          920
    Depreciation and
      amortization............        36          75          94         228         460         311          601
                                  ------     -------     -------     -------     -------     --------     --------
Total operating expenses......       799       1,538       3,536       6,524      14,939      10,348       15,644
                                  ------     -------     -------     -------     -------     --------     --------
Income (loss) from
  operations..................       135          85         571        (561)     (8,280)     (5,772)      (8,539)
Total other income
  (expense)...................      --             2           9         (62)         32          62         (293)
Provision (benefit) for income
  taxes.......................        46          43         289        (183)       (210)       (157)         256
                                  ------     -------     -------     -------     -------     --------     --------
Net income (loss).............    $   89     $    44     $   291     $  (440)    $(8,038)    $(5,553)     $(9,088)
                                  ------     -------     -------     -------     -------     --------     --------
                                  ------     -------     -------     -------     -------     --------     --------
Basic earnings (loss) per
  share and diluted earnings
  (loss) per share(a).........    $ 0.01     $  0.01     $  0.04     $ (0.07)    $ (1.31)    $ (0.91)     $ (1.51)
                                  ------     -------     -------     -------     -------     --------     --------
                                  ------     -------     -------     -------     -------     --------     --------
Weighted average shares
  outstanding used for basic
  earnings (loss) per share
  and diluted earnings (loss)
  per share(a)................     6,545       6,545       6,545       6,545       6,545       6,545        6,545

Pro forma basic loss per share
  and diluted loss per
  share(a)(b).................                                                   $ (1.09)                 $ (1.04)
                                                                                 -------                  --------
                                                                                 -------                  --------
Pro forma weighted average
  shares outstanding used for
  basic loss per share and
  diluted loss per
  share(a)(b).................                                                     7,391                    8,731

BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents.....    $  430     $    74     $    82     $   620     $   515                  $ 4,556
Working capital
  (deficiency)................       246         212         423        (712)     (1,900)                   5,090
Total assets..................     1,351       1,967       4,510       8,611      13,292                   18,262
Total liabilities.............       981       1,553       3,805       8,213      11,543                    8,074
Mandatorily redeemable
  preferred stock.............      --         --          --          --          9,881                   26,626
Stockholders' equity
  (deficit)...................       370         414         705         398      (8,132)                 (16,438)


------------

 (a) For information concerning the computation of earnings (loss) per share and pro forma loss per share of Common Stock and weighted average shares and pro forma weighted average shares of Common Stock outstanding, see Notes 3 and 12 to the Financial Statements.

 (b) Gives effect to the conversion of 422,607 shares of Series A Preferred Stock and 180,240 shares of Series B Preferred Stock into 1,637,061 and 2,992,770 shares of Common Stock, respectively, upon consummation of the Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements included elsewhere in this Prospectus. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus.

OVERVIEW

     ICI, the Company's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. ICI was primarily engaged in the design, marketing, installation and on-going support of high-end network-based information management systems. ICI also focused on developing, customizing and integrating both third-party and proprietary software applications.

     In 1995, recognizing the emergence of IP as a data transmission standard, the Company's management redefined the Company's strategy to provide end-to-end solutions that enable corporate customers to implement their Internet, intranet and extranet strategies. The Company's revenues are primarily derived from the following services and products: (i) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; (ii) communications services including high-quality Internet access and related services, such as web/server hosting and management, enhanced by the Company's proprietary technologies; and (iii) product resales, including hardware and software sold as an integral part of systems design and integration and as a means to sell integrated communications and professional services and establish customer relationships.

     STATEMENT OF OPERATIONS

     The Company provides professional services to its customers to facilitate the delivery of their information and applications over Icon's communications infrastructure, including development, design and integration services and maintenance and support services. Revenues from development, design and systems integration contracts are recognized on a percentage-of-completion basis. Maintenance and support services are typically provided in accordance with annual agreements that are renewable at the discretion of the customer and subject to change annually. Maintenance and support revenues are recognized ratably over the term of the respective agreement.

     Revenues from communications services are generated by providing Internet access and other related communications services, such as web/server hosting and management. Communications services are generally provided based on one-year or multi-year service agreements, which are renewable at the discretion of the customer. Communications services revenues are recognized ratably over the term of the respective service agreement.

     As a result of the Company's implementation of its end-to-end solutions strategy, services revenues (which incorporate professional, communications and media services) have increased on a yearly basis as a percentage of total revenue. For the years ended December 31, 1994, 1995 and 1996, services revenues comprised 10.1%, 18.3% and 22.0% of total net revenues, respectively. For the nine months ended September 30, 1997 services revenues were 52.8% of total net revenues as compared to 18.2% for the similar period in 1996. The increase in services revenues as a percentage of total net revenues is expected to continue to increase in the future. Historically, the Company generated limited media revenues from selling advertisement space on its three new-media properties, Word'tm', Charged'tm' and SportsFan Online. The Company is not actively marketing these properties and does not expect to expand this business. The Company has experienced and expects to continue to experience operating losses in connection with the ongoing operation of its media properties. The Company has recently commenced efforts to identify potential strategic partners to assist in the exploitation of these properties. While it is the Company's intention and desire to continue to design, produce and distribute such properties, it does not intend to continue its role as a publisher of proprietary properties. The

Company's media properties have historically operated at a loss, but have nevertheless served a valuable marketing function, helping the Company attract employees and win new business.

     Historically the Company has experienced relatively stable gross margins on product sales. For the years ended December 31, 1994, 1995 and 1996 gross margins on product sales were 17.3%, 17.6% and 17.3%, respectively, and for the nine months ended September 30, 1996 and 1997 were 17.6% and 18.4%, respectively. Over the same periods gross margins on services have fluctuated as cost of revenues, particularly on communications services, have increased in advance of revenue growth for such services. The Company anticipates that in the future services will provide greater opportunities for increased gross margins.

     The Company generates products revenues through the reselling of computer and networking hardware and software, including network servers, routers, firewall software, and database management software. Products revenues are recognized upon shipment.

     Professional services cost of revenues consists of the labor and overhead costs for the personnel performing the service including the cost of project management, quality control and project review. Cost of communications services revenues consists primarily of the cost to maintain and operate the Company's communications infrastructure and customers' hosted web servers, access charges from LECs and network and related communications facilities costs, depreciation of network equipment and rental expenses for equipment pursuant to operating leases. The Company expects its services revenues to continue to increase in dollar amount, while declining as a percentage of services revenue as the Company expands its customer base and more fully utilizes its communications infrastructure. Cost of revenues for products consists primarily of the Company's acquisition cost of computer and networking hardware and software that is purchased from the manufacturers' distributors.

     General and administrative expenses consist primarily of personnel expense and professional fees, as well as rent and operating costs of the Company's facilities. The Company expects general and administrative expenses to increase in dollar amount, reflecting the continued growth of its operations and the costs associated with being a publicly held entity, but to decrease in future years as a percentage of total net revenues.

     Selling and marketing expenses consist primarily of personnel expenses, including salary, benefits, commissions, overhead costs and the cost of marketing programs, such as advertising, trade shows and public relations. The Company expects selling and marketing expenses to continue to increase in dollar amount in future years as the Company's business grows and as it increases its presence at trade shows, increases the size of its sales force and develops additional materials to reach a larger audience. The Company expects marketing expenses to decrease as a percentage of total net revenues due to the fact that initial marketing expenses, such as development and preparation of collateral materials, were incurred upon the expansion of business lines.

     Research and development expenses consist primarily of personnel and related costs associated with the development of the Company's technologies. The Company expects its research and development spending to continue to grow and to increase modestly as a percentage of total operating expenses in future years. The Company's expectations of significant revenue growth are not dependent, however, upon the success of ongoing future research and development activities.

     OTHER

     In order to provide nationwide communications services including Internet access, the Company entered into a three-year agreement in June 1995 with MFS to access MFS' nationwide communications facilities and related communications products and services. The terms of the agreement provide for the Company to pay MFS primarily based on the average bandwidth of the Company's traffic transmitted over MFS' communications facilities. The Company believes that the usage-based pricing plan established in the agreement has allowed, and will continue to allow, the Company to grow communications services revenues without incurring the full fixed costs typically associated with building a nationwide network and Internet access. The Company also believes that as the utilization of its network increases the Company may elect to lease and install its own dedicated high speed connections between nodes and may rely less on MFS' communications facilities for data transport.

     The Company, which had been profitable prior to 1995, has incurred net losses and negative cash flow from operations since transitioning its strategy to provide end-to-end Internet solutions and expects to continue to operate at a loss and experience negative cash flow at least through 1998. The Company's attainment of profitability and positive cash flow is dependent upon its ability to substantially grow its revenue base and achieve related operating efficiencies.

     The Company will continue to focus on growing its professional services and communications services businesses, which could require it to significantly increase its expenses for personnel and marketing.

     The Company serves major customers in information intensive industries, such as financial services, telecommunications, media and travel. Revenues attributable to Bear Stearns comprised 24%, 28% and 30% of the Company's total net revenues in 1994, 1995 and 1996, respectively, and 49% for the nine months ended September 30, 1997. Revenues attributable to Nomura Securities comprised 11%, 15% and 13% of the Company's total net revenues in 1994, 1995 and 1996, respectively, and 3% for the nine months ended September 30, 1997. Revenues attributable to Merrill Lynch comprised 10% of the Company's total net revenues in 1995. No other customers represented over 10% of the Company's total net revenues in the same time periods. Management expects revenue concentration to decline as the Company grows its services revenues.

     Historically, the Company has marketed and sold its services and products through its direct sales force and through indirect channels. In May 1996, the Company entered into an arrangement with Bell Atlantic Internet Solutions whereby Bell Atlantic Internet Solutions agreed to provide billing services in connection with the offering of the Company's communications services to requesting Bell Atlantic Internet Solutions customers for both dedicated and switched access, including residential customers. Revenues from customers acquired through Bell Atlantic Internet Solutions were a significant portion of communications services revenues in the nine months ended September 30, 1997. The Company believes that revenues from this arrangement will continue to grow and that this relationship will represent a significant element of Icon's distribution strategy in Bell Atlantic Internet Solutions' region. In October 1997, the Company extended its arrangement by entering into an updated GSP agreement with Bell Atlantic Internet Solutions to continue to make its services available in the traditional Bell Atlantic southern region for switched and dedicated services and to expand the Company's reach with respect to dedicated services into the Bell Atlantic northern region (previously NYNEX) through October 1999. The Company currently plans that it will make its services available to requesting Bell Atlantic Internet Solutions business customers in the northern region during the first half of 1998. See 'Business -- Sales and Marketing'. The Company also has agreements with Access Graphics, Fiberlink, Merisel and other resellers to resell the Company's communications services.

     The Company has incurred losses in 1995, 1996 and the nine months ended September 30, 1997 that have generated net operating loss carryforwards of approximately $15.3 million at September 30, 1997 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2011 through 2012 for federal income tax purposes. See 'Risk Factors -- Limitations on Use of Net Operating Loss Carryforwards'.

RESULTS OF OPERATIONS

     The following table shows various items on the Company's Statement of Operations as a percentage of total net revenues (except where otherwise noted).

                                                                               NINE MONTHS
                                                                                  ENDED
                                          YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                 -----------------------------------------    --------------
                                 1992     1993     1994     1995     1996     1996     1997
                                 -----    -----    -----    -----    -----    -----    -----
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
     Professional.............    16.6%     8.6%    10.1%    16.8%    17.3%    14.4%    39.6%
     Communications...........    --       --       --        0.7      3.3      2.5     13.0
     Media....................    --       --       --        0.8      1.4      1.3      0.2
                                 -----    -----    -----    -----    -----    -----    -----
       Total services
          revenues............    16.6      8.6     10.1     18.3     22.0     18.2     52.8
                                 -----    -----    -----    -----    -----    -----    -----
  Products....................    83.4     91.4     89.9     81.7     78.0     81.8     47.2
                                 -----    -----    -----    -----    -----    -----    -----
Total revenues, net...........   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
                                 -----    -----    -----    -----    -----    -----    -----
                                 -----    -----    -----    -----    -----    -----    -----
Cost of revenues:
     Services(a)..............    36.3%    38.4%    39.6%    54.2%    81.8%    87.1%    72.0%
     Products(b)..............    82.2     90.5     82.7     82.4     82.7     82.4     81.6
Total cost of revenues........    74.6     86.0     78.4     77.3     82.5     83.2     76.6
Gross profit..................    25.4     14.0     21.6     22.7     17.5     16.8     23.4
Operating expenses:
     General and
       administrative.........    10.2      5.6      8.2      9.2     18.4     18.5     25.0
     Selling and marketing....     9.4      6.5      7.3     13.1     17.1     16.1     21.6
     Research and
       development............     1.1      0.6      2.6      1.6      2.5      2.2      3.0
     Depreciation and
       amortization...........     1.0      0.6      0.5      0.9      1.2      1.1      2.0
                                 -----    -----    -----    -----    -----    -----    -----
Total operating expenses......    21.7     13.3     18.6     24.8     39.2     37.9     51.6
                                 -----    -----    -----    -----    -----    -----    -----
Income (loss) from
  operations..................     3.7      0.7      3.0     (2.1)   (27.1)   (21.1)   (28.2)
Net income (loss).............     2.4      0.4      1.5     (1.7)   (21.1)   (20.3)   (30.0)

------------

 (a) As a percentage of total services revenues.

 (b) As a percentage of products revenues.

     NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. Total net revenues were $30.3 million for the nine months ended September 30, 1997, a $3.0 million increase over total net revenues of $27.3 million for the nine months ended September 30, 1996.

     Professional services revenues were $12.0 million and $3.9 million for the nine months ended September 30, 1997 and 1996, respectively, representing an increase of 205%. This increase was attributable to the growing demand for professional services in its existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, an increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

     Communications services revenues were $3.9 million and $0.7 million for the nine months ended September 30, 1997 and 1996, respectively, representing an increase of over 470%. This increase is primarily attributable to the acquisition of new customers and the arrangement with Bell Atlantic Internet Solutions under which the Company began providing service in the third quarter of 1996. Revenues derived from the Bell Atlantic Internet Solutions arrangement were a significant component of communications revenues in the nine months ended September 30, 1997.

     Products revenues were $14.3 million and $22.3 million for the nine months ended September 30, 1997 and 1996, respectively. This decrease was due primarily to the transition of the Company's focus from its historical role as a VAR to providing IP network-related services.

     Cost of revenues. Total cost of revenues were $23.2 million and $22.7 million for the nine months ended September 30, 1997 and 1996, respectively, representing 76.6% and 83.2% of total net revenues, respectively. The overall margin improvement was primarily attributable to the continued successful implementation of the Company's strategy to sell higher-margin professional services.

     Services cost of revenues were approximately $11.5 million and $4.3 million for the nine months ended September 30, 1997 and 1996, respectively. This growth is primarily attributable to the hiring of 23 additional professional services personnel and the continued expansion of the Company's communications infrastructure. As a percentage of services revenues, such costs declined to 72.0% in the nine months ended September 30, 1997 from 87.1% in the year earlier period, mostly due to increased utilization of systems engineers.

     Products cost of revenues were $11.7 million and $18.4 million for the nine months ended September 30, 1997 and 1996, respectively, representing 81.6% and 82.4% of products revenues for the nine months ended September 30, 1997 and 1996, respectively. The slight decrease in margin was due primarily to a change in the mix of resold products.

     General and administrative. General and administrative expenses were $7.6 million and $5.0 million for the nine months ended September 30, 1997 and 1996, respectively. This higher level of expenses reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business as well as rent and operating costs of the Company's facilities. General and administrative expenses as a percentage of total net revenues increased to 25.0% for the nine months ended September 30, 1997 from 18.5% in the year earlier period due to the expansion of the Company's administrative infrastructure necessary to manage the rapid growth of the Company's services business.

     Selling and marketing. Selling and marketing expenses were $6.5 million and $4.4 million for the nine months ended September 30, 1997 and 1996, respectively. The 49.1% increase in 1997 reflects increased spending including the development of new marketing materials. Selling and marketing expenses as a percentage of total net revenues increased to 21.6% for the nine months ended September 30, 1997 from 16.1% in the year earlier period as a result of the increased marketing effort.

     Research and development. Research and development expenses were $0.9 million and $0.6 million for the nine months ended September 30, 1997 and 1996, respectively. This higher level of expense reflects an overall increase in the number of personnel required to develop new technologies that enhance the performance and reliability of the Company's network. Research and development expenses as a percentage of total net revenues increased to 3.0% for the nine months ended September 30, 1997 from 2.2% in the year earlier period as a result of the Company's increased efforts to deliver enhanced communications services to its customers.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Total net revenues were $38.1 million in 1996, an $11.9 million increase over total net revenues of $26.2 million in 1995.

     Professional services revenues were $6.6 million and $4.4 million in 1996 and 1995, respectively, representing an increase of 49.4%. This increase was attributable to the growing demand for professional services in the Company's existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, the increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

     Communications services revenues increased to $1.3 million in 1996 from $0.2 million in 1995, representing an increase of 570%. This increase is primarily attributable to the acquisition of new customers, the rollout of the Bell Atlantic Internet Solutions arrangement in the second half of 1996 and the continued cross-selling of communications services to the Company's existing professional services and products customers.

     Products revenues were $29.7 million and $21.4 million in 1996 and 1995, respectively, representing an increase of 38.8%. This increase was due primarily to hardware and software resales related to large scale systems integration projects for customers in the financial services industry.

     Cost of revenues. Total cost of revenues were $31.4 million and $20.2 million in 1996 and 1995, respectively, representing 82.5% and 77.3% of total net revenues, respectively. This decline in margin is primarily attributable to the expansion of the Company's network, resulting in significant fixed costs with minimal communications services revenues.

     Services cost of revenues were $6.8 million and $2.5 million in 1996 and 1995, respectively. This growth is primarily attributable to the hiring of professional services personnel, expansion of the Company's communications infrastructure and costs associated with the Company's media properties. Such costs increased to 81.8% as a percentage of services revenues in 1996 from 54.2% in the prior year, reflecting the significant fixed costs involved in expanding the Company's communications infrastructure.

     Products cost of revenues were $24.6 million and $17.7 million in 1996 and 1995, respectively, representing 82.7% and 82.4%, respectively, of products as a percentage of products revenues in 1996 and 1995, respectively.

     General and administrative. General and administrative expenses were $7.0 million and $2.4 million in 1996 and 1995, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business as well as rent and operating costs of the Company's facilities. General and administrative expenses as a percentage of total net revenues increased to 18.4% from 9.3% in the year earlier period due to expansion of the Company's administrative infrastructure necessary to manage the rapid growth of the Company's services business.

     Selling and marketing. Selling and marketing expenses were $6.5 million and $3.5 million in 1996 and 1995, respectively. The 88.5% increase in 1996 reflects an increase in sales commissions resulting from increased services and products revenues combined with increased marketing and promotional activities, including advertising and trade shows. Selling and marketing expenses as a percentage of total net revenues increased to 17.1% in 1996 from 13.2% in 1995 as a result of the higher sales commissions and increased marketing and promotional activities.

     Research and development. Research and development expenses were $1.0 million and $0.4 million in 1996 and 1995, respectively. This higher level of expenses reflected an increase in personnel to develop new technologies that allow the Company's network to more efficiently transport data.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Total net revenues were $26.2 million in 1995, a $7.2 million increase over total net revenues of $19.0 million in 1994.

     Professional services revenues were $4.4 million and $1.9 million in 1995 and 1994, respectively, representing an increase of 130%. This increase was attributable to the Company's broadened services offerings relating to IP-networks, the increased number of systems engineers available to perform these services and the acquisition of several new customers.

     Communications services revenues were $0.2 million in 1995, the first year the Company provided communications services.

     Products revenues were $21.4 million and $17.1 million in 1995 and 1994, respectively, representing an increase of 25.4%. This increase was due primarily to hardware and software resales related to large scale systems integration projects for customers in the financial services industry.

     Cost of revenues. Total cost of revenues was $20.2 million and $14.9 million in 1995 and 1994, respectively, representing 77.3% and 78.4% of total net revenues, respectively.

     Services cost of revenues were $2.6 million and $0.8 million in 1995 and 1994, respectively. This growth was primarily attributable to the hiring of professional services personnel and the initial investment in the communications network. As a percentage of services revenues, such costs increased to 54.2% in 1995 from 39.6% in 1994, reflecting a lower utilization of professional services personnel, combined with the initial costs of the communications infrastructure.

     Products cost of revenues were $17.7 million and $14.1 million in 1995 and 1994, respectively, representing 82.4% and 82.7%, respectively, as a percentage of products revenues, respectively.

     General and administrative. General and administrative expenses were $2.4 million and $1.5 million in 1995 and 1994, respectively, representing 9.3% and 8.1% of total net revenues, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business.

     Selling and marketing. Selling and marketing expenses were $3.5 million and $1.4 million in 1995 and 1994, respectively. The $2.1 million increase in 1995 reflected the Company's shift to a focus on providing IP-based network solutions. In connection with this new focus, the Company incurred increased expenses related to development of strategic relationships and marketing communications.

     Research and development. Research and development expense was $0.4 million and $0.5 million in 1995 and 1994, respectively.

QUARTERLY RESULTS OF OPERATIONS

     The Company's quarterly operating results have in the past and may in the future vary significantly depending upon factors such as the timing and installation of significant orders, which in the past have been and will in the future be, delayed from time to time by delays in the provisioning of telecommunications services and products by subcontractors. Additional factors contributing to variability of quarterly operating results include the pricing and mix of products and services sold by the Company, terminations of service, new services and products introductions by the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, changes in pricing or marketing policies by its competitors and the Company's responses thereto, the Company's ability to obtain sufficient supplies of sole source or limited source components, changes in the Company's communications infrastructure costs, as a result of demand variation or otherwise, the lengthening of the Company's sales cycle, access to capital and the timing of the expansion of the Company's communications infrastructure.

     The following tables set forth the statement of operations data for each of the seven quarters through September 30, 1997, as well as such operations data as a percentage of the Company's revenues. This information has been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited information set forth below includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                            THREE MONTHS ENDED
                                        ------------------------------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                          1996        1996         1996            1996         1997        1997         1997
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
    Professional......................   $ 1,203    $ 1,062       $ 1,671        $  2,634      $ 3,207    $ 4,268       $ 4,513
    Communications....................       147        185           353             583          938      1,233         1,760
    Media.............................       124        113           116             176           77      --           --
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
      Total services revenues.........     1,474      1,360         2,140           3,393        4,222      5,501         6,273
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
  Products............................     7,281      7,328         7,732           7,400        4,795      4,885         4,626
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
Total revenues, net...................     8,755      8,688         9,872          10,793        9,017     10,386        10,899
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
Cost of revenues:
  Services............................     1,270      1,237         1,826           2,509        3,137      3,592         4,792
  Products............................     6,157      5,865         6,384           6,201        3,813      4,092         3,771
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
Total cost of revenues................     7,427      7,102         8,210           8,710        6,950      7,684         8,563
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
Gross profit..........................     1,328      1,586         1,662           2,083        2,067      2,702         2,336

Operating expenses....................     2,566      3,873         3,909           4,591        4,652      5,269         5,723
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
Loss from operations..................    (1,238)    (2,287)       (2,247)         (2,508)      (2,585)    (2,567)       (3,387)
Net loss..............................    (1,169)    (2,205)       (2,179)         (2,485)      (2,950)    (2,734)       (3,404)
Basic loss per share and diluted loss
  per share...........................     (0.19)     (0.36)        (0.36)          (0.40)       (0.47)     (0.45)        (0.50)



                                                                            THREE MONTHS ENDED
                                        ------------------------------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                          1996        1996         1996            1996         1997        1997         1997
                                        ---------   --------   -------------   ------------   ---------   --------   -------------
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
    Professional......................     13.7%       12.3%        16.9%           24.4%        35.5%       41.1%        41.4%
    Communications....................      1.7         2.1          3.6             5.4         10.4        11.9         16.2
    Media.............................      1.4         1.3          1.2             1.6          0.9         0.0          0.0
                                        ---------   --------       -----           -----      ---------   --------       -----
      Total services revenues.........     16.8        15.7         21.7            31.4         46.8        53.0         57.6
                                        ---------   --------       -----           -----      ---------   --------       -----
  Products............................     83.2        84.3         78.3            68.6         53.2        47.0         42.4
                                        ---------   --------       -----           -----      ---------   --------       -----
Total revenues, net...................    100.0%      100.0%       100.0%          100.0%       100.0%      100.0%       100.0%
                                        ---------   --------       -----           -----      ---------   --------       -----
                                        ---------   --------       -----           -----      ---------   --------       -----
Cost of revenues:
  Services(a).........................     86.2%       91.0%        85.3%           73.9%        74.3%       65.3%        76.4%
  Products(b).........................     84.6        80.0         82.6            83.8         79.5        83.8         81.5
Total cost of revenues................     84.8        81.7         83.2            80.7         77.1        74.0         78.6
Gross profit..........................     15.2        18.3         16.8            19.3         22.9        26.0         21.4
Operating expenses....................     29.3        44.6         39.6            42.5         51.6        50.7         52.5
                                        ---------   --------       -----           -----      ---------   --------       -----
Loss from operations..................    (14.1)      (26.3)       (22.8)          (23.2)       (28.7)      (24.7)       (31.1)
Net loss..............................    (13.4)      (25.4)       (22.1)          (23.0)       (32.7)      (26.3)       (31.2)


------------

 (a) As a percentage of total services revenues.

 (b) As a percentage of products revenues.

     The increase in services revenues as a percentage of total net revenues, which has been experienced over the last five quarters, is expected to continue to increase in the future. The Company expects cost of services revenues to continue to increase in dollar amount but to decline in future years as a percentage of services revenues as the Company expands its customer base and more fully utilizes its communications infrastructure. The Company expects operating expenses to continue to increase in dollar amount but to decrease in future years as a percentage of total net revenues.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had an accumulated deficit of $17.2 million at September 30, 1997 and has used cash of $14.9 million in the aggregate to fund operations during 1995, 1996 and the nine months ended September 30, 1997. To date, the Company has satisfied its cash requirements primarily through the sale of preferred stock and borrowings under credit agreements. The Company's principal uses of cash are to fund operations, working capital requirements and capital expenditures. At September 30, 1997 the Company had $4.6 million in cash and cash equivalents and $5.1 million in working capital. Net cash used in operating activities for the nine months ended September 30, 1997 and 1996 was approximately

$8.6 million and $4.4 million, respectively. Net cash used in investing activities for the nine months ended September 30, 1997 and 1996 was approximately $2.7 million and $3.0 million, respectively. For the nine months ended September 30, 1997 and 1996, cash of approximately $15.3 million and $7.0 million, respectively, was provided by financing activities. Cash provided by financing activities in the nine months ended September 30, 1997 includes approximately $16.5 million in net proceeds from the issuance of the Series B Preferred Stock.

     Net cash used in operating activities for the years ended December 31, 1995 and 1996 was $1.3 million and $5.0 million, respectively. Net cash flow provided by financing activities was $2.9 million and $8.6 million for 1995 and 1996, respectively.

     As of September 30, 1997, the Company's operating lease obligations were projected to be $1.7 million, $1.4 million, and $1.1 million for 1998, 1999 and 2000, respectively.

     On August 13, 1996, the Company obtained a secured line of credit with The CIT Group/Business Credit, Inc. ('CIT') for $10.0 million which expires on August 13, 1998. Borrowings under this line are secured by substantially all of the assets of the Company and are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to CIT including outstanding letters of credit. Under this secured line of credit, the Company may not pay cash dividends, pledge any of its assets to third parties, borrow money from third parties, lend money to third parties or merge or consolidate with third parties without CIT's prior written consent. At December 31, 1996, borrowings under this line amounted to $2.2 million, and no amounts were outstanding at September 30, 1997. The Company does not currently expect that it will be necessary to use the secured line of credit to meet its working capital and capital expenditure requirements through the end of 1998. Interest is payable monthly at an annual rate equal to the prime rate plus one percent. Following a change in the prime rate, the rate adjusts on the first of the month following any change. Interest expense amounted to $0.1 million and $0.4 million for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively. As of September 30, 1997, there was $2.5 million available under the line.

     As of September 30, 1997, trade payables to a vendor in the amount of $2.6 million were secured by a lien on substantially all of the Company's assets.

     The Company has made capital investments in its network, NOC and other capital assets totaling $1.0 million and $3.7 million in 1995 and 1996, respectively, and $2.7 million in the nine months ended September 30, 1997. The Company expects to make additional capital investments to expand and enhance its operations of $2.5 million during the last quarter of 1997, and $4.9 million in 1998. The foregoing expectation with respect to capital investment is a forward-looking statement that involves risks and uncertainties and the actual amount of capital investment could vary materially as a result of a number of factors, including those described in 'Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing'.

     Since the Company expects to incur additional operating losses, the Company intends to utilize the net proceeds from the Offering to meet its short term capital requirements. The Company believes that proceeds from the Offering will be sufficient to meet its anticipated cash needs for working capital and for the acquisition of capital equipment through the end of 1998. However, there can be no assurance that the Company will not require additional financing within this time frame. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional financing, if needed, will be available on terms attractive to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its technologies. See 'Risk
Factors -- Future Capital Needs; Uncertainty of Additional Financing'.


RECENTLY ISSUED ACCOUNTING STANDARD



     In June 1997, FASB issued Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('FAS 130'), which requires the presentation of components of comprehensive income in a company's financial statements for the reporting periods begining subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available for sale securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.

RECENT DEVELOPMENTS


     The following table sets forth certain preliminary unaudited Statement of Operations Data for the three month period ended December 31, 1997 and for the year ended December 31, 1997, as well as such preliminary operations data as a percentage of the Company's total revenues, net (except where otherwise indicated). Audited financial statements for the year ended December 31, 1997 are not yet available. The unaudited financial data set forth below are derived from, and are qualified by reference to, the Company's unaudited financial statements not included herein. In the opinion of management, the unaudited information set forth below includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the data presented. The operating results are not necessarily indicative of results for any future period.



                                                           THREE MONTHS ENDED            YEAR ENDED
                                                           DECEMBER 31. 1997          DECEMBER 31, 1997
                                                           ------------------        -------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
     Professional.......................................   $ 5,154       30.9%       $ 17,140       36.5%
     Communications.....................................     2,047       12.3           5,979       12.7
     Media..............................................        12        0.1              89        0.2
                                                           -------      -----        --------      -----
       Total services revenues..........................     7,213       43.3          23,208       49.4
                                                           -------      -----        --------      -----
  Products..............................................     9,461       56.7          23,769       50.6
                                                           -------      -----        --------      -----
Total revenues, net.....................................    16,674      100.0%         46,977      100.0%
                                                           -------      -----        --------      -----
                                                                        -----                      -----
Cost of revenues:
  Services(a)...........................................     5,479       76.0%         17,001       73.3%
  Products(b)...........................................     7,725       81.7          19,401       81.6
                                                           -------                   --------
Total cost of revenues..................................    13,204       79.2          36,402       77.5
Gross profit............................................     3,470       20.8          10,575       22.5
                                                           -------                   --------
Operating expenses......................................     7,404       44.4          23,048       49.1
Loss from operations....................................    (3,934)     (23.6)        (12,473)     (26.6)
Net loss................................................    (3,909)     (23.4)        (12,997)     (27.7)
Basic loss per share and diluted loss per share(c)......   $ (0.66)                  $  (2.17)
                                                           -------                   --------
                                                           -------                   --------
Weighted average shares outstanding used for basic loss
  per share and diluted loss per share(c)...............     6,545                      6,545
Pro forma basic loss per share and diluted loss per
  share(c)..............................................   $ (0.35)                  $  (1.39)
                                                           -------                   --------
                                                           -------                   --------
Pro forma weighted average shares outstanding used for
  basic loss per share and diluted loss per share.......    11,175                      9,347


------------

 (a) As a percentage of total services revenues.

 (b) As a percentage of products revenues.



 (c) For information concerning the computation of loss per share and pro forma loss per share of Common Stock and weighted average shares and pro forma weighted average shares of Common Stock outstanding, see Notes 3 and 12 to the Financial Statements.

                                    BUSINESS

GENERAL

     Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. In order to provide end-to-end solutions, Icon integrates services and products in three key areas: (i) communications services, including high quality Internet access and web/server hosting and management, enhanced by the Company's proprietary technologies; (ii) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (iii) product resales, including hardware and software, which are an integral component of systems design and integration and serve as a means of establishing customer relationships. Icon differentiates itself by integrating its services and products to provide customized turnkey solutions for the needs of corporate customers. Icon's customers include major corporations in the financial services, telecommunications, travel and media industries, such as ABC Radio Network Inc. ('ABC Radio'), The Associated Press, Bear Stearns, Bell Atlantic Internet Solutions, CBS, Galileo International ('Galileo'), Swissair and Swissotel.

MARKET AND INDUSTRY OVERVIEW

     The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology, have significantly increased the demand for providing data communications applications and services over public networks. At the same time, growth in client/server and distributed computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of end-users who are accustomed to using networked computers for a variety of purposes, including electronic mail, electronic file transfers, online computing and electronic financial transactions. These trends have increasingly led businesses to explore opportunities to provide IP-based applications and services internally within their organizations via intranets, externally to selected customers and business partners via extranets and to the general public via the Internet.

     The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably web browsing and electronic mail. Use of the Internet for mission-critical business applications is increasing even with the limited security and unreliable performance inherent in the structure and management of the Internet, as well as the difficulties of integrating web gateways and IP-based networks with applications traditionally run on legacy systems. Additionally, emerging applications such as IP-based audio and video applications and certain multimedia applications require a communications infrastructure that has high performance characteristics, including low latency (response time) and high throughput. These factors have resulted in demand from an increasing number of businesses for high bandwidth Internet access, secure networked systems, technology-related products and integration and custom application development services. Revenues generated by the Internet communications services market in the United States, comprised of access and hosting, are expected to increase from $1.4 billion in 1996 to $28.1 billion in 2000 according to Forrester Research, Inc., while the worldwide Internet-related professional services market is expected to grow from $2.5 billion in 1996 to $13.8 billion in 2000 according to International Data Corporation.

     As the amount of information transmitted over the Internet has grown and the speed and complexity of networks has increased, IP-based services and products have become increasingly intertwined. Corporate customers have not only come to rely on IP-based networks for distributing mission-critical information and applications to end-users but have become dependent on the technical services that enable access and distribution of this information, resulting in an increasing number of outside vendors offering services to corporate customers. However, given the growth in complexity and expenditures related to implementation of Internet, intranet and extranet strategies, the Company believes that customers are increasingly seeking a single-source provider.

STRATEGY

     Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. Unlike many of its competitors who focus on a single service or product, the Company continuously expands the breadth of its services and its engineering expertise to provide customized turnkey solutions to meet the increasingly demanding requirements of corporate customers. In order to provide end-to-end solutions, Icon offers communications and professional services, as well as product resales capabilities. The key strategic initiatives of the Company are to:

      Leverage Capability to Provide End-to-End Internet Solutions. Icon's ability to provide end-to-end solutions is often a decisive factor in attracting and retaining customers and contributes to generating additional business from its existing customer base. While some of the Company's customers are initially attracted to Icon's end-to-end solutions, others seek a specific service or product. The Company has historically succeeded in migrating many of such customers to become users of the Company's additional services and products. Icon's relationships with several customers, such as The Associated Press, Bear Stearns, CBS and Galileo, began with a single offering and evolved into an end-to-end solution encompassing multiple communications and professional services. The Company's strategy is to expand the number of customers who demand end-to-end solutions and to become an integral component of its customers' information technology infrastructure.

      Maintain Reliable and High Performance Communications Infrastructure. The Company maintains a nationwide communications infrastructure that incorporates proprietary technologies and is managed to deploy and distribute information and applications. The Company manages its network to achieve utilization levels that enable it to operate in a reliable and high performance manner. Icon controls its network and provides hosting and management services from its state-of-the-art NOC, enabling it to meet increasingly demanding customer requirements. The Company will continue to develop network-centric proprietary technologies and integrate third party technologies to optimize network performance and provide value-added network services to its customers. The Company currently focuses on new communications services offerings, such as back-up and recovery and wide area data caching, as well as real-time audio and video streaming and Internet telephony. Icon will seek to continue to develop its communications infrastructure to enhance the speed, security, reliability and overall performance of its network.

      Expand Network Domestically and Overseas. The Company plans to expand its network to specifically address the growing bandwidth and global reach requirements of its customers, both in the United States and internationally. Icon's agreement with MFS provides for access to MFS communications facilities throughout the country. The Company believes that the usage-based pricing model in its agreement with MFS enables it to enter new markets in a more advantageous manner than many of its competitors which, in many cases, must expend greater resources to build or lease facilities on a fixed-price basis. The Company also has agreements with other vendors who provide similar services, and the Company will pursue similar arrangements in the future as the Company continues to expand its network. In November 1997, the Company entered into a joint venture agreement with Teleway Corporation ('Teleway') that will extend the reach of the Company's network into Japan; however, this transaction is subject to third party and governmental consents and and no assurance can be made that the Company will obtain the required consents or that the transaction will otherwise be successful. Recently, Kokusai Denshain Denwa Co. Ltd. ('KDD') announced that it is in negotiations to acquire Teleway. The Company cannot predict the effect, if any, such acquisition would have on the joint venture.

      Expand and Integrate Professional Services Offerings. Icon's professional services include software application development, website design and development, integration with legacy systems, maintenance and support services and consulting. Unlike many of Icon's competitors, who focus on a single service or product, the Company continuously expands the breadth of its services and its engineering expertise to optimize its end-to-end solutions. The Company intends to continue to develop and leverage both its expertise in designing graphical user interfaces (so-called 'front-end' design) and integrating with legacy data that resides on databases or mainframe systems (so-called 'back-end' integration).

      Continue to Build Efficient Distribution Through Direct and Indirect Channels. Icon will continue to grow its direct sales force, which has grown from 25 at the beginning of 1997 to 33 as of September 30, 1997. The direct sales force targets large accounts with significant revenue-generating potential. It focuses on information-intensive industries, such as financial services, media, telecommunications and travel. The Company believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. In addition, the Company will continue to expand distribution relationships that enable it to compete effectively by expanding its customer base without substantial costs. The Company's indirect sales channels include relationships with telecommunications providers, such as Bell Atlantic Internet Solutions and Fiberlink, as well as resellers and master distributors. Bell Atlantic Internet Solutions offers its customers the option to select Icon as their global service provider to provide the long distance portion of the Internet access services. In October 1997, the Company extended its GSP agreement through October 1999 to continue to make its services available in the traditional Bell Atlantic southern region and to include the Bell Atlantic northern region (previously NYNEX) for dedicated access service. The Company currently plans that it will make its services available to Bell Atlantic Internet Solutions business customers in the northern region during the first half of 1998.

      Grow Through Acquisitions. The Company intends to strengthen its market position through acquisitions of companies that bring complementary expertise in certain segments of the Internet business and maximize value through cross-selling opportunities.

JOINT VENTURE

     In November 1997, the Company entered into an agreement with Teleway, a Japanese communications company, pursuant to which they established Icon-Teleway Internet Corporation ('ITIC'), to operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan (including Japanese subsidiaries of United States corporations). Teleway, established in 1984, is one of the largest long distance companies in Japan, with sales of approximately $850 million in fiscal year 1996. Teleway will hold a 52% equity stake and Icon will hold a 48% equity stake in ITIC, which will be formally established by the first quarter of 1998. The services provided by ITIC will be similar to the services provided by Icon in the United States, including communications services, professional services and product resales. ITIC's network infrastructure will be based on Teleway's nationwide ATM network.

     Teleway has agreed to provide ITIC an initial loan of /Y/1 billion (approximately $8.3 million) and, upon request, to make an additional loan for up to /Y/500 million (approximately $4.2 million) to fund operations. In connection with the creation of the venture, the Company licensed to ITIC the exclusive right to exploit Icon's intellectual property in Japan for a period of five years. Any royalties received by Icon (up to a maximum of $8 million) will be contributed back to ITIC as equity and will be matched by Teleway such that the relative ownership is maintained. ITIC will use such equity contributions to repay outstanding loans from Teleway and to fund operations. Icon and Teleway have agreed to establish a network cross-connection between Icon's network in the United States and Teleway's network in Japan. The parties have further agreed to a reciprocal wholesale arrangement, on a 'most favored nations' basis, pursuant to which Icon and ITIC will purchase communications services (including Internet access) from each other at a wholesale price and resell such services to customers in their respective countries. The transaction is subject to third party and governmental consents.

     Recently, KDD announced that it is in negotiations to acquire Teleway. The Company cannot predict the effect, if any, such acquisition would have on ITIC.

COMMUNICATIONS INFRASTRUCTURE

     The Company developed its communications infrastructure in recognition of the market need for commercial-grade Internet access and value-added deployment of mission-critical information and applications. The Company's customers use the Company's communications infrastructure for private networks and commercial applications. The Company has developed proprietary technologies that enhance network performance in terms of speed, reliability, security and flexibility. See ' -- Research and Development.' The Company's communications infrastructure is based upon an ATM architecture. As shown on the map below, customers can connect to the Company's network from major cities across the United States through dedicated high-speed leased lines. The network is logically designed as a 'cloud,' with multiple high-speed paths between switches, so as to reduce the possibility that any single point of failure will cause network outage. The network uses state-of-the-art routing platforms, including Cisco routers. Currently, the Company's backbone consists of 19 nodes, and the Company currently plans to add several additional nodes.

MAP OF UNITED STATES AND THE COMPANY'S BACKBONE:

     After a customer's data has entered the Company's backbone, it is routed to its destination, either over the Company's backbone or to another ISP's backbone, which is facilitated through peering arrangements with other ISPs. In order to peer with other Tier 1 ISPs, an ISP must demonstrate that its network transports sufficient volumes of data and that it can peer at geographically diverse locations. The Company has established Tier 1 peering arrangements with other ISPs and long distance carriers enabling it to exchange traffic at major peering points, including MAE-East, MAE-West, Ameritech Advanced Data Services NAP, Digital Internet Exchange (including the CIX), Sprint Communications NAP and Pacific Bell NAP. Peered ISPs share routing tables with each other so that each ISP's customers can have access to the information on a peered-ISP's network. Although many ISPs have recently been adding to their peering eligibility requirements, the Company has been successful in qualifying for these arrangements. The Company believes that the need to enter into peering arrangements and the increasingly stringent eligibility standards to be met to qualify for these relationships now provide a significant barrier to entry for other companies trying to build nationwide backbones to provide Internet access. The Company believes that its combination of a nationwide backbone and peering arrangements establishes the Company as a Tier 1 provider, which differentiates the Company from regional ISPs who, without peering arrangements, may have to pay transit fees to national Internet carriers in order to exchange network traffic.

     The Company's communications network consists of facilities leased from a number of providers, including MFS, WorldCom and certain RBOCs, LECs and CAPs. In June 1995, the Company entered into a service agreement with MFS that provides the Company access to all of MFS' communications facilities throughout the country. The Company believes that the usage-based pricing model in its

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

agreement with MFS enables it to enter new markets in a more advantageous manner than many of its competitors which, in many cases, must expend greater resources to build or lease facilities on a fixed-price basis. Furthermore, Icon's agreement with MFS affords the Company the flexibility of converting to a fixed price model, at its option, as utilization of facilities by the Company increases. Pursuant to the agreement, MFS also provides certain additional related services including, upon request by the Company, the provisioning of local telecommunications services and co-location of certain of the Company's equipment. Either MFS or Icon may terminate the agreement with or without cause, with six months written notice, such termination to be effective as early as December 1998. The Company has recently commenced discussions with MFS regarding the potential extension of the agreement past December 1998 while at the same time identifying alternative vendors who provide similar services to ensure the continued uninterrupted operation of its high performance network. In November 1997, the Company entered into an agreement with Teleway pursuant to which they established ITIC to operate an Internet solutions business to corporate customers in Japan (including Japanese subsidiaries of United States corporations); however, no assurance can be made at this time that this transaction will be successful.

     The Company's network is monitored 24 hours per day, 7 days per week by its NOC, located at its Weehawken, New Jersey headquarters. The NOC is the primary control and networking equipment center for all forms of network operations. Redundant network paths connect the NOC to the backbone, reducing the possibility that a single point of failure will cause a network outage. The NOC hosts systems, which consist of networking equipment, hardware and software, for customers by providing space, connectivity, data protection and continuous monitoring and maintenance. The Company maintains a second internal secure network as a dedicated data conduit for backup and restoration of hosted client data. To date, the Company has not experienced any network-wide outages or significant losses of customer data.

SERVICES AND PRODUCTS

     The Company integrates services and products in three key areas: (i) communications services, (ii) professional services and (iii) product resales.

     COMMUNICATIONS SERVICES

     Access Solutions. Icon's network access solutions enable customers to deploy mission-critical information and applications over the Internet, intranets and extranets. In some cases, the Company provides guaranteed levels of service for dedicated Internet access to corporate customers and targets performance benchmarks for connection success rates, latency levels and throughput. The Company also provides switched Internet access including ISDN and dial-up through Bell Atlantic Internet Solutions and may, in the future, seek to expand its switched services to augment its dedicated offerings to its corporate customers, who may want to provide switched access to their employees or customers. In addition, the Company offers data back-up services by acting as an outsourcer for archiving customers' data on its servers and systems, and provides business recovery solutions by using its proprietary technologies. See ' -- Research and Development.'

     Depending upon the size of the customer and corresponding application and information needs, bandwidth requirements vary widely. For example, audio and video applications typically require greater bandwidth than text-based applications. Icon offers five levels of Internet access to meet the wide range of bandwidth needs:

       56 Kbps

       Fractional DS-1 (n x 64 Kbps; n<24)

       DS-1 (1.544 Mbps)

       Fractional DS-3 (n x 3 Mbps; 1<n<15)

       DS-3 (45 Mbps)

     Hosting and Management Solutions. Hosting and management solutions consist of the provisioning, installation, maintenance and monitoring of the hardware and software components that comprise a hosted system. The actual components of web hosting are the server, the physical workstation or PC upon which the website or application resides, the Company's NOC which hosts the server, a high speed physical connection to the Company's backbone, server and power backup to ensure 24 hour functionality, and maintenance, monitoring and management services to ensure ongoing operation of the server. Within both the NT and UNIX product lines, the Company offers a diversity of hardware, software, network and service level configuration options to meet the requirements of its sophisticated customer base. By outsourcing its web server management function to the Company, a customer can reduce costs while increasing reliability and performance of its servers. The Company offers 24 hours per day, 7 days per week monitoring of the server and Internet connection through the Company's technical staff. In addition, Icon provides upgrades as the customer's speed and capacity requirements grow. In addition to its existing hosting facility at its corporate headquarters, the Company currently plans to expand its hosting locations to include New York City and San Francisco.

     PROFESSIONAL SERVICES

     Custom Software Application Development. The Company designs and develops specialized software applications that enable corporations to communicate business information and conduct commerce through IP-based networks. The Company's engineering staff is exprienced in programming languages such as C, C++ and Java and works closely with its customers to analyze and design specifications for IP-based applications. The Company has completed custom application projects for customers including ABC Radio, The Associated Press, Bear Stearns, CBS and Galileo.

     Website Design and Development. The Company is an established provider of advanced website design and implementation services. The Company designs websites ranging from basic 'inquiry only' sites to complex, interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. The Company has completed website design projects for customers including Bell Atlantic Internet Solutions, CBS News, a division of CBS, Comedy Central, Deutsche Morgan Grenfell, Galileo, Eastman Kodak Company, Kobra International (Nicole Miller), Swissair and Swissotel.

     In addition, the Company operates an interactive publishing unit that produces three Internet-based media properties: Word'tm', a 'lifestyle' publication targeted at 18-34 year olds; Charged'tm', focusing on the extreme sports market; and SportsFan On-Line, a spectator-sports media property that is a joint venture with Sports Fan Radio Network, a division of Winstar Communications, Inc. The Company has experienced and expects to continue to experience operating losses in connection with the ongoing operation of its media properties. The Company has recently commenced efforts to identify potential strategic partners to assist in the exploitation of these properties. While it is the Company's desire to continue to design, produce and distribute such properties, it does not intend to continue its role as publisher of interactive media. The Company's interactive media properties have historically operated at a loss, but have nevertheless served a valuable marketing function, helping the Company attract employees and new business.

     Integration with Legacy Systems. The Company combines its expertise in communications services, systems design and custom software and website design and development to offer integration services. Icon's integration services enable its customers to access corporate information that resides on legacy systems, such as IBM or Unix mainframes, that are connected by network architectures. The Company's technical engineers, whose training and certification includes Sun Solaris, Netscape, Microsoft NT and Cisco, are skilled at design and implementation of databases in order to reduce demands on legacy systems and increase the efficiency of transporting corporate data between legacy and client/server systems over an IP-based network. The Company has completed integration projects for customers including ABC Radio, The Associated Press, Bear Stearns, CBS News, Galileo, Merrill Lynch, Nomura Securities, Omnipoint Communications ('Omnipoint'), Swissair, Tudor Investment Company and John Wiley & Sons, Inc. ('John Wiley').

     Maintenance and Support of Customer IT Infrastructure. The Company's maintenance and support services organization offers 24 hours per day, 7 days per week hardware and software maintenance and support for its customers. Services include call-in support, troubleshooting, software and hardware updates and on-site helpdesk and general support personnel. Engagements of the Company to perform maintenance and support services have often developed when or after the customer has purchased products from the Company or used other professional services. The Company has provided maintenance and support services for customers including Bear Stearns, CBS, Merrill Lynch, Moore Capital Management, Inc., Omnipoint, Tudor Investment Company and John Wiley.

     PRODUCT RESALES

     Product resales are an integral part of providing end-to-end solutions. The Company identifies and resells hardware and software that become components of its customers' information technology infrastructure. The Company, in certain cases, leverages product resales to cross-sell Icon's end-to-end solutions to a growing customer base. The products include hardware and networking equipment such as Sun Microsystems servers and Cisco routers, and software such as Checkpoint firewalls, Netscape web servers and Oracle, Informix and Sybase databases.

SALES AND MARKETING
     The Company's distribution strategy entails expanding its sales channels to sell its services and products directly to commercial users and through a network of indirect distribution channels, including OEM relationships, regional systems integrators, VARs, distributors and relationships with telecommunications companies, including Bell Atlantic Internet Solutions and Fiberlink.

     DIRECT SALES FORCE
     The Company's direct sales force targets large accounts with significant revenue-generating potential. The Company's sales group focuses on information-intensive industries, such as financial services, media, telecommunications and travel and includes customers such as ABC Radio, Bear Stearns, CBS, Galileo and Nomura Securities. The Company believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. As the size of the direct sales force grows, the Company plans to expand into additional vertical segments, including general commercial and consumer brand products. The Company has expanded its sales staff from 25 at the beginning of 1997 to 33 as of September 30, 1997. Typically, the Company's sales representatives receive a compensation package that includes a salary and commissions that are based on actual sales and oriented toward selling higher margin services.

     INDIRECT DISTRIBUTION CHANNELS
     The Company markets its services and products through a network of third-party relationships, thereby expanding its customer base throughout the country without incurring the associated sales, marketing and administrative costs. Regional systems integrators, VARs and, in some cases, regional ISPs may also resell the Company's services and products. By reselling the Company's services and products, these companies are able to expand their service and product offerings and provide more comprehensive solutions to their customers. As an example of this strategy, the Company has entered into master distribution agreements with Access Graphics and Merisel, two leading distributors of Sun Microsystems Computer Company ('Sun') workstations, to bundle Sun web servers with the Company's Internet access services. Such distributors and resellers may participate in the Company's indirect distribution channel either by (i) sublicensing the Company's services and products and reselling them to their customers or (ii) referring orders to the Company in exchange for an agency commission.
     Icon has also pursued a distribution strategy that enlists the assistance of telecommunications companies who are already providing communications services (such as local phone service or cable television) to existing customers. This strategy enables the Company to leverage not only a substantially larger sales and marketing infrastructure, but also strong customer relationships. While the Company's margins are lower in this distribution channel, the Company's resellers absorb all of the customer-acquisition and administrative costs that would otherwise be borne by the Company.
     In addition to its reseller agreements, pursuant to the arrangement with Bell Atlantic Internet Solutions, Bell Atlantic Internet Solutions offers its customers the option to purchase Icon's communications services and bills the customers on Icon's behalf. In October 1997, the Company extended its arrangement with Bell Atlantic Internet Solutions by entering into an updated GSP agreement with Bell Atlantic Internet Solutions. The Company currently plans to make its services available to requesting Bell Atlantic Internet Solutions business customers in the Bell Atlantic northern region during the first quarter of 1998. The Company intends to pursue additional relationships with other telecommunications providers, including additional 'local telco service' providers both using wireline and wireless facilities, including LECs, RBOCs, CAPs and cable television companies.

     MARKETING
     The Company employs marketing and public relations personnel and works with third-party advertising firms and consultants to provide broad coverage in network computer and vertical industry publications. The Company participates in nationwide industry trade shows, historically including NetWorld+InterOp, Internet World and CompTel. The Company also participates in co-branding promotions with strategic partners including Sun, Access Graphics and Merisel. Recently, the Company expanded its marketing budget in an effort to increase its brand recognition among potential customers in its target vertical markets.

CUSTOMERS
     Customers served by the Company in the 12 months ended September 30, 1997 include the following:

                                                                                 SOLUTION COMPONENTS
                                                                  COMMUNICATIONS    PROFESSIONAL
                            CUSTOMER                                 SERVICES         SERVICES         PRODUCTS
                            --------                              -------------- -------------------   --------
  FINANCIAL SERVICES
  -------------------------------------------------------------------------------------------------------------
  Alliance Capital Management LP                                                       'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Bear, Stearns & Co. Inc                                               'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Daiwa Securities America Inc.                                         'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Deutsche Morgan Grenfell                                              'ch'           'ch'
  -------------------------------------------------------------------------------------------------------------
  Merrill Lynch & Co., Inc.                                                            'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Nomura Securities Co. Ltd.                                            'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Tudor Investment Company                                              'ch'           'ch'
  -------------------------------------------------------------------------------------------------------------
  TELECOMMUNICATIONS
  -------------------------------------------------------------------------------------------------------------
  ACC Long Distance Corp.                                               'ch'
  -------------------------------------------------------------------------------------------------------------
  Bell Atlantic Internet Solutions, Inc.                                'ch'           'ch'
  -------------------------------------------------------------------------------------------------------------
  Fiberlink Communications Corp.                                        'ch'
  -------------------------------------------------------------------------------------------------------------
  Omnipoint Communications                                              'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  MEDIA
  -------------------------------------------------------------------------------------------------------------
  ABC Radio Network Inc.                                                               'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  CBS, Inc.                                                             'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  CMP Publications, Inc.                                                'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  C-NET: The Computer Network                                           'ch'                              'ch'
  -------------------------------------------------------------------------------------------------------------
  Comedy Central Network                                                               'ch'
  -------------------------------------------------------------------------------------------------------------
  Economist Intelligence Unit                                           'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  John Wiley & Sons, Inc.                                                              'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Wire Networks, Inc. (Women's Wire)                                    'ch'                              'ch'
  -------------------------------------------------------------------------------------------------------------
  TRAVEL
  -------------------------------------------------------------------------------------------------------------
  Galileo International                                                 'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  KLM Royal Dutch Airlines                                                             'ch'
  -------------------------------------------------------------------------------------------------------------
  Swissair                                                              'ch'           'ch'
  -------------------------------------------------------------------------------------------------------------
  Swissotel                                                             'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  RETAIL/CONSUMER PRODUCTS
  -------------------------------------------------------------------------------------------------------------
  Eastman Kodak Company                                                                'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Kobra International (Nicole Miller)                                   'ch'           'ch'
  -------------------------------------------------------------------------------------------------------------
  INFORMATION SERVICES
  -------------------------------------------------------------------------------------------------------------
  The Associated Press                                                  'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Bloomberg Financial Markets Inc.                                                     'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  INSURANCE AND HEALTHCARE
  -------------------------------------------------------------------------------------------------------------
  Group Health, Inc.                                                    'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Insurance Services Office, Inc.                                       'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  Metropolitan Life Insurance Co.                                                      'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------
  National Preferred Provider Network, Inc.                             'ch'           'ch'               'ch'
  -------------------------------------------------------------------------------------------------------------

     In 1994, 1995, 1996 and the first nine months of 1997, the Company derived 25%, 28%, 30%, respectively, and 49%, respectively, of its revenues from a single customer, Bear Stearns. In 1994, 1995 and 1996, the Company derived 11%, 15% and 13%, respectively, of its revenues from a second customer, Nomura Securities. In 1995, the Company derived 10% of its revenues from a third customer, Merrill Lynch. Except for such revenues from such customers, the Company did not derive 10% or more of its revenues from a single customer in 1994, 1995, 1996 or the first nine months of 1997.

KEY APPLICATIONS

     The following examples illustrate how the Company has provided communications and professional services to facilitate access to and distribution of mission-critical IP-based information and applications.

     BEAR, STEARNS & CO. INC.

     Historically, Icon had been a major technology product supplier for Bear Stearns, reselling hardware and software products to the financial services company since January 1994. In 1995, Bear Stearns hired the Company's professional services unit to assist in the roll-out of desktop computers within the firm. As part of the engagement, a number of the Company's engineers were staffed on-site to assist with the installation and maintenance of the new systems. Subsequently, Bear Stearns engaged Icon on projects to integrate Bear Stearns' document management system into an IP-network through a web gateway and to design, develop and implement its Correspondence System Project. Bear Stearns also selected the Company to facilitate the migration of Bear Stearns' brokerage clearing system to an IP-based network, to run the back-office transaction processing on existing legacy networks and to operate Bear Stearns' systems and mainframes consistent with its exacting reliability and security requirements. Icon's solution included initial project consultation, design and development of the application and IP-network, integration of the application and web gateway with existing back-office legacy equipment and applications and associated communications and maintenance services. With respect to this project, Icon currently provides Internet access services, manages the server on which the application resides, manages and maintains the IP-network and provides ongoing consulting services. By implementing this solution, the Company believes that Bear Stearns has been able to reduce the cost of maintaining a client/server infrastructure, eliminate the need for application support on the PC level through the use of Java and reduce WAN expenses by using the Company's network rather than building its own.

     BELL ATLANTIC INTERNET SOLUTIONS

     In May 1996, Bell Atlantic Internet Solutions entered into an arrangement to provide billing services in connection with the inclusion of Icon's communications services as an option available to Bell Atlantic Internet Solutions' customers. As a result of this arrangement, a significant percentage of Bell Atlantic Internet Solutions' customers have selected Icon as their global service provider to provide the long distance portion of the Internet access services for both dedicated and switched access services. In light of the success of this relationship, in June 1997, Bell Atlantic Internet Solutions contracted with the Company to provide professional services to develop a website for Bell Atlantic Internet Solutions' online marketing campaign. Icon's professional services included the design and development of a system architecture that facilitated users' access to product information and was capable of distributing geographically specific information to users in disparate locations. The Company also re-purposed existing marketing material to take advantage of the interactive nature of the Internet. In October 1997, the Company extended its arrangement with Bell Atlantic Internet Solutions by entering into an updated GSP agreement with Bell Atlantic Internet Solutions. The Company currently plans to make its services available to requesting Bell Atlantic Internet Solutions customers in the northern region during the first quarter of 1998.

     CBS, INC.

     Commencing in 1991, the Company began acting as a VAR for CBS. CBS thereafter engaged Icon's professional services division to design and develop an extranet to facilitate CBS' affiliates' access to

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programming information and CBS' ability to distribute real-time news and other corporate information from internal databases. The Company provided consulting services to help CBS design an efficient and cost-effective technology infrastructure and integrate a streamlined data-filtering information distribution application with back-end legacy databases and a web-based user interface. In 1995, the customer selected Icon to provide hosting and Internet access for the CBS website and other CBS-related websites. At the same time, CBS selected Icon to develop and manage an Internet site providing live coverage of the 1996 Presidential election, entitled 'Campaign '96.' The Company provided CBS with an end-to-end solution, including design and implementation of the back-end database architecture and the creation of dynamically-generated pages with live streaming audio and video. The Company also provided hosted systems management and maintenance and monitored bandwidth needs on a real-time basis. In September 1997, CBS selected Icon as its communications services provider to provide various services including hosting and access for the websites 'cbsnow.com' and 'cbs.com,' provide systems integration and infrastructure planning services, and to provide technology products and associated integration, maintenance and support services.

RESEARCH AND DEVELOPMENT

     To optimize overall network performance, Icon develops and markets proprietary technologies. Icon's proprietary technologies are based on a modular development approach that offers flexibility and allows for the reuse of individual components and the rapid implementation of custom solutions. In addition, Icon maintains a technology-neutral position thereby enabling it to integrate third-party technologies to optimize its clients' solutions irrespective of technology platform.


     OLive -- Objects Live. OLive'tm' is an object-oriented development platform developed and used by the Company in the design of its proprietary technologies. The Company designed OLive to simplify the development process of customized network-centric applications solutions and is focused on re-usability, interoperability and ease of customization.



     NESI. The protection of mission-critical data is of vital importance to a company's business. As a result, corporations need business recovery capabilities to replicate data in remote locations. To address data backup and recovery needs, the Company developed NESI'tm', a technology that extends the distance over which computers can communicate with peripherals such as disk drives. Data can be sent over a WAN to be processed on a device at a remote location, in the same manner as if the device were local. As a result, administrative tools may be used to manage remote devices without modification. Major benefits of NESI include the ability to be integrated with third-party data mirroring products, such as Sun's Solstice DiskSuite and the Veritas Volume Manager, and with data backup software. The Company plans to provide a business recovery service by combining NESI with its proprietary IP replication technology. IP replication technology redirects requests for data stored on a specific server to one or more servers that are hosted on the Company's network by replicating the IP address or identity of the original server. If data is requested from a server that has failed, the request is re-directed to a different NESI-enabled server that is storing a mirrored copy of the data. This further improves recoverability of the data and speed of access to it. The Company has a patent pending on the NESI technology.



     IconCache. End users often experience poor performance while waiting for content to be downloaded from a web server. IconCache'tm', an OLive-based, intelligent caching technology speeds this download process, enhancing the access to and distribution of information over the Internet. Traditionally, when end-users request data via the Internet, a server in a single location fulfills the request. This configuration may result in poor performance due to high server loads caused by overburdening the server with a high volume of requests or increased latency or transmission delays caused by end-user requests originating a significant distance from the server. IconCache improves network performance by addressing both of these problems. Icon addresses server load and distance-related latency problems in areas experiencing high request volume by replicating server data and offloading or caching it to other servers. Ultimately, IconCache diversifies single server loads and moves data closer to the end-user, minimizing backbone traffic and enhancing performance. IconCache is different from other caching technologies, such as proxy servers, that do not provide high levels of data management and are typically used for simple static websites. Icon plans to enhance the flexibility of IconCache by combining it with IP replication. The Company has a patent pending on this technology.

     IconFeed. In order to fulfill the growing need to publish and distribute content over the Internet, Icon developed IconFeed'tm', an OLive-based content publishing and distribution technology. IconFeed is an application that resides on a server and receives data, regardless of format, and normalizes it for optimal storage, maintenance and distribution on the web. The normalized data can be stored in and accessed by a variety of data storage devices, including databases and file systems. Ultimately, it is distributed and converted into a format suitable for presentation via web servers, including HTML. The Company has a patent pending on this technology.

     IconChat. The Internet enables the real-time interaction of end-users via text, audio and video technologies. By incorporating these increasingly popular interactive technologies into their websites, corporations are realizing benefits, including the extended duration of end-user visits to revenue-generating sites and the reduction of traditional communications costs. While currently integrated with a third-party software product, IconChat'tm', a text-based real-time discussion system, is the Company's first Internet-based interactive offering. IconChat includes proprietary functionalities, including a message board functionality that enables the electronic posting of messages similar to that of a traditional bulletin board. The Company believes that IconChat is ideal for corporate customers who want to facilitate real-time text-based dialog among users of a company's website. It is offered as a value-added service to Icon's communications services customers.

COMPETITION

     The markets served by the Company are extremely competitive. The influx of new market entrants is expected to continue in each sector of the Company's business to meet the growing demand for information technology and communications services and products. Additionally, the Company believes that such factors as shifting customer demands and the rapid pace of technological advance will intensify competition and result in continual pressures to reduce prices, enhance services and products and develop and exploit new technology. Most of the Company's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than the Company. The Company believes that its ability to compete successfully depends upon a number of factors, including the performance, reliability and security of its communications infrastructure, continued ability to provide end-to-end Internet solutions, its ability to maintain and expand its channels of distribution, its continued expertise in proprietary and third party technologies, its ability to attract and retain service engineers, the pricing policies of its competitors and suppliers, the variety of services it offers, the timing of introductions of new services by the Company and its competitors, customer support, the Company's ability to support industry standards and industry and general economic trends.

     COMMUNICATIONS SERVICES

     The Company's current and prospective competitors in the Internet communications services sector generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI, Sprint, WorldCom, Intermedia, GTE and LECs; (ii) online services providers, such as America Online, MSN and Prodigy; (iii) ISPs, such as NETCOM, PSI, Concentric and other national and regional providers; (iv) cable modem connectivity providers such as @Home; and (v) data center providers such as Exodus. Most of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications infrastractures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services and products than the Company. In addition to the companies named above, various organizations have entered into or are forming joint ventures or consortiums to provide services similar to those of the Company. The Company believes that competitive factors in the Internet services market include market presence, network capacity, reliability and security, price, new products and enhancements and conformity with industry standards.

     Certain companies, including WorldCom, Intermedia and GTE, have also obtained or expanded their Internet access services and products as a result of acquisitions. In 1996, MFS merged with UUNET, a competitor of the Company in the area of Internet access. MFS has been acquired by WorldCom, which is also a supplier of network services to Icon. WorldCom has reached an agreement to acquire MCI, which is a major provider of Internet backbone services. The combination of MFS, UUNET, WorldCom and MCI means that one of the Company's major suppliers is also one of its formidable competitors in providing Internet services. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. Additionally, certain distributors of the Company's services and products, such as Bell Atlantic Internet Solutions, may compete with the Company in the future. Certain companies are also providing high-speed data services using alternative delivery methods such as cable television, direct broadcast satellites and wireless cable.

     As a result of increased competition and vertical and horizontal integration and consolidation in the industry, the Company could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

     PROFESSIONAL SERVICES

     The professional services market is highly fragmented and served by numerous providers, including consulting and systems integration firms, facilities management and MIS outsourcing companies, applications software firms, major equipment providers through their professional services units, major accounting firms, general management consulting firms and website/intranet design firms. The Company typically encounters competition from mid-sized and regional consulting and systems integration firms, such as Cambridge Technology Partners and Technology Solutions, and increasingly competes with large-scale systems integrators, such as EDS. The Company's design group also competes with a variety of interactive design firms including agency.com, Razorfish, USWeb and CKS Group. The Company believes that the primary competitive factors at work in this market are price, the ability to fashion and deliver efficient solutions to customer needs, the quality of service, including project management and ongoing support and maintenance, its ability to attract and retain service engineers and the availability and quality of hardware. Accordingly, the Company competes on the basis of its reputation, personnel, technical sophistication and ability to provide single-source, end-to-end solutions.

     PRODUCT RESALES

     The product resales business is a highly competitive market with low margins and no substantial barriers to entry. The Company believes that its ability to compete successfully depends on a number of factors, including its ability to integrate value-added services with its product resales, the price at which the Company resells products, the speed and accuracy of delivery, the effectiveness of sales and marketing programs, credit availability, the ability to tailor specific solutions to customer needs, the quality and breadth of products offered, the availability to offer product information and technical support and industry and general economic trends.

     The Company's current and prospective competitors generally can be divided into three groups: (i) national and regional VARs, such as EJV Bridge Networks, Bell Technology and LANCOM; (ii) national and regional systems integrators, such as EDS, Sapient, Computer Associates and The Ergonomics Group; and (iii) hardware distributors, such as CHS Electronics and ITOCHU. Many of these competitors have greater market presence and financial resources than those available to the Company. As a result, they may be able to adapt more swiftly to changes in market prices and customer requirements, provide financing to customers for purchases, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company. In addition, the Company expects that additional competitive pressure may arise from manufacturers that have been successful in selling directly to the end-users without the use of resellers.

PROPRIETARY RIGHTS

     The Company believes that factors such as the technical and business expertise of its personnel, attentive high-quality customer service and strategic alliances with its suppliers and other vendors, have to date played a predominant role in promoting its reputation and the growth of its business but recognizes that its ability to compete effectively and to continue to grow will depend increasingly on the use and appeal of its proprietary technology. While the Company relies on patent, trademark, contract, trade secret and copyright law to protect its proprietary technologies, it is possible for a third party to copy or otherwise obtain and use the Company's technologies without authorization, or to develop similar technologies independently. Although the Company has not to date registered any trademark or service mark, it has applied to register its name and logo design as trademarks and certain of its product and service names and marks as trademarks or service marks in the United States. The Company does not own but has applied for patents on certain of its proprietary technologies. Although the Company does not believe that its services or products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful.

     In accordance with the Company's policy, all of the Company's employees and consultants have entered into, and all future employee and consultants are expected to enter into, agreements containing confidentiality and nonsolicitation covenants. Similarly, the Company's agreements with customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information and products, the use of software in source code form and the sublicensing of licensed software. The Company also monitors and limits access to and the distribution of its proprietary technologies. In addition, the Company sells or licenses its services and products in, and the Internet and other global networks facilitate the delivery of the Company's software to, other countries where the laws may not afford adequate protection of the Company's proprietary rights in such products or provide effective means for its enforcement of such rights.

     Certain technologies used in the Company's solutions are licensed or leased by the Company, generally on a non-exclusive basis. There can be no assurance that such technology will continue to be available to the Company on commercially reasonable terms. The loss of such technology could impair the Company's products or services or require the Company to obtain substitute technologies of lower quality or performance standards or at greater cost. See 'Risk Factors -- Dependence on Proprietary Technologies'.

GOVERNMENTAL REGULATION

     The Company believes it is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. To date, the FCC has not actively sought to regulate the provision of Internet access and related services. Except for the stand-alone provision of underlying basic transmission capability, the offering of Internet services or access to the Internet has generally been considered an 'enhanced service,' a type of services offering that is not currently regulated by the FCC. Whether the FCC will assert regulatory authority over the Internet and the level of such regulation, if asserted, are pending issues at that agency, and regulation of the Internet and related services in general is being considered by lawmakers at many levels of government. The Company cannot predict whether regulation may be imposed in the future, what form such regulation may take or that such regulation will not adversely affect the Company's business, financial condition or results of operations.

     Under current law, operators of 'enhanced' services are exempt from FCC regulation, but operators of 'basic' services are not similarly exempt. The FCC has not yet addressed whether providing transport services, including Internet telephony, to customers over an IP-based network is an enhanced service. A determination by the FCC that providing Internet transport or telephone services to customers over an IP-based network is subject to regulation would adversely impact the Company's ability to provide various existing and planned services and to provide Bell Atlantic Internet Solutions' customers with the option to purchase the Company's communications and other services, and could have a material adverse effect on the Company's business, financial condition and results of operations. Some states may, however, seek to exercise regulatory jurisdiction over certain aspects of such offerings.

     The FCC also extensively regulates the cable and broadcasting industries. These regulations address, among other things, technical, ownership, competition and content-related issues. To date, the FCC has not determined whether or to what extent its regulatory framework can or should be extended to directly govern analogous communications on the Internet, such as video and audio streaming. There can be no guarantee that the limited regulatory burdens on the Internet to date will not increase or that new laws governing the Internet will not be passed.

     In February 1996, the Telecommunications Act of 1996 was signed into law by the President of the United States. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access charges to Internet services, or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of services or products. Certain other legislative initiatives, including those involving taxation of Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers have also been proposed. The Company cannot predict the impact, if any, that these or other laws and regulations or legal or regulatory changes may have on its business.

     In addition, Bell Atlantic has filed a petition with the FCC seeking relief from various regulations that affect the deployment of advanced telecommunications services by RBOCs. The petition asks the FCC to approve Bell Atlantic's (i) provision of high-speed broadband services without regard to current geographic restrictions, (ii) development of new services without current pricing, unbundling or separations restrictions and (iii) sale of new services unrestricted by otherwise applicable price cap and separate affiliate rules. If the FCC approves the petition, Bell Atlantic or Bell Atlantic Internet Solutions may be able to undertake many of the functions that the Company currently performs for Bell Atlantic Internet Solutions' customers. The FCC has invited public comment on Bell Atlantic's request.

     Recently the FCC proposed to eliminate the requirement that RBOCs must file comparably efficient interconnection plans and obtain approval for those plans prior to providing new enhanced services. Elimination of this requirement could lessen certain regulatory burdens currently imposed on Bell Atlantic Internet Solutions. Furthermore, on December 31, 1997, a Federal District Court Judge declared several provisions of the Telecommunications Act unconstitutional. If upheld on appeal, this decision may allow Bell Atlantic to offer certain services, which Bell Atlantic Internet Solutions and its affiliates have been prohibited from offering under the Telecommunications Act, without the FCC finding Bell Atlantic to be in compliance with the network unbundling and other competitive requirements set out in the Telecommunications Act. The Company currently provides such services for Bell Atlantic Internet Solutions' customers; and if the decision is upheld on appeal, Bell Atlantic Internet Solutions or its affiliates may provide such services directly to their customers.

     Bell Atlantic Internet Solutions' relationship with the Company is subject to review and regulation by state and federal authorities, including the FCC. Although the Company understands that Bell Atlantic Internet Solutions has received the requisite approvals to provide service and make the Company's services available to those of Bell Atlantic Internet Solutions' customers who request them (which has only included customers in the traditional Bell Atlantic southern region through the date of this Prospectus), a petition submitted by MFS in July 1996 for reconsideration of such FCC approvals is currently pending before the FCC. Additionally, the extension of the Company's service offerings into the traditional Bell Atlantic northern region (NYNEX) is subject to approvals at the state and federal levels. There can be no assurance that Bell Atlantic Internet Solutions will be successful in maintaining or procuring the requisite regulatory approvals. Failure of Bell Atlantic Internet Solutions to maintain or prospectively procure such approvals at the federal or state level could adversely affect the

Company's existing agreements with Bell Atlantic Internet Solutions, and, as a result, the Company's business, financial condition and results of operations.

     Additionally, certain lobbying groups are attempting to initiate legislation which would compel ISPs to pay access charges for the use of some of the local networks operated by the RBOCs. The adoption of such laws or regulations could inhibit the continued growth of the Internet or other wide area information networks, impose additional costs on the Company, expose the Company to greater potential liability from regulatory actions or private legal proceedings or otherwise adversely affect the Company's business operations or performance. However, at present, the Company is unable to predict whether any laws or regulations specifically applicable to the Company or its businesses will be adopted, or, if any such laws or regulations are adopted, the nature or extent of their impact on the information technology industry or the Company's business operations or performance.

     Federal and state laws and regulations relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.

     In addition, legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits the transmission on the Internet of certain types of information. The imposition upon the Company and other Internet access providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative actions and proposals could impact the growth of Internet use. While the Company carries professional liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated over its networks. See 'Risk Factors -- Government Regulation.'

LEGAL PROCEEDINGS

     The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

EMPLOYEES

     As of September 30, 1997, the Company had 229 employees, all of whom were full time. Of these, 98 were principally engaged in professional services, 28 were principally engaged in the communications services, 11 were principally engaged in the interactive publishing group, 36 were principally engaged in sales and marketing, 13 were principally engaged in research and development, 10 were principally engaged in operations and 33 were principally engaged in finance, administration, legal, management information systems and human resources. None of the Company's employees is represented by a labor union. The Company considers its relations with its employees to be satisfactory.

PROPERTIES

     The Company currently occupies approximately 55,000 square feet in a modern office building in Weehawken, New Jersey, under a lease which expires on February 28, 2006. The Company's NOC is located at its Weehawken building. The Company also leases approximately 5,700 square feet for its New York City office and is negotiating a possible lease of approximately 20,000 square feet of space to replace the existing New York City office.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information (ages as of February 1, 1998) concerning each of the Company's directors and executive officers:

               NAME                  AGE                             POSITION
----------------------------------   ---   -------------------------------------------------------------
Scott A. Baxter...................   35    President, Chief Executive Officer and Chairman of the Board
                                             of Directors
Richard M. Brown..................   48    Vice President -- Information Technologies, Secretary and
                                             Director
Scott Harmolin....................   38    Senior Vice President, Chief Technology Officer and Director
Kenneth J. Hall...................   39    Senior Vice President, Chief Financial Officer and Treasurer
Susan A. Massaro..................   42    Senior Vice President -- Professional Services
Frank C. Cicio, Jr................   43    Senior Vice President -- Sales and Business Development
Anthony R. Scrimenti..............   43    Senior Vice President -- Communications Services
David L. Goret....................   34    Vice President -- Business Affairs, General Counsel and
                                             Assistant Secretary
Robert J. Thalman, Jr.............   45    Vice President -- Strategic Marketing
Michael J. Gold...................   33    Vice President -- Corporate Development
Samuel A. Plum....................   53    Director
Wayne B. Weisman..................   41    Director

     Scott A. Baxter, a founder of the Company, has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1991. From June 1987 to February 1991, Mr. Baxter was an account executive at Sun. From 1984 to 1987, Mr. Baxter was an account executive at Data General Corporation ('Data General').

     Richard M. Brown, a founder of the Company, has been the Vice
President -- Information Technologies, Secretary and a Director of the Company since its inception in 1991. From November 1986 to February 1991, Mr. Brown was President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.

     Scott Harmolin, a founder of the Company, has served as Senior Vice President, Chief Technology Officer and Director of the Company since its inception in 1991. From November 1986 to February 1991, Mr. Harmolin was Vice President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.


     Kenneth J. Hall has served as the Company's Senior Vice President, Chief Financial Officer and Treasurer since April 1997. From February 1996 to March 1997, he was the Chief Financial Officer of Global DirectMail Corp, an international direct marketer of computer products and office supplies. Prior to such time, Mr. Hall was employed by the National Football League Properties, Inc. as Vice President of Finance and Administration and Chief Financial Officer from 1992 to 1995 and Director of Finance from 1990 to 1991. Mr. Hall's experience also includes management positions with Price Waterhouse LLP and Coopers & Lybrand L.L.P.


     Susan A. Massaro has served as the Company's Senior Vice
President -- Professional Services since March 1996. From January 1979 to March 1996, Ms. Massaro worked for Data General, a computer hardware and software manufacturer, where she held many technical and business management positions, including the U.S. Director of Professional Services, Eastern U.S. Director of Systems Engineering, Northeast Technical Services Manager, and various Systems Engineering consultant and management positions. Prior to joining Data General, Ms. Massaro held Programmer/Analyst positions at LeCroy Research Systems, a test and measurement instrumentation manufacturer, and STC Systems, a business application solutions provider and integrator. Ms. Massaro is the spouse of Anthony R. Scrimenti.

     Frank C. Cicio, Jr. has served as Icon's Senior Vice President -- Sales and Strategic Business Development since February 1997. Mr. Cicio served from July 1993 to February 1997 as Executive Vice President of Sales and Marketing of Logic Works Incorporated, a computer software company. Prior to joining Logic Works, Mr. Cicio was Director of Strategic Alliances at Bachman Information, a computer software company, and served in various capacities at MAI Systems, a manufacturer of application software and hardware products for the retail, distribution and financial markets, beginning as an engineering project manager in 1977 and rising to General Manager of the North American Industry Business Unit in 1989.

     Anthony R. Scrimenti has served as the Company's Senior Vice
President -- Communications Services since November 1997 and was its Chief Information Officer from August 1994 to November 1997. From October 1993 to August 1994, Mr. Scrimenti was employed by Novell, Inc., a networking software manufacturer, as a senior systems consultant. From January 1986 to October 1993, Mr. Scrimenti was employed by Data General, a computer hardware and software manufacturer, in various capacities, including as Manager, Network Services. Mr. Scrimenti is the spouse of Ms. Massaro.

     David L. Goret has served as the Company's General Counsel since February 1996 and Vice President -- Business Affairs since February 1997. From July 1992 to January 1996, Mr. Goret served as Vice President -- Business Affairs and General Counsel of Interfilm, Inc., a public company that he co-founded, which produced interactive motion pictures. From May 1991 to July 1992, Mr. Goret served as director of Business Affairs for Controlled Entropy Entertainment, an entertainment production company. From October 1989 to July 1992, Mr. Goret served as Director of Business Affairs for Tour-Toiseshell, Inc., the production company of the Teenage Mutant Ninja Turtles live shows. Mr. Goret was an attorney at Haythe & Curley from September 1988 to October 1989. Mr. Goret is admitted to practice in New York and New Jersey.

     Robert J. Thalman, Jr. has served as the Company's Vice President of Strategic Marketing since January 1997. Prior to joining Icon, Mr. Thalman spent 16 years with Turner Broadcasting System, where he oversaw strategic marketing for both international (1991-1996) and domestic (1986-1990) network distribution.

     Michael J. Gold has served as the Company's Vice President -- Corporate Development since August 1997. From October 1996 to May 1997, Mr. Gold was the Chief Executive Officer of Tumble Interactive Media, Inc., an interactive media agency. From May 1993 to February 1996, he was the President and founder of Beyond Fitness, a multimedia fitness-information services company. From August 1986 to April 1993, Mr. Gold was employed by AT&T and Bell Laboratories in various capacities, including Manager, New Business Development in the electronic commerce area and District Manager, Sales.

     Samuel A. Plum has been a Managing General Partner of the general partner SCP Private Equity Partners, L.P. ('SCP'), a private equity investment fund, since its inception in August 1996 and was a Managing Director of Safeguard Scientifics Inc., an information technology company, from 1993 to 1996. From February 1989 to January 1993, Mr. Plum served as President of Charterhouse Inc. and Charterhouse North America Securities, Inc., the U.S. investment banking and broker-dealer arms, respectively, of Charterhouse PLC, a merchant bank in the U.K. From 1973 to 1989, Mr. Plum served in various capacities at the investment banking division of PaineWebber, Inc. and Blyth Eastman Dillon & Co., Inc.

     Wayne B. Weisman has been a Partner of the general partner of SCP, a private equity investment fund, since its inception in August 1996. He has been Vice President of CIP Capital, L.P., a licensed Small Business Investment Company, since its formation in 1990. From January 1992 to May 1994, Mr. Weisman was an Executive Vice President of Affinity Biotech, Inc., a healthcare technology company, and Vice President and General Counsel of its successor, IBAH, Inc., a clinical trials management company. He formerly practiced law with the Philadelphia firm of Saul, Ewing, Remick & Saul. Mr. Weisman is a director of Microleague Multimedia, Inc. and CinemaStar Luxury Theaters, Inc.

     Prior to consummation of the Offering, the Board of Directors shall be divided into three classes, with each class containing as equal a number of Directors as possible; after an interim period of three years following consummation of the Offering, all directors will be elected for three years and only one class of directors will come up for election each year. Officers serve at the discretion of the Board of Directors. Other than as set forth above, there are no family relationships between any of the Directors or executive officers of the Company. There will be five people on the Company's Board of Directors immediately after the consummation of the Offering.

     Upon consummation of the Offering, the Board of Directors intends to establish an Audit Committee and a Compensation and Stock Option Committee, a majority of whose members will be independent directors. The Audit Committee will communicate with and receive information directly from the Company's independent accountants and will review the Company's financial controls, policies and procedures. The Compensation and Stock Option Committee is expected to review and evaluate periodically the compensation of the Company's officers and will administer the 1995 Option Plan.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company are not entitled to receive any fees for serving as directors. All directors are reimbursed for out-of-pocket expenses related to their service as directors. Under the 1995 Option Plan, non-employee directors will be entitled to receive formula grants of stock options.

     An option to purchase 3,273 shares will be automatically granted to each non-employee director when he or she is elected or appointed to the Board (the 'Initial Grant'), and an option to purchase an additional 2,182 shares will be automatically granted immediately following each annual meeting of stockholders at which directors are elected after the Initial Grant (the 'Subsequent Grant') where such person is re-elected as a director of the Company. Such options have not yet been issued to Messrs. Plum and Weisman. The director's right to exercise all of the shares of the Initial Grant will vest immediately upon grant. Each Subsequent Grant of options will vest immediately upon grant. The option price per share of Common Stock granted to non-employee directors will be 100% of the fair market value of the Common Stock at the date of grant. Each option granted to non-employee directors will be exercisable for ten years after the date of grant.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The following summary compensation table specifies the components of the compensation packages of the Company's Chief Executive Officer and four other most highly compensated executive officers (the 'named executive officers') for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL              LONG TERM COMPENSATION
                                                                     COMPENSATION(a)                 AWARDS
                                                                   --------------------    --------------------------
                                                                                           NUMBER OF
                                                                                             SHARES
                                                                                           UNDERLYING     ALL OTHER
                  NAME AND PRINCIPAL                     FISCAL     SALARY      BONUS       OPTIONS      COMPENSATION
                       POSITION                           YEAR       ($)         ($)          (#)            ($)
------------------------------------------------------   ------    --------    --------    ----------    ------------
Scott A. Baxter ......................................    1997     $185,000    $120,000       --            $1,275
  Chief Executive Officer and President                   1996      176,981     120,000      109,091        --
Richard M. Brown .....................................    1997      173,807      40,000       --             1,361
  Vice President -- Information Technologies and          1996      157,077      35,000       --             5,376
  Secretary
Frank C. Cicio, Jr. ..................................    1997      171,539      50,000      109,091        --
  Senior Vice President - Sales and Business              1996        --          --          --            --
  Development
Scott Harmolin .......................................    1997      173,807      40,000       --             1,286
  Senior Vice President and Chief Technology Officer      1996      157,577      35,000       --             5,820
Robert J. Thalman, Jr. ...............................    1997      169,615      40,000       32,727        --
  Vice President - Strategic Marketing                    1996        --          --          --            --

------------

 (a) Does not indicate supplementary compensation amounts less than the greater of 10% of the named executive officer's salary and bonus or $50,000.

     OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to the named executive officers for the year ended December 31, 1997:

                                    NUMBER OF      PERCENT OF                                     POTENTIAL REALIZABLE
                                    SECURITIES    TOTAL OPTIONS                                     VALUE AT ASSUMED
                                    UNDERLYING     GRANTED TO      PER SHARE                     ANNUAL RATES OF STOCK
                                     OPTIONS      EMPLOYEES IN     EXERCISE       EXPIRATION      PRICE VALUATION FOR
              NAME                   GRANTED       FISCAL YEAR       PRICE           DATE             OPTION TERM
---------------------------------   ----------    -------------    ---------      ----------    ------------------------
                                                                                                    5%           10%
                                                                                                ----------    ----------
Frank C. Cicio, Jr...............     109,091          21.3%        $  6.02(a)      2/17/07     $1,653,000    $3,022,000
Robert J. Thalman, Jr............      32,727           6.4            6.02(a)      1/15/07        496,000       907,000

------------

 (a) Reflects the repricing of such options in June 1997 when the exercise price of such options was reduced from $14.27 to $6.02 per share.

     FISCAL YEAR-END VALUE OF UNEXERCISED OPTIONS

     The following table contains information concerning the value of unexercised options (which includes the value of such options both before and after giving effect to the repricing and/or replacement of such options in January and June 1997, respectively) of the named executive officers at December 31, 1997:

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                                                              OPTIONS                    THE-MONEY OPTIONS
                                                    ----------------------------    ----------------------------
                                                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                    ------------   -------------    ------------   -------------
Scott A. Baxter..................................        --           109,091            --          $ 695,000
Frank C. Cicio, Jr...............................        --           109,091            --            761,000
Robert J. Thalman, Jr............................        --            32,727            --            228,000

EMPLOYMENT AGREEMENTS

     In December 1995, the Company entered into five-year employment agreements with Messrs. Baxter, Brown and Harmolin. In May 1997, each of the agreements was amended to extend the employment term until May 2002. The agreements provide for Mr. Baxter to serve as the Company's Chief Executive Officer and President, for Mr. Brown to serve as the Company's Vice President -- Information Technologies and Secretary and for Mr. Harmolin to serve as the Company's Senior Vice President and Chief Technology Officer at a minimum annual base salary of $185,000, $180,000 and $180,000, respectively. Mr. Baxter's agreement also provides for the payment of a guaranteed quarterly bonus in the amount of $30,000, and Mr. Brown's and Mr. Harmolin's agreements each provide for the payment of a guaranteed quarterly bonus in the amount of $10,000. Each also receives additional salary increases and bonuses as the Board of Directors may grant, as well as those benefits generally provided to other executive officers of the Company, and an automobile allowance. In the event of termination of employment of any of such executives following a change of control (as defined in such employment agreements) of the Company, the Company has agreed to pay the respective executive severance in an amount equal to 2.99 multiplied by his base amount (as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the 'Code')). Each executive has also agreed not to compete against the Company during the term of his employment, and not to solicit or perform services for any customers or solicit any employee of the Company during the term of his employment and for a period of 12 months after the termination of his employment.

     In February and March 1997, the Company entered into employment agreements with Messrs. Cicio and Hall, respectively, pursuant to which they are employees-at-will. The agreements provide for each to be paid a minimum annual base salary of $200,000 and a performance-based bonus. If either is terminated without cause, he is entitled to receive his salary compensation otherwise payable for a period of six months; provided, however, that if the Company has extended such employee's related non-compete agreement, then such employee is entitled to receive his salary compensation otherwise payable for a period of 12 months. Messrs. Cicio and Hall were each granted an option to purchase 109,091 and 87,273 shares of Common Stock, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee during the fiscal year ended December 31, 1996; its function was performed by the Board of Directors. Messrs. Baxter, Brown and Harmolin, as the three members of the Board of Directors, each participated in deliberations concerning executive officer compensation. In June 1997, the Company established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Messrs. Baxter, Brown, Harmolin and Weisman and the members of the Audit Committee are Messrs. Baxter, Harmolin and Weisman. Upon the consummation of this Offering, the Board of Directors intends to reconstitute the Audit Committee such that a majority of the members of such Committee will be non-employee directors (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended).

1995 OPTION PLAN

     In October 1995, the Board of Directors adopted and the stockholders of the Company approved the 1995 Option Plan. The 1995 Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ('Incentive Stock Options') within the meaning of Section 422 of the Code to key employees (including directors and officers who are key employees) and (ii) options not intended so to qualify ('Nonqualified Stock Options') to key employees (including directors and officers who are key employees of the Company), non-employee directors and consultants. The total number of shares of Common Stock for which options may be granted under the 1995 Option Plan is 2,181,818 shares.

     The 1995 Option Plan is to be administered by the Board of Directors, which will determine to whom options are granted, the number of shares subject to such options, and the terms, exercise prices and other terms and conditions of the exercise thereof.

     The exercise price of any Incentive Stock Option granted under the 1995 Option Plan must be at least equal to the fair market value of the shares subject to such option on the date of grant, while the exercise price of any Incentive Stock Option granted to any participant who owns stock possessing more than 10% of the total combined voting power of the Company's outstanding capital stock must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant. The determination of fair market value is made by the Board of Directors based primarily upon reference to the fair market value of recent sales of the Company's securities to unrelated third parties. The term of each Incentive Stock Option granted pursuant to the 1995 Option Plan cannot exceed ten years, while the term of any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the total combined voting power of the Company's outstanding capital stock cannot exceed five years. Options become exercisable at such times and in such installments as is provided in the option contract for each individual option. No option granted under the 1995 Option Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee.

     Pursuant to option contracts granted to certain executive officers and certain key employees of the Company, the vesting of certain unvested options granted to such individuals will accelerate (i) upon such individual's termination of employment without cause, as a result of death or as a result of disability and (ii) upon certain changes in control (each, an 'Acceleration Date'). Pursuant to such agreements, the options otherwise exercisable within up to three years (depending on the terms of the option contract such individual has negotiated with the Company) will vest upon the occurrence of an Acceleration Date.

     As of the date of this Prospectus, under the 1995 Option Plan, the Company has granted to certain of its employees options to purchase up to 1,186,286 shares of Common Stock at an exercise price between $6.02 and $13.48 per share, of which options with respect to 245,273 shares are currently exercisable and the balance thereof becomes exercisable at various times after January 15, 1998. The Company has also granted to one of its former employees options to purchase up to 65,455 shares of

Common Stock at an exercise price of $14.27 per share, all of which options are currently exercisable. All such options have terms of ten years, and provide that, upon the earliest to occur of the death, permanent total disability or termination without cause of employment of the option holder, such option will become immediately exercisable with respect to all shares of Common Stock subject thereto as to which such option would otherwise have been exercisable within three years after the occurrence of such event.

AGREEMENTS WITH EMPLOYEES

     Each employee of the Company is required to enter into an agreement with the Company pursuant to which such person agrees (i) to assign to the Company any inventions relating to such person's employment conceived during such person's employment by the Company, (ii) not to disclose confidential information to third parties, (iii) not to engage in any business that is competitive with the Company during the term of such person's employment, (iv) not to hire any employee of the Company during such person's employment and for a period of 12 months following the termination of such person's employment and
(v) not to perform services for any customer of the Company for a period of 12 months following the termination of such person's employment. The agreement also provides that the employee is an 'at will' employee and that either the Company or the employee may terminate employment with the Company at any time with or without cause.

401(k) PLAN

     In January 1993 the Company adopted a tax-qualified employee savings and retirement plan (the '401(k) Plan') covering the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 10% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn.

PROFIT SHARING PLAN

     The Company has a profit sharing plan covering substantially all full-time employees. Contributions by the Company to the profit sharing plan amounted to $129,000 and $28,000 in 1994 and 1996, respectively. There were no contributions to the profit sharing plan during 1995 and the nine months ended September 30, 1997.

                              CERTAIN TRANSACTIONS

     On August 30, 1995, the Company made loans of $50,000 to Messrs. Baxter, Brown and Harmolin. Interest accrues at an annual rate of 7%. The loans including accrued interest are due on demand.

     Messrs. Baxter, Brown and Harmolin are party to a Stockholders' Agreement dated as of July 17, 1995, as amended, pursuant to which, in the event any of them desires to accept an offer from a third-party to purchase any shares of Common Stock owned by such stockholder, the Company and the other two stockholders have the right to purchase such shares at a price that is adjusted annually pursuant to the mutual agreement of Messrs. Baxter, Brown and Harmolin (the 'Agreed Upon Price'). If any of Messrs. Baxter, Brown or Harmolin becomes disabled, is terminated for any reason, engages in a competitive business or is adjudicated bankrupt, then the Company and the remaining two stockholders have the right to purchase all the shares then owned by such stockholder at the Agreed Upon Price. Upon the death of any of them, the Company is obligated to purchase all the decedent's shares of Common Stock, and the decedent's estate is obligated to sell such shares, at the Agreed Upon Price.

     On March 19, 1997, Tudor BVI Futures, Ltd. ('Tudor BVI'), as agent and holder on behalf of itself and each of The Raptor Global Fund L.P. ('Raptor L.P.'), The Raptor Global Fund Ltd. ('Raptor Ltd.') and Tudor Arbitrage Partners L.P. ('TAP'), loaned to the Company an aggregate principal amount of $1.0 million pursuant to a convertible note bearing interest at a rate of 10% per annum. In consideration for such loan, the Company granted to such lenders a warrant to purchase an aggregate of 41,511 shares of Common Stock at an exercise price of $6.02 per share. On May 30, 1997, such lenders converted the $1.0 million note and $20,000 of accrued but unpaid interest thereon into an aggregate of 10,200 shares of Series B Preferred Stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding ownership of the Common Stock as of February 1, 1998 and immediately following the Offering by (i) each person or entity who owns of record or beneficially five percent or more of the Company's Common Stock, (ii) each director and executive officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each of the Selling Stockholders. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Unless otherwise noted, the address of each beneficial owner named below is the Company's corporate address.

                                                                                    BENEFICIAL OWNERSHIP
                                                                            -------------------------------------
                                                                                            PERCENT       PERCENT
                                                                            NUMBER OF      PRIOR TO        AFTER
                           BENEFICIAL OWNER                                  SHARES        OFFERING       OFFERING
-----------------------------------------------------------------------     ---------      ---------      -------
Scott A. Baxter(a).....................................................     2,203,636         19.7%         14.6%(b)
Richard M. Brown.......................................................     2,181,818         19.5          14.5(b)
Scott Harmolin.........................................................     2,181,818         19.5          14.5(b)
Kenneth J. Hall(c).....................................................        26,800         *             *
Susan A. Massaro(d)....................................................        10,728         *             *
Frank C. Cicio, Jr.(e).................................................        27,272         *             *
Anthony R. Scrimenti(f)................................................        10,909         *             *
David L. Goret(g)......................................................         6,364         *             *
Robert J. Thalman, Jr.(f)..............................................        10,909         *             *
Michael J. Gold(h).....................................................         3,636         *             *
Samuel A. Plum(i)(j)...................................................     2,499,639         20.8          15.8
Wayne B. Weisman.......................................................        --             *             *
SCP Private Equity Partners, L.P.(i)(k)................................     2,499,639         20.8          15.8
Paul Tudor Jones, II(l)(m).............................................       875,040          7.8           5.8
Mellon Ventures, L.P.(n)...............................................       830,220          7.4           5.5
MVMA, Inc.(n)(o).......................................................       830,220          7.4           5.5
Tudor Investment Corporation(m)(p).....................................       697,622          6.2           4.6
All directors and executive officers as a group
  (12 persons)(q)......................................................     9,163,529         75.6%         57.4%

------------

  * Less than 1%.

 (a) Includes 21,818 shares of Common Stock that may be issued upon exercise upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (b) Each of Messrs. Baxter, Brown and Harmolin is a Selling Stockholder and has granted the Underwriters an option to purchase up to 77,000 shares of Common Stock solely to cover over-allotments. If the Underwriters' over-allotment is exercised in full, Messrs. Baxter, Brown and Harmolin will own 13.8%, 13.7% and 13.7%, respectively, of the Common Stock after consummation of the Offering.

 (c) Includes 21,819 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (d) Includes 10,728 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (e) Includes 27,272 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (f) Includes 10,909 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

                                              (footnotes continued on next page)

 (g) Includes 6,364 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (h) Includes 3,636 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998.

 (i) The address for the beneficial owner is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

 (j) Includes 1,660,440 shares of Common Stock and currently exercisable warrants to purchase 839,199 shares of Common Stock, each held of record by SCP which Mr. Plum may be deemed to beneficially own. Mr. Plum is a general partner of the general partner of SCP. Mr. Plum disclaims beneficial ownership of such securities.

 (k) Includes warrants to purchase 839,199 shares of Common Stock.

 (l) The address for the beneficial owner is c/o Tudor Investment Corporation, 40 Rowes Wharf, Boston, Massachusetts 02110.

(m) Includes 477,827 shares of Common Stock and warrants to purchase 23,784 shares of Common Stock beneficially owned by Tudor BVI, 77,191 shares of Common Stock and warrants to purchase 3,862 shares of Common Stock beneficially owned by Raptor L.P., 109,521 shares of Common Stock and warrants to purchase 5,437 shares of Common Stock beneficially owned by Raptor Ltd. and, in the case of Mr. Jones, 168,990 shares of Common Stock and warrants to purchase 8,428 shares of Common Stock beneficially owned by TAP. Mr. Jones is the Chairman, Chief Executive Officer and principal stockholder of Tudor Investment Corporation ('Tudor'), which acts as general partner and/or investment adviser to Tudor BVI, Raptor L.P. and Raptor Ltd. Mr. Jones is also the Chairman and indirect principal equity owner of the general partner of TAP. As a result, Mr. Jones and Tudor may be deemed to be the beneficial owners of the shares of Common Stock beneficially held by Tudor BVI, Raptor L.P., Raptor Ltd. and, in the case of Mr. Jones, TAP. Each of Mr. Jones and Tudor disclaims beneficial ownership of shares of Common Stock beneficially owned by such entities.

 (n) The address for the beneficial owner is Plymouth Meeting Executive Campus, 610 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462.

 (o) MVMA, Inc. ('MVMA') is the general partner of the general partner of Mellon Ventures L.P. ('Mellon Ventures'). MVMA disclaims beneficial ownership of shares of Common Stock owned by Mellon Ventures.

 (p) The address for the beneficial owner is 40 Rowes Wharf, Boston, Massachusetts 02110.

 (q) Includes options to purchase 113,455 shares of Common Stock that may be issued upon exercise of options that are exercisable within 60 days of February 1, 1998 and warrants to purchase 839,199 shares of Common Stock. Mr. Plum disclaims beneficial ownership of 1,660,440 shares of Common Stock and warrants to purchase 839,199 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     The total amount of authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'), 450,000 shares of which are designated as Series A Convertible Participating Preferred Stock and 415,000 shares of which are designated as 10% PIK Series B Convertible Participating Preferred Stock. Upon consummation of the Offering, 15,025,285 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be outstanding. The discussion herein describes the Company's capital stock, Restated Certificate of Incorporation and Restated By-laws. The following summary description of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the Restated By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     As of September 30, 1997, there were 6,545,454 shares of Common Stock outstanding held by three holders of record. The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered will be upon payment therefor, validly issued, fully paid and non-assessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See 'Dividend Policy'. Following consummation of the Offering, shares of Common Stock will not be redeemable or convertible, and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders.

     The Common Stock has been approved for listing on the NNM under the symbol 'ICMT', subject to official notice of issuance.

PREFERRED STOCK

     As of September 30, 1997, there were 422,607 shares of Series A Preferred Stock outstanding, which shares were sold by the Company in January 1996 for an aggregate of $9.9 million, held by approximately 60 holders of record. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable. Pursuant to the terms of the Certificate of Incorporation in effect prior to the Offering, upon the consummation of this Offering, the shares of Series A Preferred Stock will be converted automatically into 1,637,061 shares of Common Stock. Each share of Series A Preferred Stock converts into approximately 3.87 shares of Common Stock at the option of the holder and automatically upon consummation of a public offering by the Company in which it receives at least $20 million in gross proceeds or the sale of all or substantially all of the Company's assets or outstanding capital stock, each at a price of at least $12.05 per share of Common Stock.

     As of September 30, 1997, there were 180,240 shares of Series B Preferred Stock outstanding, which shares were sold by the Company from May through September 1997 for an aggregate of $18.0 million, held by 18 holders of record. The issued and outstanding shares of Series B Preferred Stock are validly issued, fully paid and non-assessable. Pursuant to the terms of the Certificate of Incorporation in effect prior to the Offering, upon the consummation of the Offering, the shares of Series B Preferred Stock will be converted automatically into 2,992,770 shares of Common Stock. Each share of Series B Preferred Stock converts into approximately 16.60 shares of Common Stock at the option of the holder and automatically upon consummation of a public offering by the Company in which it receives at least $20 million in gross proceeds or the sale of all or substantially all of the Company's assets or outstanding capital stock, each at a price of at least $12.05 per share of Common Stock.

     The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of up to 1,000,000 shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board of Directors of the Company, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock.

WARRANTS

     There are currently outstanding warrants to purchase an aggregate of 948,891 shares of Common Stock, of which warrants to purchase 68,180 shares of Common Stock have an exercise price of $.03 and warrants to purchase 880,711 shares of Common Stock have an exercise price of $6.02. Of the warrants with an exercise price of $.03, 15,542 expire on January 29, 2001; 94 expire on March 14, 2001; 50,042 expire on May 30, 2007; and 2,502 expire on September 2, 2007.
Of the warrants with an exercise price of $6.02, 41,511 expire on December 31, 2002; 838,199 expire on May 30, 2007; and 1,001 expire on September 2, 2007. The warrants have customary anti-dilution provisions.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Pursuant to an Investors' Rights Agreement among the Company and the holders of the Series A Preferred Stock, dated as of January 30, 1996, Registration Rights Agreements between the Company and each holder of the Series B Preferred Stock, dated between May 30, 1997 and September 22, 1997 and certain warrants issued by the Company (collectively, the 'Registration Rights Agreements'), certain securityholders of the Company (the 'Holders') that will own approximately 4,629,831 shares of Common Stock, shares of Common Stock issuable upon exercise of warrants to purchase 933,255 shares of Common Stock and 891,744 warrants to purchase Common Stock (collectively, the 'Registrable Securities') or their permitted transferees are entitled to registration rights with respect to the Registrable Securities at any time following the earlier of
(i) 180 days following consummation of the Offering and (ii) January 30, 1999. Additionally, the holders of warrants to purchase 15,636 shares of Common Stock have the right to register such shares of Common Stock on a registration statement filed by the Company.

     Under the terms of the Registration Rights Agreements between the Company and the Holders of such Registrable Securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such Holders are entitled to notice of such registration and are entitled to include their Registrable Securities therein at the Company's expense; such Holders, however, have waived their right to register their Registrable Securities in the Offering. Holders of Registrable Securities also have the right to demand that the Company file a registration statement under the Securities Act, subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS AND STATUTORY PROVISIONS

     The Restated Certificate of Incorporation requires that special meetings of the stockholders of the Company be called only by a majority of the Board of Directors or by certain officers. The Restated Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes, with each class containing as equal a number of directors as possible; after an interim period of three years following consummation of the Offering, all directors will be elected for three years and only one class of directors will come up for election each year. The Restated Certificate of Incorporation further provides that the Company's by-laws may only be amended by the affirmative vote of two-thirds of the shares of the Company entitled to vote for the election of directors or by a majority of the Board of Directors, but that certain provisions may only be amended or repealed by the affirmative vote of two-thirds of the shares of the Company entitled to vote for the election of directors. Pursuant to the Restated Certificate of Incorporation, each of the foregoing provisions may only be amended by a two-thirds vote of the shares of the Company entitled to vote for the election of directors.

     The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of up to 1,000,000 shares of Preferred Stock. Under certain circumstances the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal or incumbent management.

     The Restated By-laws provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Restated By-laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders.

     Following the consummation of the Offering, the Company will be subject to the 'business combination' provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various 'business combination' transactions with any 'interested stockholder' for a period of three years after the date of the transaction in which the person became an 'interested stockholder,' unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an 'interested stockholder,' the 'interested stockholder' owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the 'business combination' is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the 'interested stockholder.' A 'business combination' is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an 'interested stockholder' is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated Certificate of Incorporation limits the liability of directors for breach of fiduciary duty as a director except for (i) breach of the duty of loyalty to the Company or its stockholders, (ii) acts not in good faith, involving intentional misconduct or knowing violation of law, (iii) certain violations of the Delaware General Corporation Law and (iv) transactions where the director derived an improper benefit. In addition, the Restated Certificate of Incorporation provides that the Company shall indemnify directors, officers, employees and agents of the Company acting in such capacity to the fullest extent permitted by such law.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion the Offering the Company will have 15,025,285 shares of Common Stock outstanding (15,371,785 shares if the over-allotment option is exercised in full). The 3,850,000 shares of Common Stock (4,427,500 shares if the over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an 'affiliate' of the Company as that term is defined in Rule 144 promulgated under the Securities Act ('Rule 144'), which shares will be subject to the resale limitations of Rule 144. The remaining 11,175,285 shares of Common Stock have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144 or Rule 701 under the Securities Act ('Rule 701'), is available.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting 'restricted securities' (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned 'restricted securities' for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 701 provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of options outstanding prior to the date of this Prospectus may be resold by persons other than affiliates of the Company without regard to the current public information, holding period, volume limitations and notice provision of Rule 144, and by affiliates subject to all the provisions of Rule 144 except its one-year minimum holding period. Accordingly, the Company believes that, under prevailing interpretations of Rules 144 and 701, 6,545,454 shares of Common Stock that constitute 'restricted securities' will be eligible for sale, subject to the contractual lock-up provisions described below, 90 days after the date of this Prospectus, and 4,629,831 shares of Common Stock would be eligible for sale beginning one year from the date of this Prospectus, subject to certain volume and other limitations under Rule 144. The Company intends to file one or more registration statements under the Securities Act to register the shares of Common Stock issued and reserved for issuance in compensatory arrangements and under the 1995 Option Plan. Registration would permit the resale of such shares by non-affiliates and affiliates, subject to the lock-up described below, in the public markets without restriction under the Securities Act.

     The Company and the holders of more than 10.7 million shares of Common Stock (including, among others, the Company's executive officers, directors owning securities of the Company before the Offering and the Selling Stockholders) have agreed that, for a period of 180 days after the date of this Prospectus, they will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge, disposition or, in the case of the Company, filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, in each case without the prior written consent of Credit Suisse First Boston Corporation, except in the case of the Company, issuances of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Prospectus, grants of employee stock options pursuant to the 1995 Option Plan and issuances of Common Stock pursuant to the exercise of such options, and except in the case of an individual, bona fide gifts or similar transfers to or for the benefit, directly or indirectly, of members of such individual's family for estate planning purposes provided that such gifts or transfers are made other than on any securities exchange or in the over-the-counter market and that

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

such donees or transferees agree to terms substantially similar to the foregoing for the benefit of the Company and the Underwriters.

     In addition, after the Offering, the holders of 4,629,831 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See 'Description of Capital Stock -- Registration Rights of Certain Holders'.

     Prior to the Offering, there has been no public trading market for the shares of Common Stock, and there can be no assurance that a regular trading market will develop after the Offering, or that if it is developed, it will be sustained. In addition, no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial numbers of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the shares of Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                       CERTAIN UNITED STATES FEDERAL TAX
                        CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general summary of certain U.S. Federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any State thereof (including the District of Columbia), (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the 'Code') or (d) a person or entity otherwise subject to U.S. Federal income taxation on income from sources outside the United States (a 'Non-U.S. Holder'). This summary does not address all U.S. Federal income and estate tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under U.S. Federal income tax laws. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No legal opinion is being rendered to the Company in respect of the United States tax consequences to a holder of Common Stock who is a non-U.S. Holder. PROSPECTIVE PURCHASERS OF COMMON STOCK ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. Federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or (b) if a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, in which cases the dividend will be taxed at ordinary U.S. Federal income tax rates. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional 'branch profits tax.' A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax in respect of any gain recognized on the sale or other taxable disposition of Common Stock unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; (b) in

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

the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and satisfies certain other conditions;
(c) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. Federal income tax law applicable to certain United States expatriates; or (d)
(i) the Company is or has been during certain periods preceding the disposition a 'U.S. real property holding corporation' for U.S. Federal income tax purposes (which the Company does not believe it is or is likely to become) and, (ii) assuming that the Common Stock will be 'regularly traded on an established securities market' for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     On October 6, 1997, the Internal Revenue Service issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the 'Final Regulations'). The Final Regulations generally will be effective with respect to payments made after December 31, 1998. Except as provided below, this section describes rules applicable to payments made on or before December 31, 1998.

     Dividends. United States backup withholding tax generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

     Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Common Stock by a Non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold), unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules generally are allowable as a credit against such Non-U.S. Holder's U.S. Federal income tax liability (if any), which may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligation described above.

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT, IF ANY, OF THE FINAL REGULATIONS ON THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by an individual Non-U.S. Holder who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated          , 1998 (the 'Underwriting Agreement'), the underwriters
named below (the 'Underwriters'), for whom Credit Suisse First Boston Corporation, BancAmerica Robertson Stephens and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the 'Representatives'), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                                              NUMBER OF
                                        UNDERWRITER                                            SHARES
-------------------------------------------------------------------------------------------   ---------
Credit Suisse First Boston Corporation.....................................................
BancAmerica Robertson Stephens.............................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................................
                                                                                              ---------
     Total.................................................................................   3,850,000
                                                                                              ---------
                                                                                              ---------

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     Under the Underwriting Agreement, the Company and the Selling Stockholders have granted to the Underwriters an option, exercisable by Credit Suisse First Boston Corporation on behalf of the Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 346,500 additional shares from the Company and an aggregate of 231,000 additional outstanding shares from the Selling Stockholders at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Underwriters as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares. Any shares of Common Stock purchased pursuant to the exercise of such option will be purchased first from the Selling Stockholders and thereafter from the Company.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock offered hereby to the public initially at the offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a
concession of $     per share and that the Underwriters and such dealers may
allow a discount of $     per share on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     In July 1997, an employee of Credit Suisse First Boston Corporation purchased 200 shares of Series B Preferred Stock for an aggregate cash consideration of $20,000. Such 200 shares of Series B Preferred Stock are deemed to be underwriting compensation received by Credit Suisse First Boston Corporation in connection with the Offering under Rule 2710 of the National Association of Securities Dealers, Inc. Conduct Rules ('Rule 2710'). Pursuant to Rule 2710, such employee has agreed that, for a period of one year following the date on which the Registration Statement relating to the Offering, of which this Prospectus constitutes a part, is declared effective by the Securities and Exchange Commission, he will not, subject to certain exceptions, sell, transfer, assign, pledge or hypothecate (i) such 200 shares of Series B Preferred Stock or
(ii) the shares of Common Stock into which such 200 shares of Series B Preferred Stock are convertible.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the number of shares of Common Stock offered hereby.

     The Company and the holders of more than 10.7 million shares of Common Stock (including, among others, the Company's executive officers, directors owning securities of the Company before the

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

Offering and the Selling Stockholders) have agreed that, for a period of 180 days after the date of this Prospectus, they will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge, disposition or, in the case of the Company, filing, or
(ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, in each case without the prior written consent of Credit Suisse First Boston Corporation, except in the case of the Company issuances of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Prospectus, grants of employee stock options pursuant to the 1995 Option Plan and issuances of Common Stock pursuant to the exercise of such options, and except in the case of an individual, bona fide gifts or similar transfers to or for the benefit, directly or indirectly, of members of such individual's family for estate planning purposes provided that such gifts or transfers are made other than on any securities exchange or in the over-the-counter market and that such donees or transferees agree to terms substantially similar to the foregoing for the benefit of the Company and the Underwriters.

     The Company has reserved for purchase from the Underwriters at the initial public offering price up to 192,500 shares of Common Stock which may be purchased by certain employees of the Company and certain other individuals through a directed share program. The number of shares of Common Stock available for sale to the general public in the Offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Common Stock has been approved for listing on the NNM under the symbol 'ICMT', subject to official notice of issuance.

     Prior to the Offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and Credit Suisse First Boston Corporation on behalf of the Underwriters and does not necessarily reflect the market price of the Common Stock following the Offering. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Common Stock will develop and continue after the Offering.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NNM or otherwise and, if commenced, may be discontinued at any time.

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

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under 'Resale Restrictions.'

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to such financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto.

     After the consummation of the Offering, the Company will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file reports, proxy statements and other information with the Commission. The Registration Statement, including exhibits and schedules thereto, as well as any such report, proxy statement or other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company is required to file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval system. The Commission maintains a website that contains reports, proxy and information statements and other information filed with the Commission; the address of this site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements examined and reported upon by independent certified public accountants and quarterly reports containing unaudited financial information for each of the first three fiscal quarters.

                                    GLOSSARY

ATM.................................  Asynchronous Transfer Mode. An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.
Backbone............................  A centralized high-speed network that connects smaller, independent networks.
Bandwidth...........................  The number of bits of information which can move over a communications medium in a given amount of time.
Browser.............................  Software that enables users to browse the World Wide Web. Netscape
                                      Navigator and Microsoft's Internet Explorer are the primary browsers today.
Cache...............................  Memory or disk space where frequently accessed data is stored for rapid access.
CAP.................................  Competitive Access Provider. A data and/or voice service provider that competes with LECs. CAPs typically offer regional service rather than national service.
CIX.................................  Commercial Internet eXchange Association. A non-profit trade association of
                                      Internet access providers that promotes and encourages development of the public data communications internetworking services industry and that operates a router at the Digital Internet Exchange.
Client/server system................  An interconnected system of computers centered around a server, such as minicomputer, which stores data and applications and distributes them to user stations.
Cloud...............................  A network designed such that each of its nodes is logically connected to every other node.
Distributed computing...............  The process by which data and applications are distributed to minicomputers, workstations and personal computers within a network rather than maintained on a centralized mainframe.
DS-1................................  A data communications line with transmission speeds of up to 1.54 Mbps.
DS-3................................  A data communications line with transmission speeds of up to 45 Mbps.
Extranet............................  A network that enables two or more institutions to privately share resources and communicate over the Internet in their own virtual space.
                                      This technology is typically used to enhance business-to-business communications.
Firewall............................  A gateway between two networks that buffers and screens all information that passes between such networks.
Gateway.............................  Hardware and/or software that enables communication between dissimilar systems.
Graphical user interface............  A means of communicating with a computer by manipulating Icons and windows rather than using text commands.
Hosting.............................  Housing and managing a user's website or application.
HTML................................  HyperText Markup Language. The programming language used to create World
                                      Wide Web pages.

Internet............................  An open global network of interconnected commercial, educational and governmental computer networks which utilize a common communications protocol, TCP/IP.
Internetworking.....................  The process of communicating between and among networks.
Intranet............................  A private network within an institution that uses Internet software only for internal use. For example, many companies have web servers that are available only to employees. An intranet may simply be a network.
IP Address..........................  Internet Protocol Address. The address or identification number of a host computer or other intelligent device on the Internet.
ISDN................................  Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer customers digital data services as voice connections.
ISP.................................  Internet Service Provider. An institution that provides access to the
                                      Internet.
Java................................  A programming language intended to be used in networked environments.
Kbps................................  Kilobits per second. A measure of digital information transmission rates.
                                      One kilobit equals 1,000 bits of digital information.
LAN.................................  Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.
Leased Line.........................  A dedicated telecommunications line rented for use along a predetermined route.
LEC.................................  Local Exchange Carrier. A local telephone company for a given geographic area. In return for being given a monopoly over residential connections to the telephone network, the LEC is subject to strict regulation of the services it offers and rates it may charge for those services. The 1996
                                      Telecommunications Act formed two types of LECs: Incumbent Local Exchange
                                      Carriers (ILEC), including RBOCs, and Competitive Local Exchange Carriers
                                      (CLEC).
Local loop..........................  The last mile or last several miles from an Internet access provider's backbone to a customer's phone or modem. Operation of the local loop is the responsibility of the LEC
MAE-East............................  Metropolitan Area Ethernet. Network access peering point located in
                                      Washington, D.C.
MAE-West............................  Metropolitan Area Ethernet. Network access peering point located in San
                                      Jose, California.
Mbps................................  Megabits per second. A measure of digital information transmission rates.
                                      One megabit equals 1,000 kilobits.
NAP.................................  Network access point. The peering points at which major Internet access providers connect and exchange Internet traffic.
Nodes...............................  An interlinked group of modems, routers and/or other computer equipment, located in a particular city or metropolitan area.
On-line services....................  Commercial information services that offer a computer user access through a modem to specified information, entertainment and communications.

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

OEM.................................  Original Equipment Manufacturer. An institution that typically sells its product to other companies or resellers for integration into systems.
Peering.............................  The exchange of routing announcements between two Internet access providers for the purpose of ensuring that traffic from the first can reach all customers of the second, and vice-versa. Peering takes place predominantly at NAPs and MAEs.
Protocol............................  A formal description of message formats and the rules two or more machines must follow in order to exchange such messages.
Routing Table.......................  A list that provides the path to an IP address.
RBOC................................  Regional Bell Operating Company. The 1984 divestiture of AT&T left local telephone service under the control of seven RBOCs. An RBOC is an ILEC, which is a type of LEC.
Router..............................  A device that receives and transmits data packets between segments in a network or different networks.
Server..............................  A computer that offers a service to another computer. In addition, such term means the software which resides on the computer.
Source code.........................  Software that is in the format in which it was originally programmed and has not been compiled or interpreted into machine code to run on end users'
                                      computers. Typically, software cannot be modified once it is compiled.
Switch..............................  A device that creates and maintains circuit connections between points on a network.
TCP/IP..............................  Transmission Control Protocol/Internet Protocol. A compilation of network-
                                      and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.
Tier 1 ISP..........................  Tier 1 Internet Service Provider. An ISP that controls its own backbone, is directly connected to the Internet and directly exchanges Internet traffic with other Tier 1 ISPs. Other non-Tier 1 ISPs typically lease their connections and possibly other services from Tier 1 providers.
VAR.................................  Value Added Reseller. An institution that sells OEM product to other companies.
WAN.................................  Wide Area Network. A communications network which connects geographically dispersed users.
Web.................................  World Wide Web. A network of computer servers that uses a special communications protocol to link different servers throughout the Internet and permits communication of graphics, video and audio.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 ICON CMT CORP.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Report of Independent Accountants..........................................................................   F-2

Balance Sheet as of December 31, 1995 and 1996 and September 30, 1997......................................   F-3

Statement of Operations for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended
  September 30, 1996 (unaudited) and 1997..................................................................   F-4

Statement of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1994, 1995 and 1996
  and for the nine months ended September 30, 1997.........................................................   F-5

Statement of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended
  September 30, 1996 (unaudited) and 1997..................................................................   F-6

Notes to Financial Statements..............................................................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ICON CMT CORP.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Icon CMT Corp. (the 'Company') at December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred substantial operating losses, expects to incur substantial additional losses and expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand. These and other factors, as discussed in Note 2, raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PRICE WATERHOUSE LLP
Stamford, Connecticut
November 17, 1997 except as to the
reverse stock split described in
Note 12, which is as of December 15, 1997 and earnings (loss) per share described in Note 3, which is as of February 10, 1998

                                 ICON CMT CORP.
                                 BALANCE SHEET

                                                                                         PRO FORMA
                                                                                       STOCKHOLDERS'
                                                                                          EQUITY
                                                      DECEMBER 31,                     SEPTEMBER 30,
                                                    ----------------   SEPTEMBER 30,       1997
                                                     1995     1996         1997          (NOTE 12)
                                                    ------   -------   -------------   -------------
                                                         (IN THOUSANDS, EXCEPT          (UNAUDITED)
                                                             SHARE AMOUNTS)
                      ASSETS
Current assets:
     Cash and cash equivalents....................  $  620   $   515     $   4,556
     Accounts receivable, net of allowance for
      doubtful accounts of $328, $437 and $516,
      respectively................................   6,036     7,348         6,527
     Unbilled costs and accrued earnings..........    --         184           986
     Notes receivable from stockholders (Note
      7)..........................................     153       167           175
     Inventories..................................      21        92            78
     Prepayments and other current assets.........     364       752           842
     Deferred tax asset (Note 10).................     260       430       --
                                                    ------   -------   -------------
          Total current assets....................   7,454     9,488        13,164
Equipment, net (Note 4)...........................   1,074     3,721         5,015
Other assets......................................      83        83            83
                                                    ------   -------   -------------
          Total assets............................  $8,611   $13,292     $  18,262
                                                    ------   -------   -------------
                                                    ------   -------   -------------
 LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable.............................  $3,447   $ 6,689     $   4,997
     Notes payable................................   3,000     2,194       --
     Accrued expenses.............................   1,463     2,213         3,042
     Deferred revenue.............................     241       273            35
     Income taxes payable.........................      15        19       --
                                                    ------   -------   -------------
          Total current liabilities...............   8,166    11,388         8,074
Deferred tax liability............................      47       155       --
                                                    ------   -------   -------------
          Total liabilities.......................   8,213    11,543         8,074
                                                    ------   -------   -------------
Commitments (Note 11).............................    --       --          --
Mandatorily redeemable 10% PIK Series B
  Convertible Participating Preferred Stock ($.01
  par value; 415,000 shares authorized, none
  issued and outstanding in 1995 and 1996, 180,240
  shares issued in 1997, pro forma none issued and
  outstanding) (liquidating preference of $18,640
  at September 30, 1997)..........................    --       --           16,205
Mandatorily redeemable Series A Convertible
  Participating Preferred Stock ($.01 par value;
  450,000 shares authorized, none issued and
  outstanding in 1995, 422,607 issued and
  outstanding in 1996 and 1997, pro forma none
  issued and outstanding) (liquidating preference
  of $10,401 and $10,845 at December 31, 1996 and
  September 30, 1997, respectively)...............    --       9,881        10,421
Stockholders' equity
     Preferred stock ($.01 par value; 1,000,000
      shares authorized)..........................
     Common stock ($.001 par value; 50,000,000
      shares authorized, 6,545,454 shares issued
      and outstanding in 1995, 1996 and 1997,
      respectively, pro forma 11,175,285 shares
      issued and outstanding).....................       7         7             7       $      11
     Additional paid-in capital...................     426        23         1,104          27,338
     Accretion of mandatorily redeemable preferred
      stock.......................................    --         (89)         (388)        --
     Accumulated deficit..........................     (35)   (8,073)      (17,161)        (17,161)
                                                    ------   -------   -------------   -------------
          Total stockholders' equity (deficit)....     398    (8,132)      (16,438)      $  10,188
                                                    ------   -------   -------------   -------------
                                                                                       -------------
               Total liabilities, mandatorily
                 redeemable convertible preferred
                 stock and stockholders' equity
                 (deficit)........................  $8,611   $13,292     $  18,262
                                                    ------   -------   -------------
                                                    ------   -------   -------------

   The accompanying notes are an integral part of these financial statements.

                                 ICON CMT CORP.
                            STATEMENT OF OPERATIONS


                                                                                                         NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                                    -----------------------------    --------------------------
                                                                     1994       1995       1996         1996           1997
                                                                    -------    -------    -------    -----------    -----------
                                                                                                     (UNAUDITED)
                                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues, net:
     Services
          Professional...........................................   $ 1,914    $ 4,397    $ 6,570      $ 3,936        $11,988
          Communications.........................................     --           189      1,268          685          3,931
          Media..................................................     --           202        529          353             77
                                                                    -------    -------    -------    -----------    -----------
            Total services revenues..............................     1,914      4,788      8,367        4,974         15,996
                                                                    -------    -------    -------    -----------    -----------
     Products (Note 9)...........................................    17,083     21,424     29,741       22,341         14,306
                                                                    -------    -------    -------    -----------    -----------
               Total revenues, net...............................    18,997     26,212     38,108       27,315         30,302
                                                                    -------    -------    -------    -----------    -----------
Cost of revenues:
     Services....................................................       758      2,596      6,842        4,333         11,521
     Products....................................................    14,132     17,653     24,607       18,406         11,676
                                                                    -------    -------    -------    -----------    -----------
               Total cost of revenues............................    14,890     20,249     31,449       22,739         23,197
                                                                    -------    -------    -------    -----------    -----------
Gross profit.....................................................     4,107      5,963      6,659        4,576          7,105
                                                                    -------    -------    -------    -----------    -----------
Operating expenses:
     General and administrative..................................     1,548      2,435      7,006        5,049          7,577
     Selling and marketing.......................................     1,393      3,450      6,504        4,390          6,546
     Research and development....................................       501        411        969          598            920
     Depreciation and amortization...............................        94        228        460          311            601
                                                                    -------    -------    -------    -----------    -----------
            Total operating expenses.............................     3,536      6,524     14,939       10,348         15,644
                                                                    -------    -------    -------    -----------    -----------
Income (loss) from operations....................................       571       (561)    (8,280)      (5,772)        (8,539)
                                                                    -------    -------    -------    -----------    -----------
Other income (expense)
     Interest income.............................................         9         16        107           88             58
     Interest expense............................................     --           (78)       (75)         (26)          (351)
                                                                    -------    -------    -------    -----------    -----------
            Total other income (expense).........................         9        (62)        32           62           (293)
                                                                    -------    -------    -------    -----------    -----------
Income (loss) before income taxes................................       580       (623)    (8,248)      (5,710)        (8,832)
Provision (benefit) for income taxes.............................       289       (183)      (210)        (157)           256
                                                                    -------    -------    -------    -----------    -----------
Net income (loss)................................................   $   291    $  (440)   $(8,038)     $(5,553)       $(9,088)
                                                                    -------    -------    -------    -----------    -----------
                                                                    -------    -------    -------    -----------    -----------
Basic earnings (loss) per share and diluted earnings (loss) per
  share..........................................................   $  0.04    $ (0.07)   $ (1.31)     $ (0.91)       $ (1.51)
                                                                    -------    -------    -------    -----------    -----------
                                                                    -------    -------    -------    -----------    -----------
Weighted average shares outstanding used for basic earnings
  (loss) per share and diluted earnings (loss) per share.........     6,545      6,545      6,545        6,545          6,545
Pro forma data (unaudited) (Note 12)
     Pro forma basic loss per share and diluted loss per share...                         $ (1.09)                    $ (1.04)
                                                                                          -------                   -----------
                                                                                          -------                   -----------
     Pro forma weighted average shares outstanding used for basic
       loss per share and diluted loss per share.................                           7,391                       8,731


   The accompanying notes are an integral part of these financial statements.

                                 ICON CMT CORP.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                ACCRETION OF
                                                                                MANDATORILY
                                                                                 REDEEMABLE       RETAINED           TOTAL
                                              COMMON STOCK        ADDITIONAL    CONVERTIBLE       EARNINGS       STOCKHOLDERS'
                                           -------------------     PAID-IN       PREFERRED      (ACCUMULATED        EQUITY
                                            SHARES      AMOUNT     CAPITAL         STOCK          DEFICIT)         (DEFICIT)
                                           ---------    ------    ----------    ------------    -------------    -------------
                                                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT JANUARY 1, 1994..............   6,545,454     $  7       $  293                        $     114        $     414
Net income..............................      --         --          --                                 291              291
                                                           --
                                           ---------              ----------                    -------------    -------------
BALANCE AT DECEMBER 31, 1994............   6,545,454        7          293                              405              705
Issuance of compensatory stock options
  to employees..........................      --         --            133                          --                   133
Net loss................................      --         --          --                                (440)            (440)
                                                           --
                                           ---------              ----------                    -------------    -------------
BALANCE AT DECEMBER 31, 1995............   6,545,454        7          426                              (35)             398
Issuance of warrants in connection with
  sale of Series A convertible
  participating preferred stock.........      --         --            166                          --                   166
Accretion of mandatorily redeemable
  convertible preferred stock to
  redemption value......................      --         --           (569)        $  (89)          --                  (658)
Net loss................................      --         --          --            --                (8,038)          (8,038)
                                                           --
                                           ---------              ----------       ------       -------------    -------------
BALANCE AT DECEMBER 31, 1996............   6,545,454        7           23            (89)           (8,073)          (8,132)
Issuance of warrants in connection with
  sale of 10% PIK Series B convertible
  participating preferred stock.........      --         --          2,362         --               --                 2,362
Expenses related to issuance of 10% PIK
  Series B convertible participating
  preferred stock.......................      --         --           (497)        --               --                  (497)
Accretion of mandatorily redeemable
  convertible preferred stock to
  redemption values.....................      --         --           (784)          (299)          --                (1,083)
Net loss................................      --         --          --            --                (9,088)          (9,088)
                                                           --
                                           ---------              ----------       ------       -------------    -------------
BALANCE AT SEPTEMBER 30, 1997...........   6,545,454     $  7       $1,104         $ (388)        $ (17,161)       $ (16,438)
                                           ---------     ----     ----------       ------       -------------    -------------
                                           ---------     ----     ----------       ------       -------------    -------------


   The accompanying notes are an integral part of these financial statements.

                                 ICON CMT CORP.
                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED                   NINE MONTHS ENDED
                                                                DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------    ---------------------------
                                                         1994       1995       1996         1996            1997
                                                        -------    -------    -------    -----------    ------------
                                                                                         (UNAUDITED)
                                                                               (IN THOUSANDS)
Cash flows from operating activities:
     Net income (loss)...............................   $   291    $  (440)   $(8,038)     $(5,553)        $(9,088)
     Adjustments to reconcile net income (loss) to
       net cash provided by (used in) operating
       activities:
          Depreciation and amortization..............        94        228      1,054          639           1,385
          Stock option compensation..................     --           133      --          --              --
          Loss on disposal of equipment..............        30      --         --          --              --
          Deferred income taxes, net.................        (3)      (198)       (62)         (45)            275
          Non-cash interest expense..................     --         --         --          --                  20
     Changes in assets and liabilities:
          Accounts receivable........................    (2,271)    (2,230)    (1,312)        (963)            821
          Unbilled costs and accrued earnings........     --         --          (184)      --                (802)
          Inventories................................      (100)       223        (71)        (499)             14
          Prepayments and other current assets.......       (15)      (352)      (402)        (529)            (98)
          Other assets...............................        (5)       (69)     --          --              --
          Accounts payable...........................     1,415        697      3,242        1,986          (1,692)
          Accrued expenses...........................       512        771        750          544             828
          Deferred revenue...........................     --           241         32          (43)           (238)
          Income taxes payable.......................       292       (316)         4           20             (19)
                                                        -------    -------    -------    -----------    ------------
               Net cash provided by (used in)
                 operating activities................       240     (1,312)    (4,987)      (4,443)         (8,594)
                                                        -------    -------    -------    -----------    ------------
Cash flows from investing activities:
     Capital expenditures............................      (232)    (1,000)    (3,701)      (3,017)         (2,679)
                                                        -------    -------    -------    -----------    ------------
               Net cash used for investing
                 activities..........................      (232)    (1,000)    (3,701)      (3,017)         (2,679)
                                                        -------    -------    -------    -----------    ------------
Cash flows from financing activities:
     Proceeds from issuance of short-term notes......     --         3,000      2,194       --               6,750
     Net repayments of short-term notes..............     --         --        (3,000)      (2,399)         (7,944)
     Loans to stockholders...........................     --          (150)     --          --              --
     Net proceeds from issuance of mandatorily
       redeemable convertible preferred stock........     --         --         9,389        9,389          16,508
                                                        -------    -------    -------    -----------    ------------
               Net cash provided by financing
                 activities..........................     --         2,850      8,583        6,990          15,314
                                                        -------    -------    -------    -----------    ------------
Net increase (decrease) in cash......................         8        538       (105)        (470)          4,041
Cash and cash equivalents at beginning of period.....        74         82        620          620             515
                                                        -------    -------    -------    -----------    ------------
Cash and cash equivalents at end of period...........   $    82    $   620    $   515      $   150         $ 4,556
                                                        -------    -------    -------    -----------    ------------
                                                        -------    -------    -------    -----------    ------------
Cash paid (received) for:
     Income taxes....................................   $     2    $   461    $  (175)     $--             $   (22)
                                                        -------    -------    -------    -----------    ------------
                                                        -------    -------    -------    -----------    ------------
     Interest........................................   $ --       $    56    $    75      $    25         $   331
                                                        -------    -------    -------    -----------    ------------
                                                        -------    -------    -------    -----------    ------------

   The accompanying notes are an integral part of these financial statements.

                                 ICON CMT CORP.
                         NOTES TO FINANCIAL STATEMENTS
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION AND BUSINESS

ORGANIZATION

     Icon CMT Corp. (the 'Company' or 'Icon') was incorporated in February 1995 under the laws of the State of Delaware for the purpose of merging with Integration Consortium, Inc. (the 'Predecessor'), which was incorporated in 1991 under the laws of the State of New York. In July 1995, the stockholders of the Predecessor exchanged their shares of the Predecessor for 6,545,454 shares of the common stock of Icon and the Predecessor became a wholly owned subsidiary of Icon. A merger of Icon and the Predecessor was effected in December 1995, and pursuant to the merger agreement, Icon was the surviving entity. The share exchange and subsequent merger has been accounted for in a manner similar to a pooling of interests. References herein to the operations and historical financial information of the 'Company' prior to the date of the share exchange refer to the operations and historical financial information of the Predecessor. Unless the context otherwise requires, all other references herein to the 'Company' refer to Icon.

BUSINESS

     From inception through 1994, the Company was primarily engaged in the design, marketing, sale, installation and on-going support of information management systems and distribution of information over networks. Through 1994, the Company primarily generated revenue through the sales of hardware and services to migrate its customers' networks to local client/server environments and by managing, maintaining and expanding those networks.

     During 1995 the Company began its transition to become an end-to-end Internet solutions provider to corporate customers. The Company currently derives its revenues from the following services and products: (i) professional services including custom application development and design, systems integration and maintenance and support services, (ii) high quality Internet access and related communications services such as web/server hosting and management and (iii) product resales, including hardware and software, as a part of systems design and integration.

2. BASIS OF PRESENTATION

     The Company has incurred significant operating losses for the year ended December 31, 1996 and the nine months ended September 30, 1997. At December 31, 1996 and September 30, 1997 the Company had an accumulated deficit of $8,073 and $17,161, respectively, and working capital of ($1,900) and $5,090, respectively. Such losses have resulted principally from general and administrative and selling and marketing expenses associated with the Company's expanded level of operations. The Company expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand and it will require additional financing to achieve its business objectives. In order to fund these efforts, the Company completed private placements of its mandatorily redeemable Series A Convertible Participating Preferred Stock (the 'Series A Preferred') during 1996 (Note 6) and its mandatorily redeemable 10% PIK Series B Convertible Participating Preferred Stock (the 'Series B Preferred') during the nine months ended September 30, 1997. The Company utilized the net proceeds from these issuances for the repayment of short-term debt and working capital, including marketing and product line expansions.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's significant net operating losses, expected substantial additional losses and increasing working capital requirements raise substantial doubt about the Company's present ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     At September 30, 1997, the Company had an option to issue and sell up to an additional 50,000 shares of Series B Preferred to investors at a per share price of $100.00 to fund its future cash requirements (Note 6). Additionally, the Company had a secured line of credit available at September 30, 1997 (Note 5).

     Management is also actively pursuing other financing options which include securing additional equity financing through an initial public offering and believes that sufficient funding will be available to meet its planned business objectives; however, there can be no assurance that the Company will be successful in its efforts to raise additional capital. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SERVICES REVENUE

     Revenue from custom software development, database design, outsourcing and corporate website production is recognized as the services are rendered or on a percentage of completion basis for contracts requiring milestone achievements prior to invoicing.

     Revenue from communications services, such as Internet access, hosting services, on-site maintenance, product enhancements and telephone support, is recognized ratably over the period of the agreement as the services are provided, typically one year.

     Revenue from sponsorships of digital publications is recognized ratably over the period in which the sponsorship is displayed on a website or webzine produced by the Company.

     Unbilled costs and accrued earnings consist primarily of services performed which were not billed at the end of the period due to specific contractual terms established with certain customers.

PRODUCTS REVENUE

     Revenue from the resale of products, which consist of high-end non-proprietary network hardware and software products, is recognized upon shipment to the customer when no significant vendor obligations exist and collectibility is probable.

DEFERRED REVENUE

     Deferred revenue consists principally of billings in advance for services not yet provided.

CASH EQUIVALENTS

     Cash equivalents consist of short-term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

INVENTORIES

     Inventories, which consist principally of purchased computer hardware, are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

EQUIPMENT

     Equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the respective assets, none of which exceeds five years. Depreciation expense related to equipment used solely for communications-related services is included in services cost of revenues.

RESEARCH AND DEVELOPMENT

     The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.


EARNINGS (LOSS) PER COMMON SHARE



     Effective December 31, 1997 the Company adopted Financial Accounting Standards No. 128, 'Earnings per Share' ('FAS 128') which requires presentation of basic earnings per share ('Basic EPS') and diluted earnings per share ('Diluted EPS') by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). FAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.



     All prior periods presented have been restated for the adoption of FAS 128. The adoption of FAS 128 did not have a significant impact on the earnings (loss) per share of prior periods. The computations of basic earnings (loss) per share and diluted earnings (loss) per share for the years ended December 31, 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997 are as follows:

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                   NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,        SEPTEMBER 30, 1997
                                                -----------------------------     -------------------
                                                1994        1995       1996        1996        1997
                                                -----      ------     -------     -------     -------
Net income (loss)..........................     $ 291      $ (440)    $(8,038)    $(5,553)    $(9,088)
Accrued dividends on Series A Preferred and
  Series B Preferred.......................      --          --          (542)       (394)       (811)
                                                -----      ------     -------     -------     -------
Income (loss) available to common
  stockholders.............................     $ 291      $ (440)    $(8,580)    $(5,947)    $(9,899)
                                                -----      ------     -------     -------     -------
                                                -----      ------     -------     -------     -------
Weighted average shares outstanding used
  for basic earnings (loss) per share and
  diluted earnings (loss) per share........ 6,545,455   6,545,455   6,545,455   6,545,455   6,545,455
                                            ---------   ---------   ---------   ---------   ---------
Basic earnings (loss) per share and diluted
  earnings (loss) per share................     $0.04      $(0.07)    $ (1.31)    $ (0.91)    $ (1.51)
                                                -----      ------     -------     -------     -------
                                                -----      ------     -------     -------     -------



     At September 30, 1997, outstanding options to purchase 1,186,176 shares of common stock, with exercise prices ranging from $6.02 to $14.27 have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 948,891 shares of common stock, with exercise prices ranging from $0.03 to $6.02, were also antidilutive and excluded from the computation of diluted loss per share at September 30, 1997. Common shares issuable upon conversion of Series A Preferred and Series B Preferred have also been excluded from the computation of diluted loss per share at September 30, 1997 as they are antidilutive.


INTERIM FINANCIAL DATA


     The unaudited financial data for the nine months ended September 30, 1996 has been prepared by management and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and cash flows. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the year ended December 31, 1997.


RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with their 1997 presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values due to the relatively short maturity of these instruments.

NEW ACCOUNTING PRONOUNCEMENTS


     In June 1997, the FASB issued Financial Accounting Standards No. 130, 'Reporting Comprehensive Income' ('FAS 130'), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.

4. EQUIPMENT

     Equipment is comprised of the following at December 31, 1995 and 1996 and September 30, 1997:

                                                               DECEMBER 31,
                                                            ------------------    SEPTEMBER 30,
                                                             1995       1996          1997
                                                            -------    -------    -------------
Computer equipment.......................................   $ 1,288    $ 4,688       $ 6,823
Furniture and fixtures...................................        89        397           408
Vehicles.................................................        42         35            35
Leasehold improvements in process........................        --         --           533
                                                            -------    -------    -------------
                                                              1,419      5,120         7,799
Less: accumulated depreciation and amortization..........      (345)    (1,399)       (2,784)
                                                            -------    -------    -------------
                                                            $ 1,074    $ 3,721       $ 5,015
                                                            -------    -------    -------------
                                                            -------    -------    -------------

     During 1994, the Company incurred a loss of $30 relating to the retirement of computer equipment with a cost of $128.

5. NOTES PAYABLE

SECURED LINE OF CREDIT

     On August 14, 1995, the Company obtained a secured line of credit with a bank for $3,000 which expired on June 30, 1996. Borrowings under this line were secured by certain assets of the Company. At December 31, 1995, borrowings under this line amounted to $3,000. Interest was charged at the bank's prime rate plus one percent, which was 9.5% at December 31, 1995. Interest expense amounted to $78 and $25 in 1995 and 1996, respectively. This line of credit was repaid in full on January 31, 1996.

     On August 13, 1996, the Company obtained a secured line of credit with a lending institution for $10,000 which expires on August 13, 1998. Borrowings under this line are secured by substantially all of the assets of the Company. Borrowings under this line are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to the lending institution including outstanding letters of credit. The payment of cash dividends is prohibited under this secured line of credit. At December 31, 1996, borrowings under this line amounted to $2,194 and no amounts were outstanding at September 30, 1997. Interest is payable monthly at an annual rate equal to the lending institution's prime rate plus one percent, which was 9.25% and 9.50% at December 31, 1996 and September 30, 1997, respectively. The rate adjusts on the first of the month following any change. Interest expense amounted to $50 and $314 for the year ended December 31, 1996 and the nine month period ended September 30, 1997, respectively. The agreement requires an annual commitment fee of approximately $28.

     At December 31, 1996 and September 30, 1997, irrevocable letters of credit of $500 and $1,000, respectively, were issued under this agreement which are being maintained as security for performance under long-term property lease agreements.

     At September 30, 1997, amounts available under the secured line of credit were $2,479.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

BRIDGE FINANCING

     In March 1997, the Company obtained a $1,000 unsecured bridge loan which bore interest at a rate of 10% per annum from a holder of the Series A Preferred. The terms of the loan provided for a rate of interest of 10% per annum through June 30, 1997 and 18% per annum from July 1, 1997, payable monthly. The loan was payable upon demand by the holder at any time after the earliest of the following to occur: (i) the closing of initial public offering in the amount of $8,000 or greater, (ii) the closing of a private placement of any class of the Company's capital stock equal to or exceeding $8,000, (iii) a 'Disposal Event' as defined by the loan agreement, or (iv) September 30, 1997.

     The loan agreement also provided that upon completion of a public offering or private placement equal to or exceeding $8,000, the holder of the loan had the option to convert the outstanding principal amount of the note and accrued and unpaid interest into the class of capital stock issued in the public or private offering. In May 1997 the holder of the loan converted the loan plus accrued interest thereon, in the amount of $20, into 10,200 shares of Series B Preferred.

     In further consideration of the loan, upon completion of the Series B Preferred financing, the Company issued a warrant to the Series A Preferred holder to purchase 41,511 shares of common stock at an initial exercise price of $6.02 per share. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $103, has been recorded as additional paid-in capital.

6. COMMON STOCK AND CONVERTIBLE PARTICIPATING PREFERRED STOCK

COMMON STOCK SPLIT, INCREASE IN AUTHORIZED COMMON SHARES AND CHANGE TO PAR VALUE OF COMMON STOCK

     Effective May 30, 1997, the Company implemented a six-for-one stock split applicable to all issued and outstanding shares of the Company's common stock and increased the number of authorized shares of common stock from 10,000,000 to 50,000,000. In addition, the par value of the Company's common stock was changed from $.01 per share to $.001 per share.

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

     In January 1996, the Company issued 422,607 shares of Series A Preferred at $23.33 per share providing gross proceeds of $9,859 and net proceeds, after deducting expenses, of $9,389. Each share of Series A Preferred is convertible at the option of the holder into the number of shares of common stock determined by dividing $23.33 by the conversion price. The initial conversion price was $10.70, which is subject to adjustment to the share price of any security issuances at a per share price lower than $10.70 prior to the second anniversary of the date of issuance of the Series A Preferred stock. Subsequent to the second anniversary of the issuance of the Series A Preferred the Series A shares are subject to weighted average anti-dilution provisions. Upon issuance of the initial Series B Preferred on May 30, 1997 (See below), the conversion price of the Series A Preferred was adjusted to $6.02 per share. The Series A Preferred shares will automatically convert into common stock upon the consummation of a public offering of the Company's common stock with gross proceeds and a per share price of qualifying amounts.

     At any time after the fifth anniversary of the date of issuance of the Series A Preferred, a holder, at their option, may sell such shares to the Company at a redemption price of $23.33 per share plus a redemption premium equal to $1.40 per annum accruing from the date of issuance to the redemption date, less any dividends paid thereon prior to the redemption date and including the amount of any dividends or other distributions declared but unpaid on the Series A Preferred. The Series A Preferred will have an aggregate redemption value of $12,817 at January 30, 2001, the earliest date at which

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

redemption may be required. The excess of the redemption value over the carrying value is being recorded by periodic charges to stockholders' equity through the earliest date at which the Series A Preferred holders may require redemption of the Series A Preferred.

     The holders of Series A Preferred are entitled to vote on matters which holders of common stock have the right to vote.

     In connection with this transaction, the Company issued a warrant for the purchase of 15,542 shares of the Company's common stock, at an initial exercise price of $0.03 per share, as a placement fee to a financial advisor. The fair value of the warrant in the amount of $166 has been recorded to additional paid-in capital. The warrant is exercisable for a period of ten years from the date of issuance.

10% PIK SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

     On May 30, 1997, the Company issued and sold 100,000 shares of the Series B Preferred at $100.00 per share providing gross proceeds of $10,000 and net proceeds, after deducting expenses, of $9,601. Subsequent to the initial issuance, and prior to the first anniversary of the closing date, subject to certain closing conditions, the Company has the option to issue and sell up to an additional 50,000 shares to the original investors at a price per share of $100.00. As of September 30, 1997, the Company has not exercised this option. This option lapses upon the closing of an initial public offering by the Company. In connection with this transaction, the Company issued a warrant for the purchase of 838,199 shares of the Company's common stock, at an initial exercise price of $6.02 per share, to the original investors of the Series B Preferred. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $1,958, has been recorded as additional paid-in capital.

     The holders of the Series B Preferred have the right to convert such shares into common stock at an initial conversion rate of $100.00 divided by a conversion price of $6.02 per share. In the event the Company exercises its option to sell the additional 50,000 shares of Series B Preferred to the original investors, the conversion price will be amended to $4.51 per share. In addition: (i) such shares will automatically convert into common stock upon the consummation of a public offering or sale transaction of qualifying size of the Company's common stock, (ii) any time after the fifth anniversary of the date of issuance of the Series B Preferred, a holder at its option may sell such shares to the Company at a redemption amount, and (iii) in the event of a liquidation of the Company the holders of the Series B Preferred are entitled to a senior liquidation preference (each as defined).

     An in-kind dividend will accrue at an annual rate of 10%. The excess of redemption value over carrying value, is being recorded by periodic charges to stockholders' equity through May 30, 2002, the earliest date the Series B Preferred holders may require redemption of the Series B Preferred. The Series B Preferred will have an aggregate redemption value of $16,530 at May 30, 2002. The holders of Series B Preferred shall participate equally per share in any dividends to holders of common stock or the Series A Preferred in excess of an annual rate of 10% and shall be entitled to vote on matters which holders of common stock have the right to vote.

     Also in connection with the initial issuance of Series B Preferred, the Company issued a warrant to a financial advisor for the purchase of 50,042 shares of common stock at an exercise price of $0.03 per share. The fair value of the warrant, in the amount of $301, has been recorded to additional paid-in capital.

     Prior to the initial issuance of the Series B Preferred, the original Series B Preferred investors advanced amounts to the Company in the form of bridge loans totaling $5,750 bearing interest at an annual rate of 10%. Such advances were repaid with interest in the amount of $16, upon the closing of the initial issuance of the Series B Preferred.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     During the period from July 1997 to September 1997, the Company issued and sold an additional 70,040 shares of the Series B Preferred at $100.00 per share, providing gross proceeds of $7,004 and net proceeds, after deducting expenses, of $6,907.

7. TRANSACTIONS WITH RELATED PARTIES

     On July 17, 1995, the three founders and principal stockholders of the Company entered into an agreement whereby, among other things, each of these stockholders agreed to grant to the other two stockholders the right of first refusal to purchase any shares of the Company's common stock they propose to sell on substantially the same terms as a potential third-party is offering and, upon their death, the right to purchase any or all of their shares of common stock of the Company at the fair market value on the date of death.

     In August 1995, the Company made loans in the amount of $50 to each of its three principal stockholders. The loans bear interest at a rate of 7% per annum. Interest income from such loans amounted to $3, $14, and $8 for the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997, respectively. The loans, and accrued interest thereon, are due on demand.

     On December 4, 1995, the Company entered into employment agreements with each of its three principal stockholders and founders, which expire five years from the date of the agreement. The employment agreements, which provide for base salaries and guaranteed bonuses, contain certain non-compete clauses which are in effect for a period of one year following termination of employment. In the event of termination of employment of any of such principal stockholders following a change in control (as defined in the employment agreements), that has not been approved by the Board of Directors, the principal stockholders will receive a termination payment equal to 2.99 times their respective base salary. On June 2, 1997, the employment agreements were amended by the Company. As a result of these amendments, the expiration dates of the agreements were extended to May 29, 2002.

8. STOCK OPTION, DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

STOCK OPTION PLANS

     In July 1995, the Company adopted a stock option plan (the 'July Plan') which was subsequently terminated by the Company's Board of Directors on October 23, 1995. Pursuant to the July Plan, the Company granted certain employees options to purchase 552,000 shares of the Company's common stock at $0.27 per share. The Company recorded $133 of compensation expense during 1995 related to the grant of such options. As of the date of grant, 65,455 options were exercisable, and none were exercised prior to October 23, 1995, the date on which the July Plan and all options granted pursuant thereto were canceled.

     On October 23, 1995, the Company implemented its 1995 Stock Option Plan (the 'Plan'), whereby incentive and nonqualified options to purchase up to 1,090,909 shares of the Company's common stock may be granted to key employees, directors and consultants. On March 14, 1997, the Board of Directors approved an amendment to the Plan whereby the aggregate number of shares of common stock for which options may be granted under the Plan was increased to 1,636,363. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after ten years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the Plan generally vest in equal installments over periods ranging from one to five years.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Under the Plan, each non-employee director, upon their initial appointment, shall be granted options to purchase 3,273 shares of the Company's common stock at a price equal to its fair market value at the date of grant. Additionally, options to purchase 2,182 shares of the Company's common stock at the then fair market value shall be granted immediately following each annual meeting of the stockholders. These options are exercisable for five years from the date of grant. No such options have yet been granted as of December 31, 1996 and September 30, 1997.

     On June 18, 1997 outstanding employee stock options, with exercise prices ranging from $6.42 to $14.27, to purchase 868,364 shares of common stock were repriced at $6.02 per share, which was the fair market value as determined by the Board of Directors at such date. Outstanding stock options to purchase 109,091 shares of common stock held by an employee who is also a principal stockholder were also repriced on such date from $11.76 to $6.63 per share.

     The following table summarizes activity regarding stock options for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997:

                                                                           SHARES           WEIGHTED-
                                                                           UNDER             AVERAGE
                                                                           OPTION         EXERCISE PRICE
                                                                         ----------       --------------
Options outstanding, December 31, 1994................................       --               --
Options granted at $0.27..............................................      552,000           $ 0.27
Options granted at $6.42..............................................      614,182             6.42
Options cancelled.....................................................     (552,000)            0.27
                                                                         ----------
Options outstanding at December 31, 1995..............................      614,182             6.42
Options granted at $11.00-$11.74......................................      479,127            11.17
Options forfeited at $6.42............................................     (148,364)            6.42
Options forfeited at $11.00...........................................      (35,127)           11.00
                                                                         ----------
Options outstanding at December 31, 1996 at $6.42.....................      465,818             6.42
Options outstanding at December 31, 1996 at $11.00-$11.74.............      444,000            11.19
                                                                         ----------
Total options outstanding at December 31, 1996........................      909,818             8.74
                                                                         ----------
Options granted at $13.48-$14.27......................................      342,905            14.16
Options cancelled at $6.42-$14.27.....................................     (977,455)            9.92
Options re-granted at $6.02-$6.63.....................................      977,455             6.09
Options granted at $6.02..............................................      106,364             6.02
Options forfeited at $6.02-$11.00.....................................     (172,911)            9.48
                                                                         ----------
Options outstanding at September 30, 1997 at $13.48-$14.27............      113,814            13.93

Options outstanding at September 30, 1997 at $6.02-$6.63..............    1,072,362             6.08
                                                                         ----------
Total options outstanding at September 30, 1997.......................    1,186,176             6.83
                                                                         ----------
                                                                         ----------
Exercisable at September 30, 1997.....................................      144,547             9.76
                                                                         ----------
                                                                         ----------

Options available for grant at September 30, 1997.....................      450,187
                                                                         ----------
                                                                         ----------
Weighted average remaining contractual life for options at
  $6.02-$6.63.........................................................          2.4 years
Weighted average remaining contractual life for options at
  $13.48-$14.27.......................................................          2.7 years

     The Company applies Accounting Principles Board Opinion No. 25 'Accounting for Stock Issued to Employees,' and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company was not required to recognize compensation expense for options granted to employees.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Had compensation cost for options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under Financial Accounting Standards No. 123, 'Accounting for Stock Based Compensation,' ('FAS 123'), the Company's net loss for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 would have increased by approximately $35, $529 and $401, respectively.

     The fair values of options granted to employees during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 has been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                 1995       1996       1997
                                                                -------    -------    -------
Dividend yield...............................................      None       None       None
Weighted average risk free interest rate on date of grant....       6.3%       6.3%      6.45%
Forfeitures..................................................      None       None       None
Expected life................................................   5 years    5 years    5 years

DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

     The Company has a defined contribution savings plan (the 'Plan'), which qualifies under Section 401(k) of the Internal Revenue Code, for employees meeting certain service requirements. Participants may contribute up to 10% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the Plan during periods presented. The Company also has a profit sharing plan (the 'PSP') covering substantially all full-time employees. Contributions by the Company to the PSP amounted to $129 and $28 in 1994 and 1996, respectively. There were no contributions to the PSP during 1995 and the nine months ended September 30, 1997.

9. CONCENTRATION OF RISK AND CUSTOMER INFORMATION

     A significant percentage (49%, 58%, 68% and 62% in the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively) of the Company's revenues are derived from domestic third-party financial services companies. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, notes receivable, accounts payable and short-term notes payable. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company is directly affected by the well being of the financial services industry; however, the Company does not believe significant credit risk exists at September 30, 1997. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality required by the Company, are available only from a limited number of sources. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. There can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost, or at all.

     The network-based information management systems sold by the Company are provided by one manufacturer for whom the Company serves as a value-added reseller. Termination or loss of the Company's agreement with this manufacturer may have a material adverse impact on the Company's financial position and results of operations.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 a single customer accounted for 25%, 28%, 30% and 49% of net revenues, respectively. For the years ended December 31, 1994, 1995 and 1996 a second customer accounted for 11%, 15% and 13% of net revenues, respectively. For the year ended December 31, 1995 a third customer accounted for 10% of net revenues.

10. INCOME TAXES

     The Company has incurred losses during 1995, 1996 and the nine months ended September 30, 1997, which have generated net operating loss carryforwards of approximately $15,272 at September 30, 1997, for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2011 through 2012 for federal income tax purposes. At September 30, 1997 the Company also had research and development tax credit carryforwards in the amount of $87 which expire in 2001. These losses and credits are subject to limitation on future years utilization should certain ownership changes occur.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $7,486 at September 30, 1997. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured including continued market acceptance of the Company's products and services by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $7,486 at September 30, 1997, respectively, to offset the deferred tax benefit amount.

     Significant components of the noncurrent deferred tax assets at December 31, 1994, 1995, 1996 and September 30, 1997 are as follows:

                                                                                DECEMBER 31,
                                                                              -----------------     SEPTEMBER 30,
                                                                              1995       1996           1997
                                                                              -----     -------     -------------
Deferred tax assets:
     Accounts receivable reserves.........................................    $ 142     $   185        $   232
     Net operating loss...................................................       70       3,296          6,872
     Accruals.............................................................       48         245            409
     Research and development credits.....................................     --         --                87
                                                                              -----     -------     -------------
          Total deferred tax assets.......................................      260       3,726          7,600
                                                                              -----     -------     -------------
Deferred tax liabilities:
     Depreciation.........................................................      (47)       (117)           (76)
     Other................................................................     --           (38)           (38)
                                                                              -----     -------     -------------
          Total deferred tax liabilities..................................      (47)       (155)          (114)
                                                                              -----     -------     -------------
Net deferred tax asset....................................................      213       3,571          7,486
Less: valuation allowance.................................................     --        (3,296)        (7,486)
                                                                              -----     -------     -------------
Deferred tax asset, net...................................................    $ 213     $   275        $--
                                                                              -----     -------     -------------
                                                                              -----     -------     -------------

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The components of the provision (benefit) for income taxes are as follows:

                                                                                                     NINE MONTHS
                                                                       YEAR ENDED DECEMBER 31,          ENDED
                                                                      -------------------------     SEPTEMBER 30,
                                                                      1994      1995      1996          1997
                                                                      -----     -----     -----     -------------
Current taxes
     Federal.......................................................   $ 158      --       $(148)       --
     State and city................................................     134     $  15      --          --
                                                                      -----     -----     -----        ------
          Total current taxes......................................     292        15      (148)       --
                                                                      -----     -----     -----        ------
Deferred taxes
     Federal.......................................................      (2)     (114)      (51)        $ 174
     State and city................................................      (1)      (84)      (11)           82
                                                                      -----     -----     -----        ------
          Total deferred taxes.....................................      (3)     (198)      (62)          256
                                                                      -----     -----     -----        ------
Provision (benefit) for income taxes...............................   $ 289     $(183)    $(210)        $ 256
                                                                      -----     -----     -----        ------
                                                                      -----     -----     -----        ------

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income (loss) tax rate to income before taxes as follows:

                                                                             YEAR ENDED                NINE MONTHS
                                                                            DECEMBER 31,                  ENDED
                                                                     ---------------------------      SEPTEMBER 30,
                                                                     1994       1995       1996           1997
                                                                     -----      -----      -----      -------------
Federal income tax statutory rate.................................    35.0%     (35.0%)    (35.0%)        (35.0%)
State income taxes, net of federal tax benefit....................    14.8       (7.2)      (9.6)         (10.7)
Stock compensation................................................    --          7.4       --           --
Other nondeductible items.........................................    --          5.4        2.1            1.2
Valuation allowance...............................................    --         --         40.0           47.4
                                                                     -----      -----      -----         ------
Income tax rate as recorded.......................................    49.8%     (29.4%)     (2.5%)          2.9%
                                                                     -----      -----      -----         ------
                                                                     -----      -----      -----         ------

11. COMMITMENTS

LEASES

     Future minimum payments under non-cancelable operating leases, which primarily relate to network capacity and office space, with initial or remaining terms of one year or more, consist of the following as of September 30, 1997:

                             YEAR
---------------------------------------------------------------
1998...........................................................   $ 1,703
1999...........................................................     1,350
2000...........................................................     1,132
2001...........................................................     1,093
2002...........................................................     1,143
2003 and thereafter............................................     3,904
                                                                  -------
                                                                  $10,325
                                                                  -------
                                                                  -------

     Rent expense amounted to $112, $210 and $584 for 1994, 1995 and 1996, respectively, and $550 for the nine months ended September 30, 1997.

                                 ICON CMT CORP.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD
                           ENDED SEPTEMBER 30, 1996)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

OTHER

     In February 1997, the Company entered into an agreement to purchase interexchange telecommunications services through February 29, 2000. Pursuant to this agreement the Company has a monthy commitment, before discounts, of $50. These purchase commitments are not expected to exceed usage requirements in any of the months covered by the agreement.

     At September 30, 1997 trade payables to a vendor in the amount of $2,614 were secured by substantially all of the assets of the Company. The security agreement is subordinated to the security interests of a lending institution in connection with a secured line of credit (Note 5).

12. INITIAL PUBLIC OFFERING AND PRO FORMA PRESENTATION

     On October 16, 1997, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the 'IPO') pursuant to the Securities Act of 1933. In connection with the IPO, on October 16, 1997 the Company's Board of Directors approved a 1-for-2.75 reverse stock split to be applicable to all issued and outstanding shares of the Company's common stock, which split became effective on December 15, 1997. All common shares, stock options, warrants and related per share data, reflected in the accompanying financial statements and notes thereto, have been presented as if the stock split had occurred on January 1, 1994. In addition the Board of Directors has approved an increase in the shares available for grant under the Plan from 1,636,364 to 2,181,818. Such increase will be effective only upon completion of the initial public offering.

     Upon the closing of the IPO, all outstanding shares of Series A and Series B Preferred Stock will automatically convert into an aggregate of 4,629,831 shares of common stock. The pro forma effects of this conversion have been reflected in unaudited pro forma stockholders' equity at September 30, 1997 and pro forma earnings per share for the year ended December 31, 1996 and the nine months ended September 30, 1997.

     Upon consummation of the IPO, the agreement among the three founders and principal stockholders of the Company (Note 7) will be terminated.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

__________________________________            __________________________________

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
Prospectus Summary...............................................................................................     3
Risk Factors.....................................................................................................     9
Use of Proceeds..................................................................................................    21
Dividend Policy..................................................................................................    21
Dilution.........................................................................................................    22
Capitalization...................................................................................................    23
Selected Financial Data..........................................................................................    24
Management's Discussion and Analysis of Financial Condition and Results of Operations............................    25
Business.........................................................................................................    35
Management.......................................................................................................    50
Certain Transactions.............................................................................................    56
Principal and Selling Stockholders...............................................................................    57
Description of Capital Stock.....................................................................................    59
Shares Eligible For Future Sale..................................................................................    62
Certain United States Federal Tax Consequences to Non-U.S. Holders...............................................    63
Underwriting.....................................................................................................    65
Notice to Canadian Residents.....................................................................................    67
Legal Matters....................................................................................................    68
Experts..........................................................................................................    68
Available Information............................................................................................    68
Glossary.........................................................................................................    69
Index to Financial Statements....................................................................................   F-1

                            ------------------------
  UNTIL                , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING)
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                3,850,000 Shares
                                  Common Stock
                               ($.001 par value)

                                   PROSPECTUS

                           CREDIT SUISSE FIRST BOSTON
                                  BANCAMERICA
                               ROBERTSON STEPHENS

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

__________________________________            __________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholder.

Securities and Exchange Commission registration fee.........................................   $ 18,783
NASD filing fee.............................................................................      6,699
Nasdaq listing fees.........................................................................     50,000
Legal fees and expenses.....................................................................    200,000
Accounting fees and expenses................................................................    200,000
Transfer agent fees.........................................................................      2,000
Printing and engraving expenses.............................................................    350,000
Miscellaneous...............................................................................     22,518
                                                                                               --------
     Total..................................................................................   $850,000
                                                                                               --------
                                                                                               --------

ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     Section 145 of the General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     Article Eleventh of the Restated Certificate of Incorporation provides that the registrant shall indemnify any and all persons to the fullest extent permitted by the General Corporation Law of Delaware.

     Section 7 of the Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the Selling Stockholders for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

     The Company maintains a directors and officers liability insurance policy with Rock River Insurance Company. The policy insures the directors and officers of the Company against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts. The policy provides combined limit of liability of $5,000,000 per policy year for both directors' and officers' liability coverage at an annual premium of $90,000.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) On May 30, 1997, the registrant effected a 6 for 1 stock split of its Common Stock. For each share of Common Stock outstanding on May 30, 1997, the holder thereof received six shares of Common Stock.

     (b) In January 1996, the Company sold 422,607 shares of Series A Convertible Participating Preferred Stock, par value $.01 per share ('Series A Preferred Stock'), at $23.33 per share, each of which is convertible into shares of Common Stock at a price of $6.02 per share, and issued between

January and March 1996 five-year warrants to purchase 15,635 shares of Common Stock at an exercise price of $.01 per share.

     Between May 1997 and September 1997, the Company sold 180,240 shares of 10% PIK Series B Convertible Participating Preferred Stock, par value $.01 per share ('Series B Preferred Stock'), at $100.00 per share, each of which is convertible into shares of Common Stock at a price of $6.02 per share and between March 1997 and September 1997 issued ten-year warrants to purchase 880,710 shares of Common Stock at an exercise price of $6.02 per share and 52,544 shares of Common Stock at an exercise price of $.0275 per share.

     The issuance of securities set forth in (a) above is believed by the registrant to be exempt from registration under the Securities Act of 1933 in reliance upon Section 3(a)(9) of such Act. The issuance of securities set forth in (b) above is believed by the registrant to be exempt from registration in reliance upon Section 4(2) of such Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:

             The following exhibits are filed as part of this registration statement:


  EXHIBIT
   NUMBER                                                     DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------------
      1.1*    -- Form of Underwriting Agreement.
      3.1*    -- Form of Restated Certificate of Incorporation of the registrant.
      3.2*    -- Form of Restated By-laws of the registrant.
      4.1*    -- Specimen Copy of Stock Certificate for shares of Common Stock of the registrant.
      4.2*    -- Form of Investors' Rights Agreement between the registrant and each of the holders of its Series A
                 Convertible Participating Preferred Stock.
      4.3*    -- Form of Registration Rights Agreement between the registrant and each of the holders of its 10% PIK
                 Series B Convertible Participating Preferred Stock.
      4.4*    -- Form of warrant with certain registration rights of the registrant.
      5.1*    -- Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the securities being registered.
     10.1*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Scott A. Baxter, as amended.
     10.2*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Richard M. Brown, as amended.
     10.3*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Scott Harmolin, as amended.
     10.4*    -- Employment Agreement dated February 1997 between the registrant and Frank C. Cicio, Jr.
     10.5*    -- Employment Agreement dated March 21, 1997 between the registrant and Kenneth J. Hall.
     10.6*    -- 1995 Stock Option Plan of the registrant.
     10.7*    -- Form of Stock Option Contract granted to employees of the registrant.
     10.8*    -- Form of Stock Option Contract of the registrant granted to executive officers certain and key employees of the registrant.
     10.9*    -- Lease dated November 3, 1995 between the registrant and Hartz-PW Tower B Limited Partnership as supplemented on November 15, 1995.
     10.10*   -- Financing Agreement dated August 13, 1996 between the registrant and The CIT Group/Business Credit, Inc.
     10.11*   -- Master Service Agreement dated June 29, 1995 between the registrant and MFS Datanet, Inc. (the 'MFS
                 Agreement').
     10.12*   -- Addendum No. 1 dated June 29, 1995 to the MFS Agreement. Confidential treatment has been sought as to various portions of this exhibit. Such portions have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.
     10.13*   -- Modification Agreement to Addendum No. 1 to the MFS Agreement.
     10.14*   -- Indirect Value Added Reseller Agreement dated November 2, 1992 between the registrant and Sun
                 Microsystems Computer Company, as amended through December 13, 1996.
     10.15*   -- Master Value Added Reseller Agreement as amended through October 31, 1996 between the registrant and
                 Cisco Systems Inc.
     10.16*   -- Global Service Provider Agreement dated October 17, 1997 between the registrant and Bell Atlantic
                 Internet Solutions, Inc.
     10.17*   -- Application for Data Services dated February 11, 1997 between the registrant and WorldCom Inc.
     10.18*   -- Interconnection Agreement effective as of August 18, 1997 between the registrant and UUNET Technologies,
                 Inc.

  EXHIBIT
   NUMBER                                                     DESCRIPTION
------------  -----------------------------------------------------------------------------------------------------------
     10.19*   -- Intercreditor Agreement dated August 13, 1996 among the registrant, The CIT Group/Business Credit, Inc.
                 and Access Graphics, Inc.
     11.1     -- Computation of pro forma per share earnings.
     23.1     -- Consent of Price Waterhouse LLP.
     23.2*    -- Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1)
     24.1*    -- Power of Attorney.
     27.1     -- Financial Data Schedule.


------------




* Previously filed.


     (b) Financial Statement Schedules, and Reports of Independent Accountants.

     The following financial statement schedule of the registrant is filed herewith:

        (b) SCHEDULE

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.
     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.
     The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of February, 1998.


                                          Icon CMT Corp.

                                          By:         /S/ SCOTT A. BAXTER
                                             ...................................
                                                      SCOTT A. BAXTER
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                           AND
                                             CHAIRMAN OF THE BOARD OF DIRECTORS

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURES                                     TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------
           /S/ SCOTT A. BAXTER              President, Chief Executive Officer and          February 11, 1998
 .........................................    Chairman of the Board of Directors
            (SCOTT A. BAXTER)                 (Principal Executive Officer)

           /S/ RICHARD M. BROWN             Vice President -- Information Technologies,     February 11, 1998
 .........................................    Secretary and Director
            (RICHARD M. BROWN)

            /S/ SCOTT HARMOLIN              Senior Vice President, Chief Technology         February 11, 1998
 .........................................    Officer, and Director
             (SCOTT HARMOLIN)

           /S/ KENNETH J. HALL              Senior Vice President, Chief Financial          February 11, 1998
 .........................................    Officer and Treasurer (Principal Financial
            (KENNETH J. HALL)                 Officer and Principal Accounting Officer)

            /S/ SAMUEL A. PLUM              Director                                        February 11, 1998
 .........................................
             (SAMUEL A. PLUM)



                      *                     Director                                        February 11, 1998
 .........................................
            (WAYNE B. WEISMAN)


      * By      /S/ SCOTT A. BAXTER
           ...............................
            (SCOTT A. BAXTER)
             ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                                 ICON CMT CORP.
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                                          ADDITIONS
                                                                   ------------------------
                                                     BALANCE AT    CHARGED TO    CHARGED TO                  BALANCE AT
                                                     BEGINNING     COSTS AND       OTHER                       END OF
                                                     OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS      PERIOD
                                                     ----------    ----------    ----------    ----------    ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
     Year ended December 31, 1994.................     $   22        $   81        --            --            $  103
     Year ended December 31, 1995.................        103           225        --            --               328
     Year ended December 31, 1996.................        328           109        --            --               437
     Nine months ended September 30, 1997.........        437            79        --            --               516

VALUATION RESERVE -- DEFERRED TAX ASSETS
     Year ended December 31, 1994.................      --            --           --            --             --
     Year ended December 31, 1995.................      --            --           --            --             --
     Year ended December 31, 1996.................      --            3,296        --            --             3,296
     Nine months ended September 30, 1997.........      3,296         4,190        --            --             7,486

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                                                 DESCRIPTION                                               PAGE
------------  ---------------------------------------------------------------------------------------------------   ----
      1.1*    -- Form of Underwriting Agreement.
      3.1*    -- Form of Restated Certificate of Incorporation of the registrant.
      3.2*    -- Form of Restated By-laws of the registrant.
      4.1*    -- Specimen Copy of Stock Certificate for shares of Common Stock of the registrant.
      4.2*    -- Form of Investors' Rights Agreement between the registrant and each of the holders of its Series
                 A Convertible Participating Preferred Stock.
      4.3*    -- Form of Registration Rights Agreement between the registrant and each of the holders of its 10%
                 PIK Series B Convertible Participating Preferred Stock.
      4.4*    -- Form of warrant with certain registration rights of the registrant.
      5.1*    -- Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of the securities being registered.
     10.1*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Scott A. Baxter, as amended.
     10.2*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Richard M. Brown, as amended.
     10.3*    -- Employment Agreement dated as of December 4, 1995 between the registrant and Scott Harmolin, as amended.
     10.4*    -- Employment Agreement dated February 1997 between the registrant and Frank C. Cicio, Jr.
     10.5*    -- Employment Agreement dated March 21, 1997 between the registrant and Kenneth J. Hall.
     10.6*    -- 1995 Stock Option Plan of the registrant.
     10.7*    -- Form of Stock Option Contract granted to employees of the registrant.
     10.8*    -- Form of Stock Option Contract granted to executive officers and certain key employees of the registrant.
     10.9*    -- Lease dated November 3, 1995 between the registrant and Hartz-PW Tower B Limited Partnership as supplemented on November 15, 1995.
     10.10*   -- Financing Agreement dated August 13, 1996 between the registrant and The CIT Group/Business
                 Credit, Inc.
     10.11*   -- Master Service Agreement dated June 29, 1995 between the registrant and MFS Datanet, Inc. (the
                 'MFS Agreement').
     10.12*   -- Addendum No. 1 dated June 29, 1995 to the MFS Agreement. Confidential treatment has been sought as to various portions of this exhibit. Such portions have been omitted pursuant to a request for confidential treatment with the Securities and Exchange Commission.
     10.13*   -- Modification Agreement to Addendum No. 1 to the MFS Agreement.
     10.14*   -- Indirect Value Added Reseller Agreement dated November 2, 1992 between the registrant and Sun
                 Microsystems Computer Company, as amended through December 13, 1996.
     10.15*   -- Master Value Added Reseller Agreement as amended through October 31, 1996 between the registrant and Cisco Systems Inc.
     10.16*   -- Global Service Provider Agreement dated October 17, 1997 between the registrant and Bell
                 Atlantic Internet Solutions, Inc.
     10.17*   -- Application for Data Services dated February 11, 1997 between the registrant and WorldCom Inc.
     10.18*   -- Interconnection Agreement effective as of August 18, 1997 between the registrant and UUNET
                 Technologies, Inc.
     10.19*   -- Intercreditor Agreement dated August 13, 1996 among the registrant, The CIT Group/Business
                 Credit, Inc. and Access Graphics, Inc.
     11.1     -- Computation of pro forma per share earnings.
     23.1     -- Consent of Price Waterhouse LLP.
     23.2*    -- Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1)
     24.1*    -- Power of Attorney.
     27.1     -- Financial Data Schedule.


------------


* Previously filed.


                          STATEMENT OF DIFFERENCES
                          ------------------------

  The checkmark shall be expressed as...................................  'ch'
  The trademark symbol shall be expressed as............................  'tm'